Exhibit 10.11

AMENDMENT AND RESTATEMENT AGREEMENT

dated 24 November 2004

INMARSAT GROUP HOLDINGS LIMITED
(formerly called Duchessgrove Limited)
as the Company

and

BARCLAYS BANK PLC
as Senior Agent

RELATING TO A SENIOR FACILITY AGREEMENT DATED

10 October 2003

as amended pursuant to Amendment Letters dated
 2 December 2003, 30 December 2003, 5 February 2004 and 8 April 2004

CONTENTS

CLAUSE

1.	Definitions and interpretation
2.	Conditions precedent
3.	Representations
4.	Amendment
5.	Transaction expenses and fees
6.	Miscellaneous
7.	Governing law

THE SCHEDULES

SCHEDULE

SCHEDULE 1 Conditions precedent
SCHEDULE 2 Form of Amended Agreement

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THIS AGREEMENT is dated 24 November 2004 and made between:

(1)                                  INMARSAT GROUP HOLDINGS LIMITED (formerly called Duchessgrove Limited), a company incorporated in England and Wales with registered number 4886072 (the “Company”) (for itself and as duly authorised agent for and on behalf of the Obligors); and

(2)                                  BARCLAYS BANK PLC as agent of the Senior Finance Parties (the “Senior Agent”).

IT IS AGREED as follows:

1.                                       DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

“Amended Agreement” means the Original Senior Facility Agreement, as amended and restated in the form set out in Schedule 2 (Form of Amended Agreement).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Effective Date” means the date of the notification by the Senior Agent under Clause 2 (Conditions precedent).

“Original Senior Facility Agreement” means the Senior Facility Agreement dated 10 October 2003 between the Company, Newco, the Original Obligors, the Mandated Lead Arrangers, the Bookrunners, the Original Lenders, Barclays Bank PLC (as Agent and Security Trustee) and Barclays Bank PLC (as Issuing Bank) as amended pursuant to Amendment Letters dated 2 December 2003, 30 December 2003, 5 February 2004 and 8 April 2004.

“Senior Discount Notes Memorandum” means a memorandum prepared by Clifford Chance LLP describing the intercreditor terms applicable to the Senior Discount Notes.

1.2           Incorporation of defined terms

(a)                                  Unless a contrary indication appears, a term defined in the Original Senior Facility Agreement has the same meaning in this Agreement.

(b)                                 The principles of construction set out in the Original Senior Facility Agreement shall have effect as if set out in this Agreement.

1.3           Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.

1.4           Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5           Designation

In accordance with the Original Senior Facility Agreement, each of the Company and the Senior Agent designate this Agreement as a Senior Finance Document.

1.6           Acknowledgement

(a)           The Company executes this Agreement for itself and as duly authorised agent for and on behalf of the Obligors in accordance with Clause 2.3 (Company as Obligor’s agent) and paragraph (a) of Clause 38.1 (Required consents) of the Original Senior Facility Agreement.

(b)           The Agent executes this Agreement in its capacity as Agent and for and on behalf of the Senior Finance Parties in accordance with paragraph (b) of Clause 38.1 (Required consents) of the Original Senior Facility Agreement.

2.             CONDITIONS PRECEDENT

The provisions of Clause 4 (Amendment) shall be effective only if the Agent has received all the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and each other Senior Finance Party promptly upon being so satisfied.

3.             REPRESENTATIONS

(a)           The Company and each Obligor makes the Repeating Representations, by reference to the facts and circumstances then existing on:

(i)                                     the date of this Agreement; and

(ii)                                  the Effective Date,

but as if references in Clause 22 (Representations) of the Original Senior Facility Agreement were instead to this Agreement and, on the Effective Date, to the Amended Agreement.

(b)           In addition, on the date of this Agreement, the Company and each Obligor represents and warrants to each Senior Finance Party that the Senior Discount Notes Memorandum is a true and accurate description in all material respects of the intercreditor arrangements relating to the Senior Discount Notes.

4.             AMENDMENT

4.1           Amendment

With effect from the Effective Date the Original Senior Facility Agreement shall be amended and restated in the form set out in Schedule 2 (Form of Amended Agreement).

4.2           Continuing obligations

The provisions of the Original Senior Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

5.             TRANSACTION EXPENSES AND FEES

(a)                                  The Company shall within three Business Days of demand reimburse the Agent for the amount of all costs and expenses (including reasonable legal fees) incurred by the Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

(b)           The Company shall on the date of this Agreement and in relation to each Lender which has consented to the amendments to the Original Senior Facility Agreement effected hereby prior to 5.00pm on 23 November 2004 (each a “Consenting Lender”), pay to the Agent (for the account of each Consenting Lender) a fee in dollars computed at the rate of 0.15 per cent. of the amount

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of that Consenting Lender’s Commitment under each Facility as at 5.00pm on 10 November 2004.

6.             MISCELLANEOUS

6.1           Incorporation of terms

The provisions of Clause 34 (Notices) and Clause 41 (Enforcement) of the Original Senior Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2           Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.             GOVERNING LAW

This Agreement is governed by English law.

This Agreement has been entered into as a deed on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT

1.                                       Obligors

A copy of the constitutional documents of each Obligor or a certificate of an authorised signatory of each relevant Obligor certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Senior Facility Agreement have not been amended and remain in full force and effect.

2.                                       Other documents and evidence

(a)           Evidence that the costs and expenses then due from the Company pursuant to Clause 5 (Transaction expenses) have been paid.

(b)           A copy of the Senior Discount Notes Memorandum.

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SCHEDULE 2

FORM OF AMENDED AGREEMENT

5

SIGNATURES

The Company

SIGNED by		/s/ RICHARD MEDLOCK

for and on behalf of INMARSAT GROUP HOLDINGS LIMITED for itself and as duly authorised agent for and on behalf of the Obligors:

Address :	99 City Road
London
EC1Y 1AX

Fax No:	020 7600 5555

Attention:	Company secretaries (with a copy to Matthew Layton)

The Agent
in its capacity as Agent and for and on behalf of each other Senior Finance Party

SIGNED by		/s/ NILMANI TILAKAPALA
for and on behalf of BARCLAYS BANK PLC

Address :	5 North Colonnade
Canary Wharf
London
E14 5BB

Fax No:	020 7773 4893

Attention:	Frank Rogers

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$975,000,000

SENIOR FACILITY AGREEMENT

dated 10 October 2003

(as amended and restated pursuant to an amendment and restatement agreement dated 24 November 2004)

for

INMARSAT GROUP HOLDINGS LIMITED
(FORMERLY CALLED DUCHESSGROVE LIMITED

and

INMARSAT INVESTMENTS LIMITED
(FORMERLY CALLED GRAPECLOSE LIMITED)

arranged by
BARCLAYS CAPITAL
CREDIT SUISSE FIRST BOSTON
and
THE ROYAL BANK OF SCOTLAND plc

with
BARCLAYS CAPITAL
CREDIT SUISSE FIRST BOSTON

and
THE ROYAL BANK OF SCOTLAND plc
acting as Bookrunners
BARCLAYS BANK PLC
acting as Agent

BARCLAYS BANK PLC
acting as Security Trustee
and

BARCLAYS BANK PLC

acting as Issuing Bank

Note: This Agreement is entered into on the basis that it will have the benefit of and be subject to the terms of the Intercreditor Agreement.

CONTENTS

CLAUSE

SECTION 1 INTERPRETATION
1.	Definitions and interpretation
SECTION 2 THE FACILITIES
2.	The Facilities
3.	Purpose
4.	Conditions of Utilisation
SECTION 3 UTILISATION
5.	Utilisation – Loans
6.	Utilisation – Letters of Credit and Bank Guarantees
7.	Letters of Credit and Bank Guarantees
8.	Optional Currencies
9.	Ancillary Facilities
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION
10.	Repayment of Loans
11.	Prepayment and cancellation
SECTION 5 COSTS OF UTILISATION
12.	Interest
13.	Interest Periods
14.	Changes to the calculation of interest
15.	Fees
SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS
16.	Tax gross-up and indemnities
17.	Increased Costs
18.	Other indemnities
19.	Mitigation by the Lenders
20.	Costs and expenses
SECTION 7 GUARANTEE AND SECURITY
21.	Guarantee and indemnity
SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
22.	Representations
23.	Information undertakings
24.	Financial Covenants
25.	General undertakings
26.	Events of Default

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SECTION 9 CHANGES TO PARTIES
27.	Changes to the Lenders
28.	Changes to the Obligors
SECTION 10 THE SENIOR FINANCE PARTIES
29.	Role of the Agent, the Mandated Lead Arrangers and the Bookrunners
30.	Conduct of business by the Senior Finance Parties
31.	Sharing among the Senior Finance Parties
SECTION 11 ADMINISTRATION
32.	Payment mechanics
33.	Set-off
34.	Notices
35.	Calculations and certificates
36.	Partial Invalidity
37.	Remedies and waivers
38.	Amendments and waivers
39.	Counterparts
SECTION 12 GOVERNING LAW AND ENFORCEMENT
40.	Governing law
41.	Enforcement
THE SCHEDULE SIGNATURE PAGE

SCHEDULE 1 The Original Parties
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Requests
SCHEDULE 4 Mandatory Cost formulae
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Accession Letter
SCHEDULE 7 Form of Compliance Certificate
SCHEDULE 8 Timetables
SCHEDULE 9 Form of Letter of Credit
SCHEDULE 10 Form of Bank Guarantee

ii

THIS AGREEMENT is dated 10 October 2003 and made between:

(1)           INMARSAT GROUP HOLDINGS LIMITED (FORMERLY CALLED DUCHESSGROVE LIMITED), a company incorporated in England and Wales with registered number 4886072 (the “Company”);

(2)           INMARSAT INVESTMENTS LIMITED (FORMERLY CALLED GRAPECLOSE LIMITED), a company incorporated in England and Wales with registered number 4886096 (“Newco”);

(3)           THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(4)           THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(5)           BARCLAYS CAPITAL, CREDIT SUISSE FIRST BOSTON and THE ROYAL BANK OF SCOTLAND plc (whether acting individually or together, the “Mandated Lead Arrangers”);

(6)           BARCLAYS CAPITAL, CREDIT SUISSE FIRST BOSTON and THE ROYAL BANK OF SCOTLAND plc (whether acting individually or together, the “Bookrunners”);

(7)           HE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(8)           BARCLAYS BANK PLC as agent of the other Senior Finance Parties (the “Agent”);

(9)           BARCLAYS BANK PLC as security trustee and security agent for the Finance Parties (the “Security Trustee”); and

(10)         BARCLAYS BANK PLC as issuer of letters of credit and/or bank guarantees (the “Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Agent gives a notice under Clause 26.21 (Acceleration).

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accountants’ Report” means the accounting, pensions and taxation report by PricewaterhouseCoopers relating to the Acquired Group.

“Accounting Month” means each period of approximately 30 days ending on the last day of each calendar month in any financial year of the Company.

“Accounting Quarter” means each of the periods of approximately 13 weeks in any financial year of the Company the first of which commences on 1 January in each such financial year and the last of which ends on 31 December.

“Acquired Group” means the Target and its Subsidiaries.

“Acquired Group Member” means the Target, Inmarsat (IP) Company limited (a company incorporated in England and Wales with registered number 3930467), and any member of the Acquired Group which is a Material Subsidiary.

“Acquisition” means the acquisition by Newco of the entire newly issued share capital of the Target pursuant to the Scheme of Arrangement.

“Acquisition Costs” means all costs, commissions, fees and expenses (and Tax on them) and all stamp duty, registration and other similar Tax incurred by or on behalf of Newco, any other member of the Group and/or the Acquired Group in connection with the Acquisition, its financing, refinancing and/or the Facilities, the hedging arrangements to be effected in accordance with the Hedging Policy relating to the Facilities, the Bridge Facility, the High Yield Notes Finance Documents and/or the Transaction Documents as set out in the summary of acquisition costs provided to the Mandated Lead Arrangers.

“Additional Borrower” means a company which becomes an additional borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an additional guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional High Yield Inter-Company Loan Agreement” means the agreement to be entered into on or about the date on which the Additional High Yield Notes are issued between the High Yield Notes Issuer and Newco on terms substantially the same as the Original High Yield Inter-Company Loan Agreement and consistent with the Intercreditor Agreement pursuant to which the High Yield Notes Issuer will make a loan, subordinated to the Senior Finance Documents, to Newco on (or around) the date on which the Additional High Yield Notes are issued for the purpose of indirectly funding DDBCo’s redemption or purchase of up to $100,000,000 in principal amount outstanding of Subordinated Preference Certificates and up to $5,000,000 of fees and expenses associated therewith.

“Additional High Yield Notes” means the high yield notes of up to $105,000,000 in principal amount due 30 June 2012 to be issued by the High Yield Notes Issuer on substantially similar terms as the Original High Yield Notes pursuant to Section 2.13 (Further Issues) of the High Yield Notes Indenture and consistent with the Intercreditor Agreement for the purposes of indirectly funding DDBCo’s redemption or purchase of up to $100,000,000 in principal amount outstanding of Subordinated Preference Certificates, together with fees and expenses associated therewith of up to $5,000,000.

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Form” means a document that:

(a)                                  is in a form initialled by or on behalf of Newco and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)                                 if not falling within paragraph (a) above, is in form and substance satisfactory to the Agent (acting reasonably).

“Airia Dispute” means the dispute between the Target and APR Limited in relation to Airia Limited and Airia Services Limited referred to in the Due Diligence Report.

“Amendment and Restatement Agreement” means the amendment and restatement agreement relating to this Agreement dated 24 November 2004.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility and authorised under Clause 9 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement or pursuant to the terms of such Ancillary Facility.

“Ancillary Facility” means an ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Facility Document” means a document setting out the terms of an Ancillary Facility, any instrument evidencing any Ancillary Outstandings under that Ancillary Facility and any other hedging or derivative document relating to that Ancillary Facility.

“Ancillary Facility Request” means a notice substantially in the form set out in Part IV of Schedule 3 (Requests).

“Ancillary Lender” means a Lender which agrees to make available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means (without double counting), at any time and in relation to an Ancillary Facility, the aggregate (calculated in the Base Currency) of the following amounts outstanding at that time under that Ancillary Facility:

(a)                                  all amounts of (or equivalent to) principal then outstanding under any overdraft, cheque clearing, automatic payment or other current account facility after netting any credit balance which the applicable Ancillary Lender may have set off against such principal;

(b)                                 the maximum potential liability under all guarantees, bonds and letters of credit issued under that Ancillary Facility save to the extent that cash cover in respect of such potential liability has been provided to the relevant Ancillary Lender;

(c)                                  in relation to any derivative transaction entered into for protection against or benefit from fluctuation in any rate or price, such amount as fairly represents the aggregate exposure of the Ancillary Lender under that Ancillary Facility; and

(d)                                 in relation to any other Ancillary Facility, such other amount as fairly represents the aggregate exposure of the Ancillary Lender under that Ancillary Facility,

in each case determined by the relevant Ancillary Lender in accordance with its usual practice at that time for calculating its exposure under similar facilities or transactions (acting reasonably).

For the purposes of this definition:

(i)                                     in relation to any utilisation denominated in the Base Currency, the amount of that utilisation (determined as described in paragraphs (a) to (d) above) shall be used; and

(ii)                                  in relation to any utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Facility Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent (acting reasonably) in the Base Currency of the amount of that utilisation (determined as described in paragraphs (a) to (d) above) shall be used.

“Announcement Date” means the date on which the Press Release is issued.

“Apax” means Apax Partners Worldwide LLP.

“Applicable Accounting Principles” means GAAP and practices and financial reference periods used in the Financing Case.

“Approved Hedging Bank” means:

(a)                                  in relation to any hedging arrangements where there is no ongoing liability of the relevant member of the Group, any bank or financial institution; and

(b)                                 in relation to any other hedging arrangements other than those referred to in paragraph (a) above, any Senior Finance Party or Bridge Facility Finance Party.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration (including any relevant landlord consent’s to create security or to lease any property, any registration on the International Telecommunication Union’s Master International Frequency Register and any licence or authorisation required under the Outer Space Act 1986, the Wireless Telegraphy Act 1949 or the Communications Act 2003 (and any equivalent or analogous laws in any relevant jurisdiction)).

“Availability Period” means:

(a)                                  in relation to each Term Facility, the period from and including the date of this Agreement to the earlier of (i) the date falling 180 days after the date of this Agreement and (ii) the date falling 14 days after the Completion Date;

(b)                                 in relation to the Capex Facility, the period from and including the Completion Date to and including the date falling three years from the Completion Date; and

(c)                                  in relation to the Revolving Facility, the period from date of signing of this Agreement to and including the date falling one month prior to the Termination Date applicable to the Revolving Facility.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)                                  the Base Currency Amount of its participation in any outstanding Utilisations under that Facility;

(b)                                 in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date; and

(c)                                  in the case of the Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date of that Revolving Facility, plus, in relation to the Revolving Facility only:

(i)                                     its participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)                                  the amount of that Lender’s Ancillary Commitment (if any) to the extent that it is due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Guarantee” means a bank guarantee issued or to be issued by the Issuing Bank under the Revolving Credit Facility substantially in the form set out in Schedule 10 (Form of Bank Guarantee) or in such other form requested by a Borrower which is acceptable to the Agent (with the prior consent of the Majority Revolving Lenders) and the Issuing Bank.

“Base Currency” means dollars.

“Base Currency Amount” means:

(a)                                  in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) and in the case of a Letter of Credit or Bank Guarantee, as adjusted under Clause 6.8 (Revaluation of Letters of Credit or Bank Guarantees) on 30 June and 31 December in each year; and

(b)                                 in relation to an Ancillary Commitment, the amount specified in the notice delivered to the Agent by Newco pursuant to paragraph (b)(vi) of Clause 9.3 (Request for Ancillary Facilities),

adjusted to reflect any repayment, prepayment, consolidation or division of the Utilisation or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Bondco” means a public limited company to be incorporated in England and Wales as a wholly owned direct subsidiary of Midco.

“Borrower” means an Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest (excluding the Margin and Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant lnterbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facility” means a $365,000,000 subordinated bridge facility made, or to be made, available under the Bridge Facility Agreement.

“Bridge Facility Agent” means the “Agent” as defined in the Bridge Facility Agreement.

“Bridge Facility Agreement” means the $365,000,000 subordinated bridge agreement dated on or about the date of this Agreement and made between (among others) the Company, Newco, the Bridge Facility Arrangers, the Bridge Facility Agent, the Bridge Facility Lenders and the Security Trustee setting out the terms and conditions on which the Bridge Facility Outstandings will be made available to Newco.

“Bridge Facility Arrangers” means Barclays Capital, Credit Suisse First Boston and The Royal Bank of Scotland plc.

“Bridge Facility Fee Letter” means any letter or letters dated before or on or about the date of the Bridge Facility Agreement between the Bridge Facility Arrangers and Newco setting out any of the fees referred to in the Bridge Facility Agreement.

“Bridge Facility Finance Documents” means the Bridge Facility Agreement, any guarantor or borrower accession letter under the Bridge Facility Agreement, the Bridge Facility Fee Letter, the Security Documents, the Intercreditor Agreement, the Bridge Facility Warrant Instrument, the Bridge Subordinated Preference Certificates, the Bridge Subordinated Preference Certificates Instrument and any other documents designated as such by the Bridge Facility Agent and the Company.

“Bridge Facility Finance Party” means the Bridge Facility Agent, the Bridge Facility Arrangers, the Bridge Facility Lenders and the Security Trustee.

“Bridge Facility Lenders” means the banks and financial institutions defined as “Lenders” in the Bridge Facility Agreement.

“Bridge Facility Outstandings” means the aggregate amount outstanding at any time in respect of principal under the Bridge Facility.

“Bridge Facility Warrant Instrument” means the warrant instrument made or to be made by the Company in accordance with the terms of the Bridge Facility Finance Documents.

“Bridge Subordinated Preference Certificates” means the tranche A subordinated preference certificates, in the same form as the Subordinated Preference Certificates, issued or to be issued by the Company or DDBCo to certain of the Bridge Facility Finance Parties (or their Affiliates, assignees, transferees or any trustee on behalf of such parties) which are subordinated on the terms set out in the Intercreditor Agreement.

“Bridge Subordinated Preference Certificates Instrument” means the deed poll instrument in the same form as the Subordinated Preference Certificates Instrument pursuant to which the Bridge Subordinated Preference Certificates are, or are to be, constituted.

“Budget” means each budget supplied under and complying with Clause 23.5 (Annual Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York; and:

(a)                                  (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                 (in relation to any date for payment or purchase of euro) any TARGET Day.

“Capex Facility” means the senior capital expenditure facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).

“Capex Facility Borrower” means:

(a)                                  each Borrower identified as a Capex Facility Borrower in Part I of Schedule 1 (The Original Parties); and

(b)                                 any Additional Borrower identified in an Accession Letter as a Borrower under the Capex Facility,

other than in the case of an Original Borrower, following accession as an Obligor in accordance with this Agreement.

“Capex Facility Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Capex Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Capex Facility Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Capex Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred under this Agreement.

“Capex Facility Lender” means:

(a)                                  any Original Capex Facility Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Capex Facility Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Capex Facility Lender in accordance with this Agreement.

“Capex Facility Loan” means a loan made or to be made under the Capex Facility or the principal amount outstanding for the time being of that loan.

“Capex Facility Repayment Date” means each date specified in paragraph (a) of Clause 10.4 (Repayment of Capex Facility Loans) for the payment of a Capex Facility Repayment.

“Capex Facility Repayment Instalment” means each instalment for repayment of the Capex Facility Loans specified in paragraph (a) of Clause 10.4 (Repayment of Capex Facility Loans).

“Capital Expenditure” means any expenditure which should in accordance with the Applicable Accounting Principles be treated as capital expenditure in the audited consolidated financial statements of the Group.

“Cash” means any credit balance on any deposit (including time deposits), savings, current or other account held in accordance with Clause 25.21 (Bank Accounts), and any cash in hand.

“Cash Equivalent Investments” means:

(a)                                  securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.;

(b)                                 commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 months; and

(c)                                  certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than 12 months.

“Cashflow” has the meaning given to it in Clause 24.7 (Definitions).

“Certain Funds Default” means:

(a)                                  an Event of Default arising under or in connection with Clause 26.1 (Non-payment);

(b)                                 an Event of Default arising under or in connection with Clause 26.3 (Other obligations) as it relates to:

(i)                                     Clause 25.6 (Acquisitions and investments);

(ii)                                  Clause 25.10 (Holding company);

(iii)                               Clause 25.15 (Negative pledge);

(iv)                              Clause 25.18 (Guarantees);

(v)                                 Clause 25.20 (Financial Indebtedness);

(vi)                              Clause 25.28 (The Scheme of Arrangement);

(vii)                           Clause 25.29 (Rule 9 bid) insofar as it relates to any action taken by any member of the Group or any person acting in concert with any member of the Group;

(viii)                        Clause 25.32 (Amendments of lnvestor Documents, Bridge Facility Finance Documents and High Yield Notes Finance Documents); or

(ix)                                Clause 25.34 (Anti-money laundering),

in each case only as it relates to any Holdco;

(c)           an Event of Default arising under or in connection with Clause 26.4 (Misrepresentation) as it relates to:

(i)                                     Clause 22.1 (Status);

(ii)                                  Clause 22.2 (Binding obligations);

(iii)                               Clause 22.3 (Non-conflict with other obligations);

(iv)                              Clause 22.4 (Power and authority);

(v)                                 Clause 22.6 (No default) as it relates to a Certain Funds Default;

(vi)                              paragraphs (a) and (b) of Clause 22.13 (lnvestor Documents and Bridge Facility Finance Documents);

(vii)                           Clause 22.15 (No prior business); or

(viii)                        Clause 22.16 (No Financial indebtedness or Security),

in each case only as it relates to any Holdco;

(d)                                 an Event of Default arising under or in connection with Clause 26.6 (Insolvency) or 26.7 (Insolvency proceedings) in each case only as it relates to any Holdco; or

(e)                                  an Event of Default arising under or in connection with Clause 26.10 (Unlawfulness) or 26.11 (Repudiation) in each case only as it relates to any Holdco.

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earliest of:

(a)                                  the date on which any Mandatory Cancellation Event occurs; and

(b)                                 the end of the Availability Period applicable to the Term Facilities.

“Charged Assets” means the assets over which Security is expressed to be created pursuant to any Security Document.

“Chargor” means any person expressed to create Security pursuant to any Security Document.

“Chief Executive Officer” means Michael Storey and any replacement chief executive officer (or equivalent officer) from time to time of the Company.

“Chief Financial Officer” means Ramin Khadem and any replacement chief financial officer (or equivalent officer) from time to time of the Company.

“City Road Property” means the leasehold property of the Acquired Group located at 99 City Road, London EC1.

“Clean-up Period” means the period of 90 days from and including the Completion Date.

“Code” means the City Code on Takeovers and Mergers.

“Commencement Date” has the meaning given to it in Clause 9.3 (Request for Ancillary Facilities).

“Commercial Report” means the commercial report by McKinsey & Company.

“Commitment” means a Facility A Commitment, Facility B Commitment, Facility C Commitment, Capex Facility Commitment, Revolving Facility Commitment and/or Ancillary Commitment.

“Completion Date” means the date that an office copy of the court order sanctioning the Scheme of Arrangement has been filed with, and registered by, the Registrar of Companies of England and Wales.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form agreed between the Company and the Mandated Lead Arrangers on or prior to the date of this Agreement or in any other form agreed between the Company and the Agent.

“DDBCo” means Inmarsat Holdings Limited (formerly called Lavenderview Limited), a company incorporated in England and Wales with registered number 4917504.

“Debenture 1” means a first ranking debenture in favour of the Security Trustee incorporating fixed and floating charges over all of the present and future assets of Newco, as Security for all the obligations of the Obligors under the Finance Documents (other than the High Yield Notes Finance Documents, the Bridge Subordinated Preference Certificates and the Bridge Subordinated Preference Certificates Instrument).

“Debenture 2” means a first ranking debenture in favour of the Security Trustee incorporating fixed and floating charges over all of the present and future assets of the Chargor, as Security for all the obligations of the Obligors under the Finance Documents (other than the High Yield Notes Finance Documents, the Bridge Subordinated Preference Certificates and the Bridge Subordinated Preference Certificates Instrument).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the lapse of time, the giving of notice, the making of any determination under the Senior Finance Documents or any combination of any of the foregoing) be an Event of Default provided that any such event which by reason of express provisions in any Senior Finance Document requires the satisfaction of a condition as to materiality before it may become an Event of Default shall not be a Default unless that condition is satisfied.

“Dormant Company” means each member of the Group:

(a)                                  which has been dormant since its incorporation or since the end of its previous financial year (and for this purpose “dormant” has the meaning given to it in section 249 AA(4) of the Companies Act 1985); and

(b)                                 the value of whose total gross assets is less than £25,000 (or its equivalent in another currency or currencies).

“Due Diligence Report” means the legal due diligence report dated 5 September 2003 by Milbank, Tweed, Hadley & McCloy LLP and Clifford Chance LLP relating to the Acquired Group.

“EBITDA” has the meaning given to it in Clause 24.7 (Definitions).

“Environment” means the following media:

(a)                                  air (including air within natural or man-made structures, whether above or below ground);

(b)                                 water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                  land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                  have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                 provide remedies or compensation for harm or damage to the Environment; or

(c)           relate to any Hazardous Substance or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Environmental Report” means the environmental report relating to the Acquired Group prepared by URS Environmental and addressed to, amongst others, Apax and Permira and capable of being relied upon by the Senior Finance Parties and the Bridge Finance Parties.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Existing Debt” means the Financial Indebtedness of the Acquired Group existing immediately prior to the Completion Date including any break costs or prepayment fees in relation to such Financial Indebtedness.

“Existing Share Option Schemes” means the “Approved Share Option Plan” (Inmarsat Ventures plc Approved Share Purchase Plan) and the “Executive Share Option Plan” (Inmarsat Ventures plc Share Option Plan), each as described in the Due Diligence Report.

“Facility” or “Facilities” means Facility A, Facility B, Facility C, the Capex Facility or the Revolving Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Borrower” means:

(a)                                  each Borrower identified as a Facility A Borrower in Part I of Schedule 1 (The Original Parties); and

(b)                                 any Additional Borrower identified in an Accession Letter as a Borrower under Facility A,

other than in the case of an Original Borrower, following accession as an Obligor in accordance with this Agreement.

“Facility A Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Lender” means:

(a)                                  any Original Facility A Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Facility A Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility A Lender in accordance with this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Dates” means each date specified in paragraph (a) of Clause 10.1 (Repayment of Facility A Loans) for the payment of a Facility A Repayment Instalment.

“Facility A Repayment Instalment” means each instalment for repayment of the Facility A Loans specified in paragraph (a) of Clause 10.1 (Repayment of Facility A Loans).

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Borrower” means:

(a)                                  each Borrower identified as a Facility B Borrower in Part I of Schedule 1 (The Original Parties); and

(b)                                 any Additional Borrower identified in an Accession Letter as a Borrower under Facility B,

other than in the case of an Original Borrower, following accession as an Obligor in accordance with this Agreement.

“Facility B Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties)

and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Lender” means:

(a)                                  any Original Facility B Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Facility B Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility B Lender in accordance with the terms of this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Repayment Date” means the Termination Date applicable to Facility B.

“Facility B Repayment Instalment” means each instalment for repayment of the Facility B Loans specified in paragraph (a) of Clause 10.2 (Repayment of Facility B Loans).

“Facility C” means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C Borrower” means:

(a)                                  each Borrower identified as a Facility C Borrower in Part I of Schedule 1 (The Original Parties); and

(b)                                 any Additional Borrower identified in an Accession Letter as a Borrower under Facility C,

other than in the case of an Original Borrower, following accession as an Obligor in accordance with this Agreement.

“Facility C Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Lender” means:

(a)                                  any Original Facility C Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Facility C Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Facility C Lender in accordance with this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility C Repayment Date” means the Termination Date applicable to Facility C.

“Facility C Repayment Instalment” means each instalment for repayment of the Facility C Loans specified in paragraph (a) of Clause 10.3 (Repayment of Facility C Loans).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated before or on or about the date of this Agreement between, as the case may be, the Mandated Lead Arrangers and Newco, the Agent and Newco, the Security Trustee and Newco or the Issuing Bank and Newco setting out any of the fees referred to in Clause 15 (Fees).

“Finance Documents” means the Senior Finance Documents, the Bridge Facility Finance Documents and/or the High Yield Notes Finance Documents, as the case may be.

“Finance Party” means a Senior Finance Party, a Hedging Bank, a Bridge Facility Finance Party or a High Yield Notes Finance Party, as the case may be.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance or documentary credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds (other than performance bonds and bonds issued by one member of the Group in respect of the obligations of another member of the Group), notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Applicable Accounting Principles, be treated as a finance lease to the extent of such treatment;

(e)                                  receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                    any amount raised under any other transaction (including any forward sale or purchase agreement) required by the Applicable Accounting Principles to be shown as a borrowing in the audited consolidated balance sheet of a company;

(g)                                 the net liability under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the indebtedness under any derivative transaction, only the net amount due and payable shall be taken into account);

(h)                                 shares which are expressed to be redeemable before the stated maturity of any Loan;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but, for the avoidance of doubt does not include any liability of the Group in respect of deferred satellite incentive payments in relation to the I4 Programme.

“Financing Case” means the financing case in relation to the Group, as enlarged by the Acquisition, and prepared by the Company.

“Funds Flow Memorandum” means the funds flow memorandum in the Agreed Form containing details of the flow of funds for the Acquisition (including details of amounts payable as consideration for the Acquisition, the amount of the Acquisition Costs and the refinancing of the Existing Debt).

“GAAP” means:

(a)                                  in relation to the consolidated financial statements of the Group, generally accepted accounting principles, standards and practices in the United Kingdom; and

(b)                                 in relation to any member of the Group, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation.

“Group” means the Company and its Subsidiaries (but excluding the Target and its Subsidiaries prior to the Completion Date).

“Group Structure Chart” means the group structure chart in the Agreed Form (including details of:

(a)                                  Dormant Companies;

(b)                                 any shareholder of any member of the Group which is not a member of the Group;

(c)                                  intra-Group loans; and

(d)                                 the other information specified in Clause 22.14 (Group structure)).

“Guarantor” means an Original Guarantor or an Additional Guarantor.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Hedging Bank” means an Approved Hedging Bank or an Affiliate of an Approved Hedging Bank, or any Lender (or an Affiliate of a Lender) which provides Permitted Hedging Transactions, which in each case accedes as a hedging bank to the lntercreditor Agreement.

“Hedging Documents” means the documents entered into between a member of the Group and a Hedging Bank in accordance with the Hedging Policy (including, without limitation, any hedging of the Bridge Facility).

“Hedging Policy” means interest rate hedging in respect of the interest payable on 66 2/3 of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments for a period of at least 3 years from the date of the first Utilisation of the Facilities.

“High Yield Inter-Company Loan Agreement” means the Original High Yield Inter-Company Loan Agreement and the Additional High Yield Inter-Company Loan Agreement.

“High Yield Noteholders” means the holders of the High Yield Notes.

“High Yield Notes” means the Original High Yield Notes and the Additional High Yield Notes.

“High Yield Notes Finance Documents” means the High Yield Notes Indenture, any guarantee or guarantor accession agreement under the High Yield Notes Indenture, any associated fee and engagement letters, the High Yield Inter-Company Loan Agreement, the High Yield Notes Security Documents and any other documents designated as such by the High Yield Notes Trustee and the Company in each case on terms consistent with the Intercreditor Agreement.

“High Yield Notes Finance Parties” means the High Yield Notes Trustee, the High Yield Noteholders and the Security Trustee.

“High Yield Notes Indenture” means the indenture to be executed by the High Yield Notes Issuer and the trustee of the High Yield Notes constituting the High Yield Notes.

“High Yield Notes Issuer” means Bondco, Midco or any Holding Company of Midco.

“High Yield Notes Outstandings” means the aggregate amount outstanding at any time in respect of principal under the High Yield Notes.

“High Yield Notes Security Documents” means the security documents relating to the Security in favour of the High Yield Notes Finance Parties over (a) the issued share capital of the Target and (b) the High Yield Inter-Company Loan Agreement for any of the Liabilities under the High Yield Notes Finance Documents, provided such security documents are expressed to be subject to, and are consistent with, the Intercreditor Agreement.

“High Yield Notes Trustee” means the trustee of the High Yield Notes under the High Yield Notes Indenture.

“Holdcos” means each of the Company, Midco, DDBCo and Newco.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by the Company (acting reasonably) concerning the Group (as enlarged by the Acquired Group) which, at the Company’s request and on its behalf, will be prepared in relation to the Facilities and the Acquisition and distributed by the Bookrunners to selected financial institutions in connection with the sub-underwriting and syndication of the Facilities.

“Information Package” means the Reports and the Information Memorandum.

“Insurance Report” means the insurance report by AON relating to the Acquired Group.

“Intellectual Property Rights” means all patents, designs, copyrights, topographies, trade marks, service marks, trading names, domain names, rights in confidential information and know-how, any other intellectual property and any associated or similar rights, and any interest in any of the foregoing (in each case whether registered or unregistered and including any related licences and sub-licences of the same, applications and rights to apply for the same and wherever subsisting).

“Intercompany Loan Agreements” means the separate subordinated loan agreements or subordinated perpetual securities agreements in each case in the Agreed Form to be entered into between DDBCo and Midco respectively (as lenders) and Midco and Newco respectively (as borrowers) pursuant to which the proceeds of issuance of shares in the Company and the Subordinated Preference Certificates are to be downstreamed by the recipient of those proceeds to the relevant member(s) of the Group and which are, in each case, subject to (and consistent with) the Intercreditor Agreement.

“lntercreditor Agreement” means the intercreditor agreement entered into or to be entered into, amongst others, between the Agent, the Hedging Banks, certain members of the Group, the Investors (to the extent they are direct or indirect holders of Investor Debt), the Management (to the extent they are direct or indirect holders of Investor Debt), the Bridge Facility Agent, the Obligors, the Security Trustee and, after issue of the High Yield Notes, the trustee of the High Yield Notes (or in the case of any other refinancing of the Bridge Facility, the equivalent under that other refinancing) in the Agreed Form.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Investor Debt” means:

(a)                                  the Subordinated Preference Certificates; and

(b)                                 other unsecured Financial Indebtedness of any Holdco (other than Midco or Newco) to the Investors and/or the Management subordinated pursuant to the lntercreditor Agreement to all amounts which may be or become payable to the Finance Parties under the Finance Documents.

“Investor Documents” means the Subordinated Preference Certificates Instrument, the Subordinated Preference Certificates, the Shareholders’ Agreement, any related fees letters, the constitutional documents of each Holdco and any other document designated as such by the Agent and the Company.

“lnvestors” means the Original Investors, the Management and any assignee or transferee of any interest in the Company and any assignee or transferee of any interest in the Subordinated Preference Certificates, in each case where such assignee or transferee has become a party to the Shareholders’ Agreement and, if a holder of Investor Debt, acceded as an Investor to the lntercreditor Agreement.

“I4 Programme” means the programme for the development, construction and launch of the fleet of I4 Satellites (and, in the event of failure, their replacements) and the provision of ‘Broadband Global Area Network’ and ‘Regional-Broadband Global Area Network’ services.

“I2 Satellite” means an Inmarsat-2 satellite.

“I3 Satellite” means an Inmarsat-3 satellite.

“I4 Satellite” means an Inmarsat-4 satellite.

“Joint Venture” means all joint venture entities, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or other entity, in which any member of the Group has an interest from time to time.

“Key Company” means each Holdco, the High Yield Notes Issuer and each Obligor.

“Lender” means a Facility A Lender, a Facility B Lender, a Facility C Lender, a Capex Facility Lender or a Revolving Facility Lender.

“LESO” means a contractual counterparty of the Group under the land earth station operator agreement dated 15 April 1999 and any replacement (or replacements) or extension thereof.

“Letter of Credit” means a letter of credit, substantially in the form set out in Schedule 9 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent (with the prior consent of the Majority Revolving Lenders) and the Issuing Bank.

“Letter of Credit and Bank Guarantee Limit” means $15,000,000 or, if less, the Total Revolving Facility Commitments.

“Liabilities” of a Chargor means all present and future moneys, debts and liabilities due, owing or incurred by it to any Finance Party under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LIBOR” means, in relation to any Loan:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a Facility A Loan, a Facility B Loan, a Facility C Loan, a Capex Facility Loan or a Revolving Facility Loan.

“Majority Capex Facility Lenders” means, at any time, a Capex Facility Lender or Capex Facility Lenders whose Available Commitment under the Capex Facility and participations in the Capex Facility Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility and the Capex Facility Loan(s) then outstanding.

“Majority Facility A Lenders” means, at any time, a Facility A Lender or Facility A Lenders whose Available Commitment under Facility A and participations in the Facility A Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility and the Facility A Loan(s) then outstanding.

“Majority Facility B Lenders” means, at any time, a Facility B Lender or Facility B Lenders whose Available Commitment under Facility B and participations in the Facility B Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility and the Facility B Loan(s) then outstanding.

“Majority Facility C Lenders” means, at any time, a Facility C Lender or Facility C Lenders whose Available Commitment under Facility C and participations in the Facility C Loans then outstanding aggregate more than 66 2/3 per cent. of the Available Facility and the Facility C Loan(s) then outstanding.

“Majority Lenders” means, at any time, a Lender or Lenders whose Available Commitments and participations in the Utilisations then outstanding aggregate more than 66 2/3 per cent of the Available Commitments and Utilisations then outstanding. For the purpose of this definition, the provisions of Clause 9.5 (Adjustments to Revolving Facility Commitment) shall not apply.

“Majority Revolving Lenders” means, at any time, a Revolving Facility Lender or Revolving Facility Lenders whose Available Commitment under the Revolving Facility and participations in the Revolving Facility Utilisation(s) then outstanding aggregate more than 66 2/3 per cent. of the Available Facility and the Revolving Facility Utilisation(s) then outstanding. For the purpose of this definition, the provisions of Clause 9.5 (Adjustments to Revolving Facility Commitment) shall not apply.

“Management” means the members of the management of the Group who, directly or indirectly, hold shares in the Company or Subordinated Preference Certificates.

“Mandatory Cancellation Event” means any event specified in paragraph (a) of Clause 11.3 (Mandatory cancellation).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)                                  in relation to Facility A, 2.50 per cent. per annum;

(b)                                 in relation to Facility B, 3.00 per cent. per annum;

(c)                                  in relation to Facility C, 3.50 per cent. per annum;

(d)                                 in relation to the Capex Facility, 2.50 per cent. per annum; and

(e)                                  in relation to the Revolving Facility, 2.50 per cent. per annum,

subject, in relation to Facility A, the Capex Facility and the Revolving Facility, to adjustment in accordance with Clause 12.5 (Adjustment of Margin).

“Material Adverse Effect” means a material adverse effect on:

(a)                                  the consolidated financial condition, assets or business of the Group taken as a whole;

(b)                                 the ability of the Obligors taken as a whole to perform and comply with their payment obligations under any Senior Finance Document or the covenants contained in Clause 24 (Financial Covenants);

(c)                                  subject to the Reservations, the validity or legality of any Senior Finance Documents which would materially and adversely affect the interest of the Lenders; or

(d)                                 subject to the Reservations, the validity or legality of any security expressed to be created pursuant to any Security Document which would materially and adversely affect the interests of the Lenders.

“Material Contract” means:

(a)                                  the contract(s) referred to in the definition of LESO;

(b)                                 the I4 Satellite construction and launch contracts; and

(c)                                  the lease of transponder capacity on the Thuraya 1 and Thuraya 2 satellites.

“Material Subsidiary” means any Subsidiary of the Group from time to time whose (i) turnover or (ii) Subsidiary EBITDA then equals or exceeds 5 per cent. of the consolidated turnover or EBITDA respectively of the Group.

For this purpose:

(a)                                  the (i) turnover or (ii) Subsidiary EBITDA of a Subsidiary of the Group will be determined from its financial statements upon which the latest audited financial statements of the Group have been based, and in relation to the list of Material Subsidiaries delivered as an initial condition precedent under Clause 4.1 (Initial conditions precedent) will be determined from its latest audited financial statements;

(b)                                 if a company becomes a member of the Group after the Completion Date (including members of the Acquired Group for the purposes of establishing the Acquired Group Members for paragraph (a) of Clause 25.23 (Security and guarantees)), the (i) turnover or (ii) Subsidiary EBITDA of that company will be determined as set out in its latest audited financial statements as at the date it becomes a member of the Group and based on the most recently available financial information of the Group, adjusted to give pro forma effect to the acquisition of such company;

(c)                                  in relation to a member of the Group which has acquired or disposed of a company or business the (i) turnover or (ii) EBITDA or Subsidiary EBITDA of that member of the Group (as applicable) will be determined from its latest audited financial statements adjusted to reflect such acquisitions or disposals; and

(d)                                 if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Group, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary. The subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

“Midco” means Inmarsat Group Limited (formerly called Grapedrive Limited), a company incorporated in England and Wales with registered number 4886115.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Offer Circular” means the circular to be sent to the shareholders of the Target relating to the Acquisition which, among other things, satisfies the Target’s obligations under section 426 of the Companies Act 1985.

“Original Capex Facility Lender” means a Lender listed in Part II or Part III of Schedule 1 (The Original Parties) as having a Capex Facility Commitment.

“Original Facility A Lender” means a Lender listed in Part II or Part Ill of Schedule 1 (The Original Parties) as having a Facility A Commitment.

“Original Facility B Lender” means a Lender listed in Part II or Part Ill of Schedule 1 (The Original Parties) as having a Facility B Commitment.

“Original Facility C Lender” means a Lender listed in Part II or Part Ill of Schedule 1 (The Original Parties) as having a Facility C Commitment.

“Original Financial Statements” means the audited consolidated financial statements of the Acquired Group for the financial year ended 31 December 2002.

“Original High Yield Inter-Company Loan Agreement” means the agreement dated 3 February 2004 between the High Yield Notes Issuer and Newco on terms consistent with the Intercreditor Agreement between the High Yield Notes Issuer and Newco pursuant to which the High Yield Notes Issuer has made a loan, subordinated to the Senior Finance Documents, to Newco on (or around) the date on which the Original High Yield Notes were issued for the purpose of funding Newco’s prepayment of the Bridge Facility.

“Original High Yield Notes” means the high yield notes issued by the High Yield Notes Issuer for the purpose of refinancing amounts outstanding under the Bridge Finance Documents, together with fees and expenses associated therewith, in each case, in accordance with Clause 6 (High Yield Notes Debt) of the Intercreditor Agreement, up to a cap (including such fees and expenses) of $375,000,000.

“Original Investors” means:

(a)                                  in relation to Permira:

(i)                                     Permira Europe III L.P.1, Permira Europe III L.P.2 and Permira Europe III Co-Investment Scheme (in each case with Permira Europe III Nominees Limited as nominee) and Permira Investments Limited; and

(ii)                                  any funds or limited partnerships managed or advised by Permira;

(b)                                 in relation to Apax:

(i)                                     Apax Europe V-A, L.P., Apax Europe V-B, L.P. Apax Europe V-C GmbH & Co K.G., Apax Europe V-D, L.P., Apax Europe V-E, L.P., Apax Europe V-F, C.V., Apax Europe V-G, C.V., Apax Europe V-1, L.P., and Apax Europe V-2, L.P.; and

(ii)                                  any funds or limited partnerships managed or advised by Apax; and

(c)                                  the Re-Investors.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Original Revolving Facility Lender” means a Lender listed in Part II or Part Ill of Schedule 1 (The Original Parties) as having a Revolving Facility Commitment.

“Outstanding Liability Amount” in relation to any Letter of Credit or Bank Guarantee at any time means the amount stated therein to be the maximum amount for which the Issuing Bank or the Lenders (as the case may be) could be actually and/or contingently liable thereunder, less the aggregate of:

(a)                                  all amounts thereof repaid or prepaid in accordance with the terms of this Agreement; and

(b)                                 all amounts (if any) actually paid out by the Issuing Bank (or the Lenders) thereunder for which the Issuing Bank or the Lenders (as the case may be) have been reimbursed by the Obligors (whether or not out of the proceeds of a Utilisation).

“Overfund Deduction” means an amount of up to $7,000,000.

“Overfunding” means, at any time, up to $244,000,000 of the funds raised by the Group from the Term Facilities, the Subordinated Preference Certificates, the subscription for shares in the Company and from cash of the Acquired Group as at the Completion Date which is not used (or to be used) to fund the consideration payable to shareholders of the Target pursuant to the Scheme of Arrangement, the refinancing of the Existing Debt or the Acquisition Costs and which is shown as an overfunding in the Funds Flow Memorandum less any increase (or plus any decrease) in Working Capital from the Completion Date until the end of the most recent Accounting Quarter provided that, if there is a decrease in Working Capital, an amount equal to that decrease is paid in cash into the Overfunding Account by the last day of that Accounting Quarter.

“Overfunding Account” means the cash collateral account (or accounts) in the name of Newco into which the Overfunding is to be paid (or has been paid) pursuant to Clause 25.37 (Overfunding).

“Panel” means the Panel on Takeovers and Mergers.

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, stampings and/or notifications of the Security Documents as specifically contemplated by any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors).

“Permira” means Permira Advisers Limited.

“Permitted Acquisition” means:

(a)                                  the Acquisition;

(b)                                 any Permitted Merger;

(c)                                  any Permitted Joint Venture;

(d)                                 any acquisition of shares by way of consideration for a Permitted Disposal (other than a disposal set out in paragraph (c) of that definition);

(e)                                  the acquisition of shares in any joint ventures referred to in the definition of Permitted Joint Venture;

(f)                                    any acquisition by a member of the Group other than the Company, DDBCo, the High Yield Notes Issuer or Midco of a profit making, cash generative similar business or profit making, cash generative limited liability company incorporated in the United States of America or the European Union where the consideration paid therefor, or the liabilities taken on in respect thereof, do not exceed $15,000,000 per annum plus, where the fixed assets of the business acquired would be treated as Capital Expenditure if they had been acquired directly by the relevant member of the Group rather than by the acquisition of shares, the amount of any Capital Expenditure which the Group is permitted to incur under this Agreement during the period in which such acquisition is made provided that in each case:

(i)                                     no Event of Default is continuing at the time such acquisition is made; and

(ii)                                  the making of such acquisition would not reasonably be expected, in the 6 months immediately following the making of such acquisition, to result in a breach of Clause 24 (Financial Covenants) and two directors of Newco (including the Chief Executive Officer and/or the Chief Financial Officer) issue a certificate to the Agent to that effect;

(g)                                 the acquisition of Airia Limited pursuant to an exercise by APR Limited of its rights to put the shares in that company to the Target as described in the Due Diligence Report;

(h)                                 the acquisition of shares in the Target from persons exercising outstanding options under the Existing Share Option Schemes as contemplated by the Offer Circular; and

(i)                                     the incorporation of, and subscription for 49,999 shares of £1 each by DDBCo and 1 share of £1 by the Company (without any premium being paid therefor) in, the Senior Discount Notes Issuer.

“Permitted Disposal” means the sale, lease, transfer or other disposal:

(a)                                  of assets subject only to a floating charge under the Security Documents and made in the ordinary course of trading of the disposing entity;

(b)                                 of assets of any member of the Group which are seized, expropriated or acquired by compulsory purchase by or by the order of any central or local government authority;

(c)                                  of cash or Cash Equivalent Investments for any other purpose not prohibited under this Agreement;

(d)                                 constituting the creation of any Permitted Security;

(e)                                  of assets to a Joint Venture that is permitted under the definition of Permitted Joint Venture;

(f)                                    of assets (other than material Intellectual Property Rights, real property, shares or satellites) in exchange or replacement for other assets which are, in the reasonable opinion of the person effecting the acquisition, comparable or superior as to the type, value and quality of assets being disposed of;

(g)                                 being sales, leases, transfers or disposals of:

(i)                                     any surplus, obsolete or worn-out assets (excluding real estate or satellites);

(ii)                                  any redundant real estate in the ordinary course of the Group’s trading;

(iii)                               real estate by way of the granting of leases or licences;

in each case which, in the reasonable opinion of the member of the Group making the sale, transfer or disposal, is not required by any member of the Group for the efficient operation of the business of the Group and does not interfere in any material respect with the ordinary conduct of the business of any member of the Group;

(h)                                 of assets by an Obligor to another Obligor;

(i)                                     of assets by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(j)                                     of assets by a member of the Group which is not an Obligor to an Obligor;

(k)                                  of assets by an Obligor to a member of the Group which is not an Obligor provided that the aggregate of the consideration for such assets when aggregated with the consideration for any other assets sold by an Obligor to a member of the Group which is not an Obligor does not, in any financial year of Newco, when aggregated with:

(i)                                     the amount of any loans outstanding at that time which are permitted under paragraph (l) of Permitted Loans; and

(ii)                                  the amount of any guarantee or indemnities outstanding at that time which are permitted under paragraph (n) of Permitted Guarantees,

exceed $5,000,000 or its equivalent;

(l)                                     a sale and leaseback of the City Road Property on terms approved by the Majority Lenders (acting reasonably);

(m)                               of shares in, and assets of, Airia Limited and Airia Services Limited to APR Limited in settlement of the Airia Dispute as described in the Due Diligence Report; or

(n)                                 where consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under the other paragraphs in this definition, does not exceed $10,000,000 or its equivalent in any financial year of the Company.

“Permitted Financial Indebtedness” means:

(a)                                  Financial Indebtedness under the Finance Documents (as construed, for the avoidance of doubt, in accordance with Clause 1.4 (Alternative debt instruments));

(b)                                 Financial Indebtedness in respect of the Investor Debt;

(c)                                  Financial Indebtedness which is referred to in paragraphs (b), (c), (d), (e), (h), (i) or (l) of the definition of Permitted Loan or which is referred to in paragraphs (a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (m), (n) and (p) of the definition of Permitted Guarantees;

(d)                                 Financial Indebtedness under a Permitted Hedging Transaction;

(e)                                  until 30 days after the Completion Date, any Existing Debt which is not to be refinanced using the Term Facilities;

(f)                                    any Existing Debt the retention of which has been approved by the Majority Lenders;

(g)                                 Financial Indebtedness which the Funds Flow Memorandum shows is to be refinanced using the Term Facilities until the earlier of:

(i)                                     the first to occur of (A) the date falling 30 days after the Completion Date and (B) the later of (i) the date falling 15 days after the Completion Date and (ii) the last day of the interest period prevailing at the Completion Date for such Financial Indebtedness; and

(ii)                                  the date on which repayment of such Financial Indebtedness is demanded by the relevant lender of that Existing Debt;

(h)                                 Financial Indebtedness under a Permitted Joint Venture up to the limit specified in that definition;

(i)                                     unsecured Financial Indebtedness of any member of the Group, to the extent covered by any Letter of Credit or Bank Guarantee issued under this Agreement or by a guarantee, bond or letter of credit issued under any Ancillary Facility;

(j)                                     Financial Indebtedness under a finance or capital lease the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other finance or capital lease entered into by a member of the Group does not exceed $5,000,000 (or its equivalent in another currency or currencies);

(k)                                  Financial Indebtedness under any finance or capital lease of the City Road Property entered into by the Group under paragraph (l) of the definition of Permitted Disposal;

(l)                                     Financial Indebtedness (other than that falling within paragraph (g) of the definition of Financial Indebtedness) not owed to a Restricted Person and not falling within paragraphs (a) to (k) above, the aggregate outstanding principal amount of which does not exceed $5,000,000 or its equivalent in another currency or currencies; and

(m)                               Financial Indebtedness of the Senior Discount Notes Issuer under the Senior Discount Notes and of DDBCo under the Senior Discount Notes On-Loan where the terms of such Financial Indebtedness have been approved in advance by the Majority Lenders.

“Permitted Guarantees” means:

(a)                                  guarantees and indemnities granted under the Finance Documents (as construed, for the avoidance of doubt, in accordance with Clause 1.4 (Alternative debt instruments)) and indemnities granted by a Holdco under the Investor Documents where such indemnities are customarily granted in documents of the type of the Investor Documents;

(b)                                 trade credits, guarantees, indemnities, bonds and letters of credit granted, given or issued by a member of the Group on arm’s length terms and in the ordinary course of its trading, not in respect of Financial Indebtedness, nor to or for the benefit of, nor in respect of liabilities or obligations of, a Restricted Person;

(c)                                  guarantees, bonds and indemnities issued by a member of the Group in respect of the Financial Indebtedness of another member of the Group:

(i)                                     prior to the Completion Date which, when aggregated with loans referred to in paragraph (b)(i) of the definition of Permitted Loans (A) are less than $10,000,000 or (B) to the extent they are greater than $10,000,000 have either been consented to by the Majority Lenders or have been subordinated, within 15 days of the Completion Date, to the Facilities and the Bridge Facility under the Intercreditor Agreement; or

(ii)                                  expressly referred to in the Funds Flow Memorandum;

(d)                                 guarantees, bonds and indemnities issued by an Obligor in respect of the Financial Indebtedness of another Obligor;

(e)                                  guarantees, bonds and indemnities issued by a member of the Group which is not an Obligor in respect of the Financial Indebtedness of another member of the Group which is not an Obligor;

(f)                                    guarantees, bonds and indemnities issued by a member of the Group which is not an Obligor in respect of the Financial Indebtedness of an Obligor;

(g)                                 guarantees, bonds and indemnities under or in respect of a Permitted Joint Venture up to the limit specified in that definition;

(h)                                 any customary guarantee, bond or indemnity to a purchaser in relation to a Permitted Disposal;

(i)                                     any guarantee, bond or indemnity permitted under paragraph (i) of Permitted Financial Indebtedness;

(j)                                     guarantees or indemnities entered into by a member of the Group in favour of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any member of the Group;

(k)                                  guarantees or indemnities entered into by a member of the Group in relation to Permitted Hedging Transactions (other than under or in respect of any Hedging Documents);

(l)                                     any guarantee or indemnity given by a member of the Group to a landlord in respect of the obligations of an immediate assignee or transferee of a lease as a result of the assignment or transfer of such lease;

(m)                               any unsecured bond, guarantee or indemnity in relation to the obligations of any member of the Group to pay rent under a lease of real property;

(n)                                 any guarantee or indemnity issued by an Obligor in relation to the Financial Indebtedness of a member of the Group which is not an Obligor provided that the aggregate principal amount guaranteed or indemnified at any time does not, when aggregated with:

(i)                                     the amount of any loans outstanding at that time which are permitted under paragraph (l) of Permitted Loans; and

(ii)                                  the aggregate consideration payable for the sale, lease, transfer or other disposal of assets permitted to be sold, leased, transferred or otherwise disposed of under paragraph (k) of Permitted Disposals in the then current financial year of Newco, exceed $5,000,000 or its equivalent in another currency or currencies at any time; or

(o)                                 any guarantee or indemnity that is not of the obligations of a Restricted Person or not falling within the other paragraphs in this definition in respect of which the aggregate principal amount guaranteed or indemnified at any time does not, when aggregated with the amount of any loans outstanding at that time which are permitted under paragraph (m) of the definition of Permitted Loan, at any time exceed $5,000,000 (or its equivalent); or

(p)                                 the Senior Discount Notes Guarantee.

“Permitted Hedging Transaction” means:

(a)                                  the hedging transactions in accordance with the Hedging Policy and any replacements or extensions (on substantially similar terms and in respect of similar amounts);

(b)                                 any hedging transactions in accordance with the Bridge Facility Finance Documents; or

(c)                                  any transactions to hedge actual or projected interest or forward exposures (including any spot and/or forward exchange contracts) arising in the ordinary course of trading of a member of the Group and not for speculative purposes.

“Permitted Joint Venture” means existing Joint Ventures and any other Joint Ventures engaged in a similar business, the aggregate amount of all investments in which, in the case of a loan, guarantee or indemnity, the disposal of any asset to, or the taking on of any material liability outside the ordinary course of its trading does not exceed $15,000,000 at any time (or its equivalent in another currency or currencies), provided that no Event of Default has occurred and is continuing at the time of the investment in such Joint Venture or would occur as a result of investment in that Joint Venture and the Joint Venture vehicle is a limited liability company incorporated in the United States of America or the European Union. For the avoidance of doubt, nothing in this Agreement shall be construed so as to restrict the Group’s rights to make the payments up to an aggregate amount of $10,000,000 required under the settlement agreement relating to the Airia Dispute.

“Permitted Loan” means:

(a)                                  trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)                                 a loan made by a member of the Group to another member of the Group (other than a Restricted Person):

(i)                                     prior to the Completion Date which, when aggregated with guarantees, bonds and indemnities referred to in paragraph (c) (i) of the definition of Permitted Guarantees (A) are less than $10,000,000 or (B) to the extent that they are greater than $10,000,000 have either been consented to by the Majority Lenders or have been subordinated, within 15 days of the Completion Date, to the Facilities and the Bridge Facility under the Intercreditor Agreement; or

(ii)                                  expressly referred to in the Funds Flow Memorandum or the Group Structure Chart;

(c)                                  a loan made by an Obligor to another Obligor;

(d)                                 a loan made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(e)                                  a loan made by a member of the Group which is not an Obligor to an Obligor where the aggregate of such loans does not exceed $10,000,000 or, to the extent the aggregate of such loans does exceed $10,000,000, where those loans have either been consented to by the Majority Lenders or have been subordinated to the Facilities and the Bridge Facility under the Intercreditor Agreement;

(f)                                    loans made by members of the Group to a Permitted Joint Venture up to the limit specified in that definition;

(g)                                 a loan by a member of the Group in the ordinary course of business to an employee or director of any member of the Group if the amount of that loan, when aggregated with the outstanding amount of all other such loans under this paragraph, does not exceed $2,000,000 (or its equivalent) at any time;

(h)                                 a loan made under the High Yield Inter Company Loan Agreement or the Intercompany Loan Agreements;

(i)                                     any loan made by a member of the Group to another member of the Group for the purpose of financing any Permitted Payments;

(j)                                     a credit balance on an account of a member of the Group with a bank or financial institution;

(k)                                  any loan arising on a Permitted Disposal;

(l)                                     a loan made by an Obligor to another member of the Group which is not an Obligor provided that the aggregate principal amount of all such loans outstanding at any time does not, when aggregated with:

(i)                                     the amount of any guarantees or indemnities outstanding at that time which are permitted under paragraph (n) of Permitted Guarantees; and

(ii)                                  the aggregate consideration payable from the sale, lease, transfer or other disposal of assets permitted to be sold, leased, transferred or otherwise disposed of under paragraph (k) of Permitted Disposals in the then current financial year of Newco, exceed $5,000,000 or its equivalent in another currency or currencies;

(m)                               a loan not made to a Restricted Person or not falling within (a) to (l) above which does not at any time, when aggregated with guarantee and indemnities permitted under paragraph (o) of Permitted Guarantees, exceed $5,000,000 or its equivalent in another currency or currencies; or

(n)                                 the Senior Discount Notes On-Loan.

“Permitted Merger” means:

(a)                                  an acquisition by way of merger which is a Permitted Acquisition;

(b)                                 any amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group where all of the business and assets of that member remain within the Group provided that:

(i)                                     if that member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the business and assets of that member are retained by one or more other Obligors;

(ii)                                  if that member of the Group is not an Obligor, so long as any assets distributed as a result of such reorganisation are distributed to other members of the Group,

and, in each case:

(A)                              the surviving entity of any such reorganisation is liable for the obligations of the member of the Group it has merged with to the same extent as that member of the Group;

(B)                                the surviving entity is incorporated in the same jurisdiction as that member of the Group; and

(C)                                the Agent and the Security Trustee are given 30 Business Days’ notice by Newco and they either:

(aa)                            confirm to Newco that they are satisfied (acting reasonably), that such reorganisation will not materially and adversely affect any Security created in favour of the Security Trustee under the Security Documents (but excluding any Security over the issued share capital of an Obligor which is transferred to another Obligor provided that such shares become subject to Security created on substantially the same terms as under the Security Document under which Security was previously created in favour of the Security Trustee); or

(bb)                          if the relevant previous entity had granted a Debenture 1 or Debenture 2, require the surviving entity to accede to Debenture 2 or grant a debenture substantially in the form of Debenture 2 as a condition precedent to such amalgamation, demerger, merger, consolidation or corporate reconstruction.

“Permitted Payment” means:

(a)                                  any payment, repayment or prepayment under any Finance Document (as construed, for the avoidance of doubt, in accordance with Clause 1.4 (Alternative debt instrument)) permitted by the Intercreditor Agreement;

(b)                                 the payment of reasonable out of pocket expenses of the Investors or any director of the Company;

(c)                                  the payment of initial financial arrangement and other fees payable to the Investors in accordance with the Funds Flow Memorandum;

(d)                                 payments to any of the Investors (not constituting part of any management fee, royalty fee or similar fee or other investment return) for corporate finance, M&A and transaction advice actually provided to the Group on bona fide arms’ length commercial terms;

(e)                                  the consideration payable for the re-purchase of shares in Newco or the Company from any former director or employee of the Group following termination of their directorship or employment, provided that the maximum amount paid does not, exceed the higher of the amount determined to be paid in relation to such termination of directorship or employment under either the Investor Documents or the amount payable by law in relation to such termination of directorship or employment;

(f)                                    after the Trigger Date, cash payments in relation to Sponsor Equity which accrue (or have accrued) after the Trigger Date provided that:

(A)                              at the time of each such payment the ratio of Total Net Debt to EBITDA (calculated by reference to that ratio as shown in the most recent Compliance Certificate delivered to the Agent adjusted to reflect the making of the relevant payment of interest) is less than 2.25:1;

(B)                                the making of each such payment would not reasonably be expected, in the 6 months immediately following the making of such payment, to result in a breach of Clause 24 (Financial Covenants) and the directors of Newco issue a certificate to the Agent to that effect;

(C)                                at the time of each such payment no Event of Default is continuing; and

(D)                               each such payment is made from Retained Cash;

(g)                                 provided that no Event of Default is continuing, payment of the Monitoring Fee (as that term is defined in the Shareholders’ Agreement) in an amount of $500,000 per annum plus VAT thereon (which amount may increase in accordance with the Shareholders’ Agreement provided that the annual percentage increase of that amount shall not, in any year, exceed the average percentage by which the salaries of the executive directors of the Company have increased in that year);

(h)                                 any fees paid to a non-executive director at a level to be agreed with the Majority Lender; and

(i)                                     the payment of Tax and of properly incurred legal or audit fees by the High Yield Note Issuer, the Senior Discount Notes Issuer or any Holdco;

(j)                                     payments made in consideration of the acquisition of shares in the Target from persons exercising outstanding options under any Existing Share Option Schemes as contemplated by the Offer Circular;

(k)                                  the payment of salaries at market rates to executive directors in accordance with the employment contracts of such executive directors;

(l)                                     the redemption of up to $295,000,000 of Subordinated Preference Certificates from the proceeds of the Senior Discount Notes; and

(m)                               after 15 November 2008, any cash payment by Midco and Newco under the Intercompany Loan Agreements in such amount (but in no greater amount) as is necessary to fund cash payments of interest due from the Senior Discount Notes Issuer on the Senior Discount Notes provided that:

(i)                                     no such payment may be made earlier than one Business Day prior to the due date of the relevant interest payment on the Senior Discount Notes which such payment under the Intercompany Loan Agreements is intended to fund; and

(ii)                                  no such payment may be made if a Default is continuing or if a Default could reasonably be expected to result from the making of such payment.

“Permitted Security” means:

(a)                                  any lien arising by operation of law and in the ordinary course of trading;

(b)                                 any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group;

(c)                                  any Security or Quasi Security created pursuant to any Finance Document;

(d)                                 any netting or set-off arrangement entered into under a Permitted Hedging Transaction where the obligations of the parties are calculated by reference to net exposure under that Permitted Hedging Transaction;

(e)                                  any netting or set-off arrangement over cash balances held with banks or financial institutions permitted under Clause 25.21 (Bank Accounts) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit or credit balances;

(f)                                    any Security or Quasi Security over or affecting any asset acquired by a member of the Group or over or affecting any asset of a company acquired by a member of the Group after the date of this Agreement if:

(i)                                     such Security or Quasi Security was not created in contemplation of the acquisition of that asset, or that company (as appropriate), by a member of the Group;

(ii)                                  the principal amount secured has not been increased in contemplation of or since the acquisition of that asset, or that company (as appropriate), by a member of the Group; and

(iii)                               such Security or Quasi Security is irrevocably released and discharged within three Months of the date of acquisition of that asset, or that company (as appropriate);

(g)                                 any Security or Quasi Security arising under any finance or capital leases which are permitted under this Agreement;

(h)                                 any Security or Quasi Security over goods and documents of title to goods arising in the ordinary course of guarantee, bond or letter of credit transactions under an Ancillary Facility, Letters of Credit or Bank Guarantees under the Revolving Facility or other Permitted Financial Indebtedness;

(i)                                     any Security or Quasi Security arising under an order, an attachment, an injunction or other similar legal process restraining the disposal of an asset;

(j)                                     any Security or Quasi Security granted by any member of the Group under an escrow agreement in respect of any part of the sale proceeds of any asset permitted to be sold under this Agreement;

(k)                                  any Quasi Security securing Financial Indebtedness in relation to any Permitted Hedging Transaction; and

(l)                                     Quasi Security arising as a result of a disposal set out in paragraph (l) of the definition of Permitted Disposal;

(m)                               any Security or Quasi Security securing indebtedness the principal amount of which, when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security or Quasi Security given by any member of the Group other than any permitted under the paragraphs set out above in this definition, does not exceed $2,000,000 (or its equivalent in another currency or currencies);

(n)                                 the pledge over the Senior Discount Notes On-Loan to be given by the Senior Discount Notes Issuer in favour of the trustee of the Senior Discount Notes (for the benefit of itself and the other Senior Discount Notes Finance Parties) (the “Senior Discount Notes On-Loan Pledge”);

(o)                                 the first ranking assignment of the loan made between DDBCo and Midco under one of the Intercompany Loan Agreements given by DDBCo in favour of the trustee of the Senior Discount Notes (for the benefit of itself and the other Senior Discount Notes

Finance Parties) (the “Senior Discount Notes First Ranking Intercompany Assignment”); and

(p)                                 the second ranking assignment of the loan made between DDBCo and Midco under one of the Intercompany Loan Agreements given by DDBCo in favour of the Senior Discount Notes Issuer (the “Senior Discount Notes Second Ranking Intercompany Assignment”).

“Permitted Share Issue” means:

(a)                                  the issue of shares by the Company to the Investors and the Management and under the Shareholders’ Agreement;

(b)                                 the issue of shares by any member of the Group (other than the Company) to any other member of the Group provided that the new shares are subject to the same security, if any, under the Security Documents as the shares already in issue;

(c)                                  the issue of any shares in Target to any directors, executives, non-executives, managers or employees of the Group pursuant to any Existing Share Option Scheme;

(d)                                 the issue of any shares in the Company pursuant to any share option scheme introduced to replace the Existing Share Option Schemes;

(e)                                  with the prior approval of the Agent (acting on the instructions of the Majority Lenders) the issue of shares of any Holdco (other than of Midco or Newco) under any employees’ share option scheme, or any other directors’, executives’, non-executives’, or managers’ share option scheme not referred to in paragraph (c) above; or

(f)                                    the issue of shares under the Scheme of Arrangement, the Bridge Facility Warrant Instrument or as contemplated by the Funds Flow Memorandum.

“Permitted Transaction” means:

(a)                                  any loan permitted under paragraph (b), (c), (d), (e), (f), (g), (h) and, to the extent it relates to a loan from one Obligor to another Obligor only, (i) of Permitted Loan;

(b)                                 any guarantee, bond or indemnity permitted under paragraph (c), (d), (e) and (g) of Permitted Guarantees;

(c)                                  any transaction expressly required pursuant to the Transaction Documents;

(d)                                 any arrangement in respect of a Permitted Payment (other than in respect of paragraph (d) of that definition);

(e)                                  any payments or other transactions contemplated by the Funds Flow Memorandum;

(f)                                    the Whitewash Intra-Group Loan Agreement;

(g)                                 the Intercompany Loan Agreements; or

(h)                                 the Working Capital Support Letter.

“Press Release” means a press release in the Agreed Form to be issued by or on behalf of Newco announcing the terms and conditions of the Acquisition.

“Proceeds” means Net Flotation Proceeds, Net Sale Proceeds, Net Recovery Proceeds and Insurance Proceeds (in each case as defined in Clause 11 (Prepayment and Cancellation)).

“Qualifying Lender” has the meaning given to it in Clause 16 (Tax gross-up and indemnities).

“Quasi Security” means a transaction under which any member of the Group will:

(a)                                  sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)                                 sell, transfer or otherwise dispose of any of its receivables on recourse terms (except for customary warranties in respect of the disposal of such receivables); or

(c)                                  enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                  (if the currency is sterling) the first day of that period;

(b)                                 (if the currency is euro) 2 TARGET Days before the first day of that period; or

(c)                                  (for any other currency) 2 Business Days before the first day of that period,

unless market practice differs in the Relevant lnterbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant lnterbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant lnterbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiving Agent” means the receiving agent for Newco in connection with the Acquisition.

“Receiving Agent Account” means the account to be established with a bank in the name of Newco into which the proceeds of any Utilisation to purchase shares in the share capital of the Target will be paid and from which payments will be made by the Receiving Agent to shareholders of the Target in consideration of the Acquisition.

“Receiving Agent Letter” means the letter of appointment for the Receiving Agent, containing customary terms for such letter as utilised in transactions of this nature, from Newco to the Receiving Agent and countersigned by the Receiving Agent.

“Reference Banks” means, in relation to LlBOR and Mandatory Cost, the principal London offices of Barclays Bank PLC, Credit Suisse First Boston and The Royal Bank of Scotland plc and, in relation to EURIBOR, the principal office in London of Barclays Bank PLC, Credit Suisse First Boston and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Refinancing Utilisation” means a Term Loan made available to any Borrower for the purpose of refinancing Existing Debt.

“Re-Investors” means shareholders of the Target prior to the Completion Date (and/or their Affiliates) who elect to become investors in the Company under the Scheme of Arrangement.

“Related Fund” means, in relation to a trust or fund or other entity, another trust, fund or other entity which is regularly engaged in, or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and either has the same fund manager or asset manager or has common ownership as such first mentioned relevant trust or fund or other entity.

“Relevant lnterbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdictions” means, in relation to an Obligor:

(a)                                  its jurisdiction of incorporation; and

(b)                                 any jurisdiction where it conducts its business.

“Repeating Representations” means each of the representations set out in Clause 22.1 (Status) to Clause 22.4 (Power and Authority), paragraph (a) of Clause 22.6 (No Default) and paragraph (d) of Clause 22.8 (Financial statements).

“Reports” means the Accountants’ Report, the Financing Case, the Commercial Report, the Due Diligence Report, the Environmental Report, the Insurance Report, the Tax Report and the Technical Report.

“Reservations” means:

(a)                                  the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any jurisdiction in which relevant obligations may have to be performed; and

(b)                                 any general principles of the law limiting the obligations of any Obligor which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors).

“Restricted Person” means:

(a)                                  any Investor, the Management or any Holding Company of any Investor;

(b)                                 any person with an interest (direct or indirect) in the shares in the Company;

(c)                                  any joint venture, consortium, partnership or similar arrangement of which any person described in (a) or (b) is a member; and

(d)                                 each Holdco other than Newco.

“Retained Cash” means any Surplus Cashflow that the Group is not obliged to repay under Clause 11.8 (Mandatory prepayment of Surplus Cashflow) in relation to the relevant financial year of the Company.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities), part of which may be designated as an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Revolving Facility Borrower” means:

(a)                                  each Borrower identified as a Revolving Facility Borrower in Part I of Schedule 1 (The Original Parties); and

(b)                                 any Additional Borrower identified in an Accession Letter as a Borrower under the Revolving Facility,

other than in the case of an Original Borrower, following accession as an Obligor in accordance with this Agreement.

“Revolving Facility Commitment” means:

(a)                                  in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part II or Part III of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 9 (Ancillary Facilities)).

“Revolving Facility Lender” means:

(a)                                  any Original Revolving Facility Lender; and

(b)                                 any bank, financial institution, trust, fund or other entity which has become a Revolving Facility Lender in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Revolving Facility Lender in accordance with this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit or Bank Guarantee.

“Rollover Loan” means one or more Revolving Facility Loan(s):

(a)                                  made or to be made on the same day that one or more maturing Revolving Facility Loan(s) is or are due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan(s) (unless it is more than the maturing Revolving Facility Loan(s) solely because it arose as a result of the operation of Clause 8.2 (Unavailability of a currency));

(c)                                  in the same currency as the maturing Revolving Facility Loan(s) (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(d)                                 made or to be made to the same Borrower for the purpose of refinancing the maturing Revolving Facility Loan(s).

“Scheme Documents” means:

(a)                                  the Press Release;

(b)                                 the Offer Circular and any other circular sent to the shareholders of the Target after the date of this Agreement relating to the Acquisition or the Scheme of Arrangement;

(c)                                  the Scheme of Arrangement document (the final form of which is to be set out in part 3 of the Offer Circular); and

(d)                                 the documentation relating to the offers to be made to holders of options under the Existing Share Option Schemes.

“Scheme of Arrangement” means the scheme of arrangement pursuant to section 425 of the Companies Act 1985 pursuant to which the existing share capital of the Target will be cancelled and new share capital in the Target will be issued to Newco and in consideration of which (i) Newco will make certain payments to Target’s existing shareholders and/or (ii) Target’s existing shareholders shall subscribe for Subordinated Preference Certificates and shares in the Company.

“Screen Rate” means:

(a)                                  in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                 in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)                                  Debenture 1 and Debenture 2; and

(b)                                 any other security document that may at any time be agreed to be given as Security in favour of a Finance Party (other than a High Yield Notes Finance Party) for any of the Liabilities pursuant to or in connection with any Finance Documents (other than the High Yield Notes Finance Documents, the Bridge Subordinated Preference Certificates and the Bridge Subordinated Preference Certificates Instrument).

“Selection Notice” means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to a Term Facility.

“Senior Discount Notes” means the 10.375% senior discount notes due 2012 to be issued by the Senior Discount Notes Issuer pursuant to the Senior Discount Notes Indenture in an aggregate principal amount at maturity of $450,000,000 on or about 24 November 2004 for the purposes of indirectly funding DDBCo’s redemption of up to $295,000,000 in principal amount outstanding of Subordinated Preference Certificates, together with properly incurred fees and expenses associated therewith, and additional 10.375% senior discount notes due 2012 issued pursuant to the Senior Discount Notes Indenture having an initial accreted value equal to the amount of liquidated damages, if any, due pursuant to the Senior Discount Notes Issuer’s obligations to file with, and have declared effective by, the U.S. Securities and Exchange Commission, an exchange offer or shelf registration statement with respect to such 10.375% senior discount notes due 2012.

“Senior Discount Notes Finance Documents” means the Senior Discount Notes Indenture the loan agreement relating to the Senior Discount Notes On-Loan, the Senior Discount Notes On-Loan Pledge, the Senior Discount Notes First Ranking Intercompany Assignment and the Senior Discount Notes Second Ranking Intercompany Assignment.

“Senior Discount Notes Finance Parties” means the holders of the Senior Discount Notes and the trustee of the Senior Discount Notes.

“Senior Discount Notes Guarantee” means the guarantee given by DDBCo of the Senior Discount Notes Issuer’s obligations and liabilities under and in respect of the Senior Discount Notes.

“Senior Discount Notes Indenture” means the indenture constituting the Senior Discount Notes dated on or about 24 November 2004 between the Senior Discount Notes Issuer, DDBCo as guarantor of the Senior Discount Notes and The Bank of New York as trustee, which incorporates the Senior Discount Notes Guarantee.

“Senior Discount Notes Issuer” means Inmarsat Finance II plc.

“Senior Discount Notes On-Loan” means the on-loan of the proceeds of the Senior Discount Notes to be made by the Senior Discount Notes Issuer to DDBCo.

“Senior Finance Document” means this Agreement, each Accession Letter, any Ancillary Facility Document, each Fee Letter, any Hedging Document, the lntercreditor Agreement, each Security Document, any Syndication Agreement, the Syndication Side Letter, the Amendment and Restatement Agreement and any other document designated as such by the Agent and the Company.

“Senior Finance Party” means the Agent, an Ancillary Lender, the Mandated Lead Arrangers, the Bookrunners, the Issuing Bank, a Lender, the Security Trustee.

“Shareholders’ Agreement” means the shareholders’ agreement in the Agreed Form dated on or about the date of this Agreement between the Target, the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors, the Company, DDBCo, Midco and Newco (and to which the Management and the Re-Investors will accede) relating to:

(a)                                  the subscription for shares in the Company by the Original Investors and the Management; and

(b)                                 the issue of Subordinated Preference Certificates pursuant to the Subordinated Preference Certificates Instruments.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Sponsor Equity” means the ordinary share capital of the Company and the Subordinated Preference Certificates.

“Subordinated Preference Certificates” means:

(a)                                  the subordinated preference certificates, in the Agreed Form, issued or to be issued by the Company or DDBCo to the Original Investors and the Management which are subordinated on the terms set out in the Intercreditor Agreement; and

(b)                                 any other subordinated preference certificates on the same terms as those described in (a) above (except for technical and administrative amendments) issued by the Company or DDBCo to a person that is party to (or accedes as a party to) the Intercreditor Agreement as an Investor.

“Subordinated Preference Certificates Instruments” means the deed poll instrument in the Agreed Form pursuant to which the Subordinated Preference Certificates are, or are to be, constituted.

“Subsidiary” means in relation to any company or corporation (a “holding company”), a company or corporation:

(a)                                  which is controlled, directly or indirectly, by the holding company;

(b)                                 more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)                                  which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“Subsidiary EBITDA” means, in respect of a Subsidiary of the Group, the EBITDA as defined in Clause 24.7 (Definitions) as if references to the Group in that definition and in the definition of any other defined terms referred to in the definition of EBITDA were deemed to be references to the relevant Subsidiary of the Group for the purposes of this definition and shall be calculated on an unconsolidated basis.

“Surplus Cashflow” means, in relation to the period of 24 months to 31 December 2005 or any subsequent financial year of the Company, Cashflow for that period of 24 months or financial year (as applicable) minus:

(a)                                  Net Debt Service (as defined in Clause 24.7 (Definitions)) for that period or financial year (as appropriate);

(b)                                 any prepayments of the Facilities or, if such prepayment is made in accordance with the terms of the Intercreditor Agreement and is not a prepayment from the proceeds of issue of the High Yield Notes, any prepayments of the Bridge Facility made during that period or financial year (as appropriate) other than prepayments of the Facilities made under Clause 11.8 (Mandatory prepayment of Surplus Cashflow) or its equivalent in the Bridge Facility Agreement;

(c)                                  the amount by which budgeted Capex (as defined in Clause 24.7 (Definitions)) for that period or financial year (as appropriate) (as set out in the Financing Case) is greater than actual Capex (as defined in Clause 24.7 (Definitions)) for that period or financial year (as appropriate);

(d)                                 $10,000,000;

(e)                                  any Proceeds received by the Group during that period or financial year (as appropriate) permitted under the terms of this Agreement to be reinvested in the Group; and

(f)                                    the proceeds received in that financial year of each subscription for shares in the Company or subordinated shareholders loans to any Holdco that have been on lent (directly or indirectly) to Newco or used to subscribe for shares in Newco and subordinated (in each case) to the Facilities and the Bridge Facility under the terms of the Intercreditor Agreement.

“Syndication” means completion of the general syndication of the Facilities.

“Syndication Agreement” means an agreement to be entered into between the Parties to novate rights and obligations under this Agreement to persons becoming Parties as a result of the sub-underwriting and syndication of the Facilities.

“Syndication Date” means the date (as determined by the Bookrunners and notified to the Company) on which a Syndication has occurred and the additional syndicate members have become bound by this Agreement or, if earlier, the date falling 4 months after the Completion Date.

“Syndication Side Letter” means the letter dated 5 September between the Mandated Lead Arrangers and Newco relating to Syndication.

“Target” means Inmarsat Ventures plc.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Report” means the tax structuring report relating to the Acquisition prepared by PricewaterhouseCoopers.

“Technical Report” means the technical report relating to the Acquired Group prepared by independent consultants.

“Term Facility” means Facility A, Facility B or Facility C.

“Term Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Termination Date” means:

(a)                                  in relation to Facility A, the date which is 6 years after the Completion Date;

(b)                                 in relation to Facility B, the date which is 7 years after the Completion Date;

(c)                                  in relation to Facility C, the date which is 8 years after the Completion Date;

(d)                                 in relation to the Capex Facility, the date which is 6 years after the Completion Date; and

(e)                                  in relation to the Revolving Facility, the date which is the earlier of 6 years after the Completion Date and the date on which Facility A is repaid or prepaid and cancelled in full.

“Testing Period” has the meaning given to it in Clause 24.7 (Definitions).

“Total Ancillary Commitments” means the aggregate of the Ancillary Commitments, being zero at the date of this Agreement.

“Total Ancillary Limit” means $30,000,000.

“Total Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (including any accrued “payment-in-kind” interest but excluding any fixed or minimum premium payable on prepayment or redemption):

(a)                                  under the Senior Finance Documents;

(b)                                 under the Bridge Facility Finance Documents (other than the Bridge Subordinated Preference Certificates and the Bridge Subordinated Preference Certificates Instrument);

(c)                                  under the High Yield Notes Finance Documents other than the High Yield Notes Inter Company Loan Agreement Document (in each case as construed, for the avoidance of doubt, in accordance with Clause 1.4 (Alternative debt instrument)); and

(d)                                 of Financial Indebtedness incurred under paragraphs (f), (l), (j) and (k) of the definition of Permitted Financial Indebtedness,

in each case at that time.

“Total Capex Facility Commitment” means the aggregate of the Capex Facility Commitments, being $100,000,000 at the date of this Agreement.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments, the Total Capex Facility Commitments, the Total Revolving Facility Commitments and the Total Ancillary Commitments, being $975,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being $400,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being $200,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being $200,000,000 at the date of this Agreement.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being $75,000,000 at the date of this Agreement.

“Transaction Documents” means the Investor Documents, the Scheme Documents and the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                  the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                 the date on which the Agent executes the Transfer Certificate.

“Trigger Date” means the later of:

(a)                                  the date of successful in-orbit acceptance of one I4 Satellite; and

(b)                                 the date falling 3 years after the Completion Date.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Senior Finance Documents.

“Utilisation” means a Loan, a Letter of Credit or a Bank Guarantee (but not a utilisation of an Ancillary Facility).

“Utilisation Date” means the date on which a Utilisation is, or is to be, made.

“Utilisation Request” means (in relation to a Loan) a notice substantially in the form set out in Part I of Schedule 3 (Requests) or (in relation to a Letter of Credit or Bank Guarantee) a notice substantially in the form set out in Part II of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Whitewash Intra-Group Loan Agreement” means the loan agreement between the Holdcos and certain other members of the Group pursuant to which loans are made by members of the Group to the Holdcos and certain other members of the Group for the purpose of enabling them to meet payment obligations under the Finance Documents and/or the Investor Documents.

“Working Capital” has the meaning given to it in Clause 24.7 (Definitions).

“Working Capital Support Letter” means the letter from the Company and certain other members of the Group to certain members of the Group relating to the provision of downstream working capital support by the Company to members of the Acquired Group for the purposes of complying with the obligation set out in Clause 25.5 (Financial Assistance) requiring Obligors which are members of the Acquired Group to implement the procedures set out in sections 155 to 158 of the Companies Act 1985.

1.2                                 Construction

(a)                                  Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     any person shall be construed so as to include its successors in title, permitted assigns and permitted transferees:

(ii)                                  “assets” includes present and future properties, revenues and rights of every description.

(iii)                               “Barclays Capital” means Barclays Capital, the Investment Banking Division of Barclays Bank PLC;

(iv)                              a Borrower providing “cash cover” for a Letter of Credit or a Bank Guarantee or a contingent liability under an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit or, as the case may be, Bank Guarantee or contingent liability to an interest-bearing account in the name of the Borrower and the following conditions are met:

(A)                              the account is with the Security Trustee or, in relation to an Ancillary Facility, the relevant Ancillary Lender;

(B)                                withdrawals from the account may only be made to pay a Senior Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility until no amount is or may be outstanding under that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility; and

(C)                                if the Security Trustee or Ancillary Lender requires, the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Trustee or the Ancillary Lender with which that account is held, creating a first ranking security interest over that account;

(v)                                 the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(vi)                              “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)                           a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)                        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation but, if not having the force of law, compliance with which is customary for entities or persons such as the relevant entity or person.

(ix)                                a Borrower “repaying” or “prepaying” a Letter of Credit, Bank Guarantee or contingent liability under an Ancillary Facility means:

(A)                              that Borrower providing cash cover for that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility;

(B)                                the maximum amount payable under the Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility being reduced in accordance with its terms; or

(C)                                the Issuing Bank or, as the case may be, Ancillary Lender being satisfied that it has no further liability under that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility, and the amount by which a Letter of Credit, Bank Guarantee or contingent liability under an Ancillary Facility is repaid or prepaid under sub-paragraphs (A) and (B) above is the amount of the relevant cash cover or reduction;

(x)                                   any reference to a document, agreement or instrument is a reference to that document, agreement or instrument as varied, amended, novated, supplemented or restated, in each case in accordance with this Agreement;

(xi)                                “shares” or “share capital” includes equivalent ownership interests (and “shareholder” and similar expressions shall be construed accordingly);

(xii)

(A)                              “dollars” and “$” shall mean the lawful currency of the United States of America;

(B)                                “sterling” and “£” shall mean the lawful currency of the United Kingdom; and

(C)                                “euro” and “€” shall mean the single currency of the Participating Member States.

(xiii)                          a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)                         a time of day is a reference to London time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Senior Finance Document or in any notice given under or in connection with any Senior Finance Document has the same meaning in that Senior Finance Document or notice as in this Agreement.

(d)                                 A Default and an Event of Default is “continuing” if it has not been remedied or waived.

1.3                                 Third Party Rights

(a)                                  Other than:

(i)                                     in relation to Clause 7.7 (b) (Exclusion of Liability); or

(ii)                                  a Hedging Bank in relation to Clause 21 (Guarantee and Indemnity); or

(iii)                               unless expressly provided to the contrary in this Agreement,

a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

(b)                                 Notwithstanding the terms of this Agreement, the consent of any person who is not a Party to this Agreement is not required to rescind or vary this Agreement at any time.

1.4                                 Alternative debt instruments

In the event that the High Yield Notes are not issued and the Group undertakes an alternative refinancing of all of the Bridge Facility, references in this Agreement to the High Yield Notes and related definitions shall be construed to apply to such alternative refinancing provided that that alternative refinancing is undertaken by Bondco or a Holdco other than Newco and is on terms which are subject to, and consistent with, the Intercreditor Agreement and so that such alternative refinancing is treated under the Intercreditor Agreement in the same manner as the issue of the High Yield Notes would have been treated.

SECTION 2

THE FACILITIES

2.                                       THE FACILITIES

2.1                                 The Facilities

Subject to the terms of this Agreement:

(a)                                  the Facility A Lenders make available to the Facility A Borrowers a term loan facility in dollars in an aggregate amount equal to the Total Facility A Commitments, being an amount of $400,000,000 at the date of this Agreement;

(b)                                 the Facility B Lenders make available to the Facility B Borrowers a term loan facility in dollars in an aggregate amount equal to the Total Facility B Commitments, being an amount of $200,000,000 at the date of this Agreement;

(c)                                  the Facility C Lenders make available to the Facility C Borrowers a term loan facility in dollars equal to the Total Facility C Commitments, being an amount of $200,000,000 at the date of this Agreement;

(d)                                 the Capex Facility Lenders make available to the Capex Facility Borrowers a capital expenditure facility in dollars in an aggregate amount equal to the Total Capex Facility Commitments, being an amount of $100,000,000 at the date of this Agreement; and

(e)                                  the Revolving Facility Lenders make available to the Revolving Facility Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments being a Base Currency Amount of $75,000,000 at the date of this Agreement (parts of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities).

2.2                                 Senior Finance Parties’ rights and obligations

(a)                                  The obligations of each Senior Finance Party under the Senior Finance Documents are several. Failure by a Senior Finance Party to perform its obligations under the Senior Finance Documents does not affect the obligations of any other Party under the Senior Finance Documents. No Senior Finance Party is responsible for the obligations of any other Senior Finance Party under the Senior Finance Documents.

(b)                                 The rights of each Senior Finance Party under or in connection with the Senior Finance Documents are separate and independent rights and any debt arising under the Senior Finance Documents to a Senior Finance Party from an Obligor shall be a separate and independent debt.

(c)                                  A Senior Finance Party may, except as otherwise stated in the Senior Finance Documents, separately enforce its rights under the Senior Finance Documents.

2.3                                 Company as Obligors’ agent

Each Obligor:

(a)                                  irrevocably authorises the Company to act on its behalf as its agent in relation to the Senior Finance Documents and the Hedging Documents (in the case of Additional Obligors by their execution of Accession Letters), including:

(i)                                     to give and receive as agent on its behalf all notices, consents and instructions (including Utilisation Requests);

(ii)                                  to supply on its behalf all information concerning itself, its financial condition or otherwise to the relevant persons contemplated under this Agreement;

(iii)                               to agree, accept and sign on its behalf all documents in connection with the Senior Finance Documents and Hedging Documents (including amendments, restatements and variations of and consents under any Senior Finance Documents and Hedging Documents, and to execute any new Senior Finance Documents and Hedging Documents); and

(iv)                              to take such other action as may be necessary or desirable under or in connection with the Senior Finance Documents and Hedging Documents; and

(b)                                 confirms that it will be bound by any omission, agreement, undertaking, settlement, waiver, notice, communication or notice or other action taken by the Company under or in connection with the Senior Finance Documents and Hedging Documents (whether or not known to any other Obligor and whether occurring before or after such Obligor became an Obligor under this Agreement) and each Senior Finance Party and Hedging Bank may rely on any action purported to be taken by the Company on behalf of any Obligor.

2.4                                 Acts of the Company

(a)                                  The respective liabilities of each of the Obligors under the Senior Finance Documents shall not be in any way affected by:

(i)                                     any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)                                  the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)                               any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Senior Finance Documents.

(b)                                 In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.                                       PURPOSE

3.1                                 Purpose

(a)                                  Each Borrower to whom a Term Facility is available shall apply all amounts borrowed by it under that Term Facility in or towards financing or refinancing and/or, in relation to paragraphs (ii) and (iii) only, making intra-group loans for the purpose of financing or refinancing (but, in each case, only on or after the Completion Date):

(i)                                     consideration payable to shareholders of the Target for the Acquisition under the Scheme of Arrangement;

(ii)                                  the Existing Debt;

(iii)                               the Acquisition Costs; and

(iv)                              Capital Expenditure,

in each case (other than Capital Expenditure) in accordance with the Funds Flow Memorandum and/or the summary of Acquisition Costs (and the Company irrevocably authorises and directs the Agent to make the payments to the relevant recipients on its behalf as described in the Funds Flow Memorandum).

(b)                                 Each Borrower to whom the Capex Facility is available shall apply all amounts borrowed by it under the Capex Facility to finance Capital Expenditure of the Group in relation to the I4 Programme in accordance with the Financing Case.

(c)                                  Each Borrower to whom the Revolving Facility is available shall apply all amounts borrowed by it under the Revolving Facility towards financing the general corporate purposes of the Group.

(d)                                 No amount borrowed under the Revolving Facility shall be applied in payment of consideration payable by Newco to shareholders of the Target for the Acquisition or in refinancing the Existing Debt.

(e)                                  No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

3.2                                 Monitoring

No Senior Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                       CONDITIONS OF UTILISATION

4.1                                 Initial conditions precedent

(a)                                  This Agreement shall not be effective unless, on or before the date of this Agreement, the Agent has received (or waived in writing receipt of) all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly on being so satisfied.

(b)                                 No Borrower may make a Utilisation unless the Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(c)                                  Each duly executed document that is delivered to the Agent in the Agreed Form under this Clause 4.1 (Initial conditions precedent) shall be deemed to be in form and substance satisfactory to the Agent.

4.2                                 Further conditions precedent

Subject to Clause 4.6 (Certain Funds Period), the Lenders will not be obliged to comply with Clause 5.4 (Lenders’ participation in a Loan) or Clause 6.6 (Issue of Letters of Credit or Bank Guarantees) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                  in the case of a Rollover Loan, the Agent has given notice under Clause 26.21 (Acceleration);

(b)

(i)                                     in the case of a Utilisation on the first Utilisation Date, any of the representations and warranties in Clause 22 (Representations) expressed to apply on the Completion Date as set out in Clause 22.25 (Times on which representations made) are not true; or

(ii)                                  in the case of any other Utilisation, any of the Repeating Representations are not true provided that, in relation to those representations and warranties under Clause 22 (Representations) which are not qualified by ‘material’ or ‘Material Adverse Effect’, those Repeating Representations need only be true in all material respects.

4.3                                 Conditions relating to Optional Currencies

(a)                                  A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if:

(i)                                     it is readily available in the amount required and freely convertible into the Base Currency in the Relevant lnterbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)                                  it is euro or sterling or has been approved by the Agent (acting on the instructions of all the Revolving Facility Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Utilisation.

(b)                                 If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)                                     whether or not the Revolving Facility Lenders have granted their approval; and

(ii)                                  if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation by way of a Loan in that currency.

4.4                                 Maximum number of Utilisations

(a)                                  A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)                                     more than 2 Facility A Loans would be outstanding;

(ii)                                  more than 2 Facility B Loans would be outstanding;

(iii)                               more than 2 Facility C Loans would be outstanding;

(iv)                              more than 5 Capex Facility Loans would be outstanding; and

(v)                                 more than 10 Revolving Facility Utilisations would be outstanding.

(b)                                 A Borrower may not request that a Facility A Loan, a Facility B Loan, a Facility C Loan or a Capex Facility Loan be divided if, as a result of the proposed division more than 2 Facility A Loans or more than 2 Facility B Loans, more than 2 Facility C Loans or more than 5 Capex Facility Loans, would be outstanding.

(c)                                  Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5                                 Drawing of Facilities

(a)                                  No Term Loan shall be made unless Loans under Facility A, Facility B and Facility C are made at the same time and in the same proportion as the Available Facility under each of those Facilities bears to the aggregate of those Available Facilities.

(b)                                 No Revolving Facility Utilisation shall be made before the Completion Date or the first drawdown of the Term Facilities (whichever is the later).

(c)                                  No Capex Facility Loan shall be made unless on the proposed Utilisation Date:

(i)                                     there is no continuing Event of Default arising from a breach of the covenants contained in Clause 24 (Financial Covenants) and no such Event of Default would arise under those covenants if they were tested on that Utilisation Date taking such proposed Utilisation into account; and

(ii)                                  the Term Facilities have been drawdown in full and there are no amounts standing to the credit of the Overfunding Account.

4.6                                 Certain Funds Period

Notwithstanding any other term of this Agreement or any other Senior Finance Document, during the Certain Funds Period, unless a Certain Funds Default is continuing or would result from the proposed Loan, neither the Agent nor any of the Lenders shall:

(a)                                  invoke any condition set out in Clause 4.2 (Further conditions precedent) as a ground for refusing to make any Utilisation or any utilisation of an Ancillary Facility during the Certain Funds Period solely for the purposes specified in sub-paragraphs (a)(i) and (ii) of Clause 3.1 (Purpose) (a “Scheme of Arrangement Utilisation”) to the extent of its Available Commitment in respect of the Term Facilities;

(b)                                 exercise any right, power or discretion to terminate or cancel the obligation to make any Scheme of Arrangement Utilisation, other than under Clause 11.1 (Illegality) or Clause 11.3 (Mandatory cancellation);

(c)                                  have or exercise any right of rescission or similar right or remedy which it or they may have in respect of this Agreement in respect of any Scheme of Arrangement Utilisation;

(d)                                 take any step under Clause 26.21 (Acceleration) in respect of any Scheme of Arrangement Utilisation or that part of the Commitments which may be used by way of Scheme of Arrangement Utilisation (including the enforcement of any Security Documents) so as to prevent or inhibit the payment of consideration in connection with the Scheme of Arrangement; or

(e)                                  exercise any right of set-off or counterclaim in respect of any Scheme of Arrangement Utilisation.

However, from and after termination of the Certain Funds Period, all those rights, remedies and entitlements shall be available even though they have not been exercised or available during the Certain Funds Period.

SECTION 3

UTILISATION

5.                                       UTILISATION – LOANS

5.1           Delivery of a Utilisation Request

A Borrower may utilise any Facility by way of a Loan by delivery to the Agent of a duly completed Utilisation Request in the form of Part I of Schedule 3 (Requests) not later than the Specified Time.

5.2           Completion of a Utilisation Request for a Loan

(a)                                  Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)                                     it specifies that it is for a Loan;

(ii)                                  it identifies the Facility to be utilised and specifies whether or not the proposed Utilisation is a Refinancing Utilisation;

(iii)                               in the case of the Revolving Facility, it identifies the relevant Borrower;

(iv)                              the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(v)                                 the currency and amount of the proposed Loan comply with Clause 5.3 (Currency and amount of a Loan);

(vi)                              the proposed Interest Period complies with Clause 13 (Interest Periods); and

(vii)         it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Loan or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Loan are to be credited.

(b)                                 Only one Loan may be requested in each Utilisation Request by way of Loan.

5.3           Currency and amount of a Loan

(a)                                  The currency specified in a Utilisation Request for a Loan must be:

(i)                                     in relation to a Term Facility or the Capex Facility, dollars;

(ii)                                  in relation to the Revolving Facility only, the Base Currency or an Optional Currency, provided that, if in an Optional Currency, it must specify the Base Currency Amount of the Optional Currency amount.

(b)                                 The amount of the proposed Loan must be:

(i)                                     if the currency selected is the Base Currency, a minimum of $5,000,000 for Facility A, $5,000,000 for Facility B, $5,000,000 for Facility C, a minimum of $2,500,000 for the Capex Facility or a minimum of $1,000,000 for the Revolving Facility or in each case, if less, the Available Facility; or

(ii)                                  if the currency selected is euro, a minimum of €1,000,000 for the Revolving Facility or, if less, the Available Facility; or

(iii)                               if the currency selected is sterling, a minimum of £500,000 for the Revolving Facility or, if less, the Available Facility; or

(iv)                              if the currency selected is an Optional Currency other than euro or sterling, the minimum amount (and, if required, integral multiples) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) for the Revolving Facility or, if less, the Available Facility; and

(v)                                 in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4           Lenders’ participation in a Loan

(a)                                  If the conditions set out in this Agreement have been met, each Lender participating in a Facility shall make its participation in each Loan under that Facility available by the Utilisation Date through its Facility Office.

(b)                                 The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                  The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and shall, by the Specified Time, notify each Revolving Facility Lender of the amount, currency and the Base Currency Amount of each Revolving Facility Loan and the amount of its participation in that Loan.

6.             UTILISATION – LETTERS OF CREDIT AND BANK GUARANTEES

6.1           General

(a)                                  In this Clause 6 and Clause 7 (Letters of Credit and Bank Guarantees):

(i)                                     “Expiry Date” means, for a Letter of Credit or Bank Guarantee, the last day of its Term;

(ii)                                  “Proportion” means in relation to a Lender in respect of any Letter of Credit or Bank Guarantee the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under the Revolving Facility to the Available Facility under the Revolving Facility immediately prior to the issue of that Letter of Credit or Bank Guarantee adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)                               “Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee); and

(iv)                              “Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit or Bank Guarantee.

(b)                                 Any reference in this Agreement to:

(i)                                     the Interest Period of a Letter of Credit or Bank Guarantee will be construed as a reference to the Term of that Letter of Credit or Bank Guarantee;

(ii)                                  an amount borrowed includes any amount utilised by way of Letter of Credit or Bank Guarantee;

(iii)                               a Utilisation made or to be made to a Borrower includes a Letter of Credit or Bank Guarantee issued on its behalf;

(iv)                              a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit or a Bank Guarantee;

(v)                                 amounts outstanding under this Agreement includes amounts outstanding under any Letter of Credit or Bank Guarantee; and

(vi)                              an outstanding amount of a Letter of Credit or Bank Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit or Bank Guarantee at that time.

(c)                                  Clause 5 (Utilisation - Loans) does not apply to a Utilisation by way of Letter of Credit or Bank Guarantee.

6.2                                 Facility Sub Limits

An amount of the Revolving Facility not exceeding the Letter of Credit and Bank Guarantee Limit may be utilised by way of Letter of Credit or Bank Guarantee.

6.3                                 Delivery of a Utilisation Request for Letter of Credit or Bank Guarantee

A Borrower to whom the Revolving Facility is available may request a Letter of Credit or Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request in the form of Part II of Schedule 3 (Requests) not later than the Specified Time.

6.4                                 Completion of a Utilisation Request for Letter of Credit or Bank Guarantee

Each Utilisation Request for a Letter of Credit or Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)                                  it specifies that it is for a Letter of Credit or Bank Guarantee;

(b)                                 it identifies the relevant Revolving Facility Borrower.

(c)                                  the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(d)                                 the currency and amount of the Letter of Credit or Bank Guarantee comply with Clause 6.5 (Currency and amount);

(e)                                  the form of Letter of Credit or Bank Guarantee, as the case may be, is attached and such attached form is in substantially the same form as Schedule 9 (Form of Letter of Credit) in relation to a Letter of Credit or Schedule 10 (Form of Bank Guarantee) in relation to a Bank Guarantee;

(f)                                    the Expiry Date of the Letter of Credit or Bank Guarantee falls on or before the Termination Date applicable to the Revolving Facility;

(g)                                 the Term of the Letter of Credit or Bank Guarantee shall not exceed 12 months (unless the beneficiary of the Letter of Credit or Bank Guarantee is H.M. Customs and Excise);

(h)                                 the delivery instructions for the Letter of Credit or Bank Guarantee are specified; and

(i)                                     in relation to any Letter of Credit or Bank Guarantee, the Issuing Bank has confirmed that it is entitled (having regard to applicable laws and regulations) to issue the Letter of Credit or Bank Guarantee to the beneficiary identified in the Utilisation Request by the applicable Specified Time.

6.5                                 Currency and amount

(a)                                  The currency specified in a Utilisation Request for a Letter of Credit or Bank Guarantee must be the Base Currency or (with the consent of the Lenders) an Optional Currency.

(b)                                 Subject to paragraph (a) above, the amount of the proposed Letter of Credit or Bank Guarantee must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)                                     if the currency selected is the Base Currency, a minimum of $500,000 or, if less, the Available Facility; or

(ii)                                  if the currency selected is euro, a minimum of €500,000 or, if less, the Available Facility;

(iii)                               if the currency selected is sterling, a minimum of £500,000 or, if less, the Available Facility; or

(iv)                              if the currency selected is an Optional Currency other than euro or sterling, the minimum amount (and, if required, integral multiples) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility, or, if less, in relation to Letters of Credit and Bank Guarantees, such amount as will result in the aggregate Base Currency Amounts of all outstanding Letters of Credit and all outstanding Bank Guarantees not exceeding the Letter of Credit and Bank Guarantee Limit.

6.6                                 Issue of Letters of Credit or Bank Guarantees

(a)                                  If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit or Bank Guarantee on the Utilisation Date.

(b)                                 The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or (as applicable) the Renewal Request and on the proposed Utilisation Date:

(i)                                     in the case of a Letter of Credit or Bank Guarantee renewed in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee), the Agent has not given notice under Clause 26.21 (Acceleration); and

(ii)                                  other than in the case of a Letter of Credit or Bank Guarantee renewed in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee), the Repeating Representations to be made by each Obligor are true in all material respects (in relation to those representations and warranties under Clause 22 (Representations) which are not qualified by ‘material’ or ‘Material Adverse Effect’).

(c)                                  The amount of each Revolving Facility Lender’s participation in each Letter of Credit or Bank Guarantee will be equal to its Proportion.

(d)                                 The Agent shall determine the Base Currency Amount of each Letter of Credit or Bank Guarantee which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Revolving Facility Lender of the details of the requested Letter of Credit or Bank Guarantee and its participation in that Letter of Credit or Bank Guarantee by the Specified Time.

6.7                                 Renewal of a Letter of Credit or Bank Guarantee

(a)                                  A Borrower may request that any Letter of Credit or Bank Guarantee issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)                                 The Senior Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit or Bank Guarantee except that the conditions set out in paragraphs (d) and (h) of Clause 6.4 (Completion of a Utilisation Request for Letter of Credit or Bank Guarantee) shall not apply.

(c)                                  The terms of each renewed Letter of Credit or Bank Guarantee shall be the same as those of the relevant Letter of Credit or Bank Guarantee immediately prior to its renewal, except that:

(i)                                     its amount may be less than the amount of the Letter of Credit or Bank Guarantee immediately prior to its renewal; and

(ii)           its Term shall start on the date which was the Expiry Date of the Letter of Credit or Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)                                 If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re- issue any Letter of Credit or Bank Guarantee pursuant to a Renewal Request.

6.8                                 Revaluation of Letters of Credit or Bank Guarantees

(a)                                  If any Letter of Credit or Bank Guarantee is denominated in an Optional Currency, the Agent shall on 30 June and 31 December in each year recalculate the Base Currency Amount of that Letter of Credit or Bank Guarantee by notionally converting into the Base Currency the outstanding amount of that Letter of Credit or Bank Guarantee on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)                                 A Borrower shall, if requested by the Agent within 5 Business Days of any calculation under paragraph (a) above, ensure that within 3 Business Days sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments by more than 5 per cent. of the Total Revolving Facility Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

7.                                       LETTERS OF CREDIT AND BANK GUARANTEES

7.1                                 Immediately payable

If a Letter of Credit or Bank Guarantee or any amount outstanding under a Letter of Credit or Bank Guarantee is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit or Bank Guarantee shall repay or prepay that amount immediately.

7.2                                 Claims under a Letter of Credit or Bank Guarantee

(a)                                  Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit or Bank Guarantee requested by it and which appears on its face to be in order (a “claim”).

(b)                                 In relation to any claim made or purported to be made under a Letter of Credit or Bank Guarantee, each Borrower shall within 3 Business Days of demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)                                  Each Borrower acknowledges that the Issuing Bank:

(i)                                     is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                                  deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                                 The obligations of a Borrower under this Clause 7.2 will not be affected by:

(i)                                     the sufficiency, accuracy or genuineness of any claim or any other documents; or

(ii)                                  any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3                                 Indemnities

(a)                                  Each Borrower shall within 3 Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit or Bank Guarantee requested by that Borrower.

(b)                                 Each Revolving Facility Lender shall (according to its Proportion in relation to the Revolving Facility) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit or Bank Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Senior Finance Document).

(c)                                  If any Revolving Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the Letter of Credit or Bank Guarantee is issued (or if later, on the date the Lender’s participation in the Letter of Credit or Bank Guarantee is transferred or assigned to that Revolving Facility Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit or Bank Guarantee in an amount equal to its Proportion of that Letter of Credit or Bank Guarantee. On receipt of demand from the Agent, that Revolving Facility Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Proportion in relation to the Revolving Facility of the amount demanded.

(d)                                 The Borrower which requests a Letter of Credit or Bank Guarantee shall immediately within 3 Business Days of demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit or Bank Guarantee.

(e)                                  The obligations of each Lender under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit or Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)                                    The obligations of any Lender under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)            any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or other person;

(ii)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(iii)          the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)          any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or any other person;

(v)                                 any amendment or restatement (however fundamental) or replacement of a Senior Finance Document, any Letter of Credit or Bank Guarantee or any other document or security;

(vi)          any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document, any Letter of Credit or Bank Guarantee or any other document or security; or

(vii)         any insolvency or similar proceedings.

(g)                                 The provisions of this Clause 7.3 shall survive the termination of all other provisions of this Agreement.

7.4                                 Letters of Credit or Bank Guarantees to become Loans

(a)                                  Any amount of principal demanded from and paid by the Issuing Bank under a Letter of Credit or Bank Guarantee representing a Utilisation of the Revolving Facility Commitments, subject in each case to paragraph (b) below, shall constitute a Revolving Facility Loan made by the Issuing Bank to the relevant Revolving Facility Borrowers severally in the same proportion as their liabilities arise with respect to such Letter of Credit or Bank Guarantee pursuant to Clause 7.3 (Indemnities), in each case to the extent of the Available Commitment in relation to the Revolving Facility at the time (for this purpose the relevant Utilisation by Letter of Credit or Bank Guarantee being deemed not to be outstanding to the extent of the amount demanded).

(b)                                 All provisions of this Agreement relating to a Revolving Facility Loan (as applicable) and the making thereof (including the provisions of paragraph (b) of Clause 4.2 (Further conditions precedent) and all provisions relating to the payment of interest thereon and the repayment and prepayment of principal thereof) shall apply to any Utilisation of a Revolving Facility Loan referred to in paragraph (a) above. The proceeds of any such Revolving Facility Loan shall be applied in satisfaction of the relevant Revolving Facility Borrower’s obligations to the Lenders in respect of such Letter of Credit or Bank Guarantee under this Agreement.

7.5           Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Senior Finance Party in respect of any payment it may make under this Clause 7.

7.6           Role of the Issuing Bank

(a)                                  Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)                                 The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)                                  The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

(d)                                 The Issuing Bank may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)                                  The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)                                    The Issuing Bank may act in relation to the Senior Finance Documents through its personnel and agents.

(g)                                 The Issuing Bank is not responsible for:

(i)            the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Issuing Bank, the Mandated Lead Arrangers, an Obligor, the Security Trustee or any other person given in or in connection with any Senior Finance Document or any of the Information Package; or

(ii)           the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Senior Finance Document.

7.7           Exclusion of liability

(a)           Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Senior Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Senior Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause 7.7 pursuant to the Contracts (Rights of Third Parties) Act 1999, subject to Clause 1.3 (Third Party Rights).

7.8                                 Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Senior Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Senior Finance Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 29.14 (Credit appraisal by the Lenders).

8.                                       OPTIONAL CURRENCIES

8.1                                 Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Revolving Facility Utilisation, a Facility B Utilisation or a Facility C Utilisation in the Utilisation Request for that Utilisation.

8.2                                 Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                  a Revolving Facility Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                 a Revolving Facility Lender notifies the Agent that compliance with its obligation to participate in a Utilisation in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Revolving Facility Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Utilisation in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Utilisation denominated in the Base Currency during that Interest Period.

9.                                       ANCILLARY FACILITIES

9.1                                 Establishment of Ancillary Facilities

One or more Ancillary Facilities may from time to time be established in favour of one or more Revolving Facility Borrowers in accordance with this Clause 9 by designating all or part of the Revolving Facility Commitment of a Lender as an Ancillary Commitment.

9.2                                 Types of Ancillary Facility

Each Ancillary Facility may comprise any of the following (or any combination of the following):

(a)                                  overdraft, cheque clearing, automatic payment or other current account facilities;

(b)                                 guarantee, bonding or documentary or standby letter of credit facilities;

(c)                                  derivatives facilities for protection against or benefit from fluctuation in any rate or price in the ordinary course of trade (and not for speculative purposes); and

(d)                                 such other facilities as may be required and as the Agent (acting reasonably) and the relevant Ancillary Lender may agree.

9.3                                 Request for Ancillary Facilities

(a)                                  The Company may, at any time, request the establishment of an Ancillary Facility by delivery to the Agent of a duly completed Ancillary Facility Request counter-signed by the Ancillary Lender which is to make available that Ancillary Facility.

(b)                                 An Ancillary Facility Request relating to a proposed Ancillary Facility will not be regarded as duly completed unless it identifies:

(i)                                     the Revolving Facility Borrower(s) under that Ancillary Facility;

(ii)                                  the Ancillary Lender (which must be a Revolving Facility Lender) which is to make available that Ancillary Facility;

(iii)                               the type or types of facility to comprise that Ancillary Facility (which must comply with Clause 9.2 (Types of Ancillary Facility));

(iv)                              the date (the “Commencement Date”) on which that Ancillary Facility is to become available (which must be a date on which the Revolving Facility is available to be drawn and must not be less than 10 Business Days after the date on which the Agent receives the Ancillary Facility Request);

(v)                                 the expiry date of that Ancillary Facility (which must fall on or before the Termination Date applicable to the Revolving Facility);

(vi)                              the amount of the Ancillary Commitment (which must be denominated in the Base Currency) which is to apply to that Ancillary Facility;

(vii)                           the currency or currencies (which must comply with paragraph (c) below) in which utilisations under that Ancillary Facility may be requested;

(viii)                        the margin, commitment fee and other fees payable in respect of that Ancillary Facility; and

(ix)                                such other details in relation to that Ancillary Facility as the Agent may reasonably require.

(c)                                  An Ancillary Facility shall only be available for utilisation in the Base Currency or a currency which:

(i)                                     is readily available in the amount required and freely convertible into the Base Currency in the Relevant lnterbank Market on the date for utilisation of that Ancillary Facility; and

(ii)                                  is euro or has been approved by the Agent (acting on the instructions of the Revolving Facility Lenders) on or prior to receipt by the Agent of the Ancillary Facility Request for that Ancillary Facility.

(d)                                 The Agent shall, promptly after receipt by it of an Ancillary Facility Request, notify each Revolving Facility Lender of that Ancillary Facility Request.

9.4                                 Grant of Ancillary Facility

The Revolving Facility Lender identified in a duly completed Ancillary Facility Request shall become an Ancillary Lender authorised to make the proposed Ancillary Facility available with effect from the proposed Commencement Date, if the following conditions are fulfilled:

(a)                                  the proposed Ancillary Commitment under that Ancillary Facility is equal to or less than the Available Commitment of that Lender under the Revolving Facility on that Commencement Date;

(b)                                 the proposed Ancillary Commitment under that Ancillary Facility will not, when aggregated with the Ancillary Commitments under all other Ancillary Facilities in effect on that Commencement Date, exceed the Total Ancillary Limit; and

(c)                                  the proposed Ancillary Lender has notified the Agent by that Commencement Date that it agrees to make available that Ancillary Facility.

9.5                                 Adjustments to Revolving Facility Commitment

(a)                                  The Revolving Facility Commitment of a Lender which is an Ancillary Lender shall be reduced by the amount of its Ancillary Commitments.

(b)                                 If and to the extent that:

(i)            any Ancillary Facility expires, or is cancelled (in whole or in part) in accordance with Clause 9.8 (Voluntary cancellation of Ancillary Facilities); and

(ii)           no amount is or may be payable to or by the Ancillary Lender in respect of that Ancillary Facility (or the relevant part of it),

the Revolving Facility Commitment of the relevant Lender will immediately be increased by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).

9.6                                 Terms of Ancillary Facilities

(a)                                  The terms applicable to each Ancillary Facility shall be as agreed between the relevant Ancillary Lender and the relevant Borrower (as set out in the applicable Ancillary Facility Document), provided that:

(i)            those terms shall be consistent with this Clause 9 and the details set out in the Ancillary Facility Request;

(ii)           utilisations under an Ancillary Facility shall be used only for the working capital purposes and/or the general corporate purposes of the Group;

(iii)          the rate of interest, fees and other remuneration in respect of the Ancillary Facility shall be based upon the normal market rates and terms from time to time of that Ancillary Lender; and

(iv)          cancellation, termination or enforcement of the Ancillary Facility shall only occur as described in Clause 9.8 (Voluntary cancellation of Ancillary Facilities), Clause 11 (Prepayment and cancellation) or Clause 26.21 (Acceleration).

(b)                                 Any material variation to any Ancillary Facility (including any proposed increase or reduction in the Ancillary Commitment) shall be in accordance with and subject to this Clause 9.

(c)                                  In the case of any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail.

9.7                                 Limits on Ancillary Facilities

The Company shall ensure that:

(a)                                  the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit; and

(b)                                 the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility.

9.8                                 Voluntary cancellation of Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender not less than 5 Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.9                                 Notice in respect of Ancillary Facilities

(a)                                  Each Ancillary Lender shall promptly notify the Agent of:

(i)                                     the establishment by it of any Ancillary Facility and the applicable Commencement Date;

(ii)                                  the amount of any Ancillary Facility which is cancelled or expires and the date of any such cancellation or expiry; and

(iii)                               any other information relating to any Ancillary Facility provided by it as the Agent may request, including the Ancillary Outstandings from time to time.

(b)                                 The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that no Ancillary Facility has expired or been cancelled in whole or part.

(c)                                  Each Obligor consents to all information described in paragraph (a) above being disclosed to the Senior Finance Parties.

9.10                           Ancillary Outstandings

The relevant Borrower under an Ancillary Facility shall repay or pay on the due date each amount payable under that Ancillary Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.                                 REPAYMENT OF LOANS

10.1                           Repayment of Facility A Loans

(a)                                  Each Facility A Borrower shall (and the Company shall ensure that each relevant Borrower shall) repay those Facility A Loans so that, on each of the following dates, the aggregate of the Facility A Loans shall be reduced by the amount set opposite that date and that the Facility A Loans shall be repaid in full on the Termination Date in relation to Facility A:

Facility A Repayment Date	Facility A Repayment Instalment

The date that is:	(amount determined by reference to the percentage of the Facility A Loans at the end of the Availability Period in relation to Facility A)

18 Months from the Completion Date	2.50 per cent. of the Facility A Loans

24 Months from the Completion Date	5.00 per cent. of the Facility A Loans

30 Months from the Completion Date	5.00 per cent. of the Facility A Loans

36 Months from the Completion Date	7.50 per cent. of the Facility A Loans

42 Months from the Completion Date	10.00 per cent. of the Facility A Loans

48 Months from the Completion Date	10.00 per cent. of the Facility A Loans

54 Months from the Completion Date	12.50 per cent. of the Facility A Loans

60 Months from the Completion Date	12.50 per cent. of the Facility A Loans

66 Months from the Completion Date	17.50 per cent. of the Facility A Loans

72 Months from the Completion Date	17.50 per cent. of the Facility A Loans

Total	100 per cent.

(b)                                 No Borrower may reborrow any part of Facility A which is repaid.

10.2                           Repayment of Facility B Loans

(a)                                  Each Borrower which has drawn a Facility B Loan shall (and the Company shall procure that each relevant Borrower shall) repay that Loan in two equal instalments as follows:

(i)            the first instalment shall be paid on the date falling 6 months before the Facility B Repayment Date and, if it is not a Business Day, on the immediately preceding Business Day; and

(ii)           the second instalment shall be paid on the Facility B Repayment Date.

(b)                                 No Borrower may reborrow any part of Facility B which is repaid.

10.3                           Repayment of Facility C Loans

(a)                                  Each Borrower which has drawn a Facility C Loan shall (and the Company shall procure that each relevant Borrower shall) repay that Loan in two equal instalments as follows:

(i)                                     the first instalment shall be paid on the date falling 6 months before the Facility C Repayment Date and, if it is not a Business Day, on the immediately preceding Business Day; and

(ii)                                  the second instalment shall be paid on the Facility C Repayment Date.

10.4                           Repayment of Capex Facility Loans

(a)                                  Each Borrower which has drawn a Capex Facility Loan shall (and the Company shall ensure that each relevant Borrower shall) repay those Capex Facility Loans so that, on each of the following dates, the aggregate of the Capex Facility Loans shall be reduced by the amount set opposite that date and that the Capex Facility Loans shall be repaid in full on the Termination Date in relation to Capex Facility:

Capex Facility Repayment Date	Capex Facility Repayment Instalment

The date that is:	(amount determined by reference to the percentage of the Capex Facility Loans at the end of the Availability Period in relation to Capex Facility)

42 Months from the Completion Date	16 per cent. of the Capex Facility Loans

48 Months from the Completion Date	17 per cent. of the Capex Facility Loans

54 Months from the Completion Date	16 per cent. of the Capex Facility Loans

60 Months from the Completion Date	17 per cent. of the Capex Facility Loans

66 Months from the Completion Date	17 per cent. of the Capex Facility Loans

72 Months from the Completion Date	17 per cent. of the Capex Facility Loans

Total	100 per cent.

(b)                                 No Borrower may reborrow any part of the Capex Facility which is repaid.

10.5                           Repayment of Revolving Facility Loans

(a)                                  Each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)                                 Any Revolving Facility Loan remaining outstanding on the Termination Date applicable to the Revolving Facility shall be repaid on that date.

(c)                                  Each Borrower shall provide full cash cover in respect of each Letter of Credit or Bank Guarantee requested by that Borrower on the Termination Date applicable to the Revolving Facility.

10.6                           Repayment of Ancillary Facilities

On the Termination Date applicable to the Revolving Facility, each Borrower under an Ancillary Facility:

(a)                                  shall repay all amounts (if any) owing or outstanding under that Ancillary Facility; or

(b)                                 shall provide full cash cover in respect of any contingent liability of the Ancillary Lender under that Ancillary Facility.

11.                                 PREPAYMENT AND CANCELLATION

11.1                           Illegality

If after the date of this Agreement it becomes (or any change in the interpretation, administration or application of any law makes it apparent that it is) unlawful in any jurisdiction for a Lender, the Issuing Bank or an Ancillary Lender to perform any of its obligations as contemplated by this Agreement or, in the case of an Ancillary Lender, any Ancillary Facility Document, or to fund its participation in any Utilisation or, in the case of an Ancillary Lender, any Utilisation under any Ancillary Facility:

(a)                                  that Lender, the Issuing Bank or, as the case may be, that Ancillary Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                 upon the Agent notifying the Company, the Commitment of that Lender or, as the case may be, the Commitment of that Ancillary Lender under that Ancillary Facility will be immediately cancelled or, as the case may be, the Issuing Bank shall not be obliged to issue any Letter of Credit or Bank Guarantee or that Ancillary Lender shall not be obliged to issue any guarantee, bond or letter of credit under that Ancillary Facility;

(c)                                  each Borrower shall:

(i)                                     repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(ii)                                  provide full cash cover in respect of that Lender’s participation in each Letter of Credit or Bank Guarantee or, as the case may be, the Issuing Bank’s maximum contingent liability under each Letter of Credit and Bank Guarantee requested by that Borrower on the Expiry Date of each such Letter of Credit and Bank Guarantee or, if earlier, the date specified by the Lender or the Issuing Bank, as the case may be, in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and/or

(d)                                 each Borrower shall repay each amount payable or, as the case may be, provide full cash cover in respect of each contingent liability under each Ancillary Facility of that Ancillary Lender on the next due date occurring after the Agent has notified the Company or, if earlier, the date specified by the Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2                           Flotation, Change of Control and Sale

(a)                                  In this Clause 11.2:

(i)                                     a “Change of Control” will occur if:

(A)                              the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors cease to hold (whether directly or indirectly through any person) beneficially in aggregate more than 50 per cent. of the issued share capital of the Company or issued share capital of the Company having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Company (disregarding for these purposes any of the issued share capital of the Company constituted by shares which have been issued under the Bridge Facility Warrant Instrument);

(B)                                the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors cease to hold beneficially the right to determine the composition of the majority of the board of directors or equivalent body of the Company; or

(C)                                the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors cease to control (as defined in section 416(2) of the Taxes Act) the Company;

(ii)                                  “Flotation” means a flotation of any part of the share capital of the Company (or, if applicable, any other ultimate Holding Company of the Group) on any investment exchange or issue by way of flotation or public offering or any equivalent circumstances in relation to the Company (or that other ultimate Holding Company (as appropriate)) in any jurisdiction immediately following which the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors continue to hold (whether directly or indirectly through any person) beneficially in aggregate more than 50 per cent. of the issued share capital of the Company and issued share capital having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Company (disregarding for these purposes any of the issued share capital of the Company constituted by shares which have been issued under the Bridge Facility Warrant Instrument).

(iii)                               “ORBIT Flotation” means a Flotation of up to one-sixth of the share capital of the Company (or any other ultimate Holding Company of the Group) solely conducted for the purpose of complying with the Open-market Reorganisation for the Betterment of International Telecommunications Act of the United States of America.

(iv)                              “Net Flotation Proceeds” means the cash proceeds (including, when received, the cash proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with a Flotation after deducting:

(A)                              fees and reasonable transaction costs and expenses incurred in connection with that sale, transfer or disposal; and

(B)           Taxes paid or reasonably estimated by the relevant member of the Group to be payable as a result of that Flotation.

(v)           “Sale” means a disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Group or the Company.

(b)                                 If a Flotation occurs:

(i)            the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)           if (A) such Flotation is not an ORBIT Flotation and immediately after such Flotation the credit rating of Newco is BBB- (as rated by Standard & Poor’s Ratings Group) and Baa3 (as rated by Moody’s Investors Service, Inc.) or better or (B) such Flotation is an ORBIT Flotation, then the Company shall ensure that any Net Flotation Proceeds are applied in accordance with Clause 11.9 (Application of Proceeds); and

(iii)          if such Flotation is not an ORBIT Flotation and immediately after such Flotation the credit rating of Newco is less than BBB- (as rated by Standard & Poor’s Ratings Group) or Baa3 (as rated by Moody’s Investors Service, Inc.):

(A)          no Borrower may request a Utilisation or utilise an Ancillary Facility; and

(B)           the Facilities shall immediately be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Senior Finance Documents and the Hedging Documents shall become immediately due and payable, and full cash cover in respect of each Letter of Credit and Bank Guarantee and each guarantee, bond or letter of credit issued under any Ancillary Facility shall become immediately due and payable.

(c)                                  If a Change of Control or Sale occurs:

(i)                                     the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)                                  no Borrower may request a Utilisation or utilise an Ancillary Facility; and

(iii)                               the Facilities shall immediately be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Senior Finance Documents and the Hedging Documents shall become immediately due and payable, and full cash cover in respect of each Letter of Credit and Bank Guarantee and each guarantee, bond or letter of credit issued under any Ancillary Facility shall become immediately due and payable.

11.3                           Mandatory cancellation

(a)                                  If:

(i)            the Completion Date does not occur within 180 days of the date of this Agreement; or

(ii)           prior to the Completion Date, the European Commission initiates proceedings in respect of the Acquisition under Article 6(1)(c) of Council Regulation (EEC) 4064/89 or makes a referral in respect of the Acquisition to a competent authority of the United Kingdom under Article 9(3) of that regulation and there is a subsequent referral to the Competition Commission before (in each case) the meeting referred to in paragraph (iv) below; or

(iii)          the Scheme of Arrangement is withdrawn by the Target or Newco’s offer for the Target otherwise is withdrawn or lapses; or

(iv)                              in any meeting of shareholders (or class of shareholders) of the Target held under section 425 of the Companies Act 1985 to consider the Scheme of Arrangement (or any adjournment thereof), the requisite number of shareholders (or class of shareholders) of the Target required by that section to pass the Scheme of Arrangement does not vote in favour of the Scheme of Arrangement;

(v)                                 the resolutions required to approve and implement the Scheme of Arrangement are not passed at the extraordinary general meeting of the shareholders of the Target convened to consider those resolutions (or any adjournment thereof), all the Commitments will be immediately and automatically cancelled.

(b)                                 Any part of the Commitments not borrowed or utilised under this Agreement shall be cancelled automatically on the close of business on the expiry of the relevant Availability Period.

11.4                           Voluntary cancellation

(a)                                  The Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Facility A Lenders, Majority Facility B Lenders, Majority Facility C Lenders, Majority Capex Facility Lenders or the Majority Revolving Lenders (as appropriate) may agree) prior notice, cancel the whole or any part (being a minimum amount of $2,000,000 (or its equivalent in another currency or currencies) or an integral multiple thereof) of the Available Facility under the relevant Term Facility, the Available Facility under the Capex Facility or the Available Facility under the Revolving Facility. Any cancellation under this Clause 11.4:

(i)                                     in respect of the Term Facility, shall reduce the Available Facility under each Term Facility in the proportion that the Available Facility under the relevant Term Facility bears to the Available Facility under the aggregate of each Term Facility; and

(ii)                                  in respect of any Facility, shall reduce the Commitment of each Lender rateably under that Facility.

(b)                                 No notice of cancellation of all or any part of the Revolving Facility shall be effective unless, at the time of the relevant cancellation either (A) no amount remains outstanding, or is capable of becoming outstanding, under the Term Facilities or (B) the Company has provided evidence satisfactory to the Agent (acting reasonably) demonstrating that the Group has (and will have) adequate working capital available to it for the remainder of the life of the Term Facilities.

11.5                           Mandatory prepayment from Net Sale Proceeds

(a)                                  In this Clause 11:

“Net Sale Proceeds” means the cash proceeds (including, when received, the cash proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset (other than as set out in sub-paragraphs (a), (b), (c), (d), (e), (h),  (i), (j), (k), (l) and (n) of the definition of Permitted Disposal) after deducting:

(i)            fees and reasonable transaction costs and expenses incurred in connection with that sale, transfer or disposal;

(ii)           Taxes paid or reasonably estimated by the relevant member of the Group to be payable as a result of that sale, transfer or disposal or upstreaming of the Net Sale Proceeds to the Borrowers to meet their mandatory prepayment obligations under this Agreement;

(iii)          such amount as is reasonably required as a provision against warranty or indemnity claims arising as a result of that sale, transfer or other disposal; and

(iv)          any amount required to discharge any Permitted Financial Indebtedness (including any applicable prepayment or cancellation fee) which any member of the Group is contractually obliged to discharge in relation to such asset disposal.

(b)                                 The Company shall ensure that any Net Sale Proceeds are applied in accordance with Clause 11.9 (Application of Proceeds).

(c)                                  The obligation in Clause 11.9 (Application of Proceeds) to apply such Net Sale Proceeds in prepayment does not apply to any Net Sale Proceeds to the extent that such Net Sale Proceeds are, within 12 months of receipt, applied or contractually committed to be applied for reinvestment in or towards fixed assets required for use in connection with the business of the Group.

(d)                                 The obligation in Clause 11.9 (Application of Proceeds) to apply such Net Sale Proceeds in prepayment in relation to the disposal set out in paragraph (l) of the definition of Permitted Disposal shall only apply to such Net Sale Proceeds to the extent that they amount to up to 4.2 times the annual rent payable by the Group on the City Road Property as a result of such a disposal or, if higher, 50% of such Net Sale Proceeds.

11.6                           Mandatory prepayment from Insurance Proceeds

(a)                                  In this Clause 11:

“Insurance Proceeds” means any proceeds (other than in relation to third party or public liability policies that are actually applied to meet such liabilities or consequential loss policies that are actually applied to cover operating losses) received by any member of the Group under or pursuant to any insurance policy (or equivalent) after the date of this Agreement.

(b)                                 The Company shall ensure that any Insurance Proceeds are applied in accordance with Clause 11.9 (Application of Proceeds).

(c)                                  Paragraph (b) does not apply to any Insurance Proceeds to the extent that the Insurance Proceeds received by members of the Group in any financial year of the Company do not in aggregate exceed $1,000,000 (or its equivalent in another currency or currencies).

(d)                                 The obligation in Clause 11.9 (Application of Proceeds) to apply such Insurance Proceeds in prepayment does not apply to any Insurance Proceeds to the extent that such Insurance Proceeds are, within 12 months of receipt, applied or contractually committed to be applied to replace, repair or reinstate the asset(s) to which those proceeds relate or for reinvestment in or towards fixed assets required for use in connection with the business of the Group .

(e)                                  The obligation in Clause 11.9 (Application of Proceeds) to apply such Insurance Proceeds in prepayment does not apply to any Insurance Proceeds relating to the I4 Programme to the extent that such Insurance Proceeds are, within 12 months of receipt, committed to be applied (i) in the case of the first loss (or partial loss) of an I4 Satellite, in construction of a new launch vehicle for the F-3 I4 Satellite and (ii) in the case of any subsequent loss (or partial loss) of an I4 Satellite, in the construction of a new I4 Satellite and a new launch vehicle for such new I4 Satellite and insurances in relation to such new I4 Satellite.

(f)                                    The obligation in Clause 11.9 (Application of Proceeds) to apply such Insurance Proceeds in prepayment does not apply to any Insurance Proceeds relating to an I3 Satellite to the extent that such Insurance Proceeds are promptly applied in purchasing further insurance for the Group’s fleet of I3 Satellites.

11.7                           Mandatory prepayment from Net Recovery Proceeds

(a)                                  In this Clause 11:

“Net Recovery Proceeds” means any amount received or recovered by a member of the Group pursuant to or in respect of any Report or related reliance letter or any breach of contract, warranty claim or legal action or proceedings in respect of such Report or reliance letter (whether by way of judgment on or settlement of such claim) (in each case net of Tax and any reasonable fees and reasonable transaction costs and expenses incurred in achieving any such recoveries).

(b)                                 The Company shall ensure that any Net Recovery Proceeds are applied in accordance with Clause 11.9 (Application of Proceeds).

(c)                                  Paragraph (b) does not apply to any Net Recovery Proceeds to the extent that the Net Recovery Proceeds received by members of the Group in any financial year of the Company do not in aggregate exceed $1,000,000 (or its equivalent in another currency or currencies).

(d)                                 The obligation in Clause 11.9 (Application of Proceeds) to apply such Net Recovery Proceeds in prepayment does not apply to any Net Recovery Proceeds to the extent that such Net Recovery Proceeds are, within 12 months of receipt, contractually committed to be applied to replace, reinstate or invest in assets or meet liabilities in each case in respect of which those proceeds relate (including payment of Tax) or for reinvestment in or towards fixed assets required for use in connection with the business of the Group.

11.8                           Mandatory prepayment of Surplus Cashflow

(a)                                  Within 14 days of delivery to the Agent of the Company’s audited consolidated financial statements for:

(i)                                     the financial year of the Company ended 31 December 2005; and

(ii)                                  each financial year of the Company thereafter,

the Company shall ensure that an amount equal to 50 per cent. of the Surplus Cashflow in respect of (A) the 24 months to 31 December 2005 (in the case of the delivery of audited consolidated financial statements of the Company for the financial year ended 31 December 2005) or (B) that financial year (in the case of the delivery of audited consolidated financial statements of the Company for each financial year after that ending on 31 December 2005) is applied (in each case) in accordance with Clause 11.9 (Application of Proceeds).

(b)                                 For the avoidance of doubt, notwithstanding the other terms of this Agreement, the Group shall be entitled to use Retained Cash to fund Capital Expenditure (or acquire businesses where the acquisition of the assets of such businesses would be treated as Capital Expenditure if such assets had been directly acquired by the Group).

11.9                           Application of Proceeds

(a)                                  The amount required to be mandatorily prepaid under Clause 11.8 (Mandatory prepayment of Surplus Cashflow) shall, at the discretion of the Company, be applied firstly in prepayment of the next 4 Facility A Repayment Instalments until each is reduced to the amount which is 50 per cent. of the original scheduled amount of such Facility A Repayment Instalment, and shall thereafter be applied to satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in respect of the remaining Facility A Repayment Instalments pro rata, otherwise such amounts shall be applied in accordance with the remaining paragraphs of this Clause 11.9.

(b)                                 The Proceeds and, subject to paragraph (a) above the amount of Surplus Cashflow (if any) required to be mandatorily prepaid under this Clause 11.9, shall, subject to paragraph (f) below, be applied in the following order, in each case until the relevant Utilisations or other liabilities have been satisfied in full. In relation to Loans, such application shall be made on the last day of the Interest Period relating to the relevant Loan, unless the Company gives the Agent 5 days’ prior written notice to make such payment before the last day of such Interest Period:

(i)                                     first, in prepayment of the Facility A Repayment Instalments, the Facility B Repayment Instalments and Facility C Repayment Instalments pro rata;

(ii)                                  second, in prepayment of Capex Facility Repayment Instalments;

(iii)                               third, in prepayment of Revolving Credit Utilisations and Ancillary Outstandings pro rata; and

(iv)                              fourth, in reduction of any undrawn Revolving Facility Commitments and Ancillary Commitments pro rata.

(c)                                  If the Facility A Loans have not been repaid or prepaid in full, any Facility B Lender or Facility C Lender, as the case may be (each such Lender being in this Clause 11.9 an “Exempt Lender”), may by 5 Business Days’ notice to the Agent prior to the relevant prepayment, waive its rights to prepayment (in whole or in part) of any Facility B Loan or, as the case may be, Facility C Loan under paragraph (b)(i) above. If any Exempt Lender delivers such a notice, the amount in respect of which the relevant Exempt Lender has waived its right to prepayment shall be applied as follows:

(i)            first, to Lenders participating in the same Facility as the Exempt Lender (other than other Exempt Lenders under that Facility) in prepayment of their participation in that Facility;

(ii)           second, to the Facility A Lenders in prepayment of the Facility A Repayment Instalments pro rata; and

(iii)          third, to the Facility B Lenders and the Facility C Lenders in prepayment of the Facility B Repayment Instalments and the Facility C Instalments pro rata.

(d)                                 If any amount is applied in accordance with sub-paragraph (iii) or (iv) of paragraph (b) above, the Revolving Facility Commitments and Ancillary Commitments shall immediately be cancelled by that amount. Any cancellation shall apply to the Revolving Facility Commitment of each

Revolving Facility Lender and Ancillary Commitment of each Ancillary Lender on a pro rata basis.

(e)                                  The Commitments of the Lenders under the relevant Facility shall be reduced rateably by the prepayment made under this Clause 11.9.

(f)                                    Any prepayment under this Clause 11.9:

(i)            subject to paragraph (a), in respect of Facility A Loans shall satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in respect of the remaining Facility A Repayment Instalments pro rata;

(ii)           in respect of Facility B Loans shall satisfy the obligations under Clause 10.2 (Repayment of Facility B Loans) in respect of the remaining Facility B Repayment Instalments pro rata;

(iii)          in respect of Facility C Loans shall satisfy the obligations under Clause 10.3 (Repayment of Facility C Loans) in respect of the remaining Facility C Repayment Instalments pro rata; and

(iv)          in respect of Capex Facility Loans shall satisfy the obligations under Clause 10.4 (Repayment of Capex Facility Loans) in respect of the remaining Capex Facility Repayment Instalments pro rata.

(g)                                 No mandatory prepayment shall be required under this Clause 11.9 if:

(i)                                     it would be unlawful to do so or in order to do so moneys need to be upstreamed or transferred from one Group Company to another Group Company and these monies cannot be so upstreamed or transferred without breaching a financial assistance restriction or prohibition or other legal restriction or prohibition applicable to any Group Company (or any of its directors); or

(ii)                                  the making of such payment would result in the incurring of arm’s length transmission or foreign exchange costs or Taxes to the applicable member(s) of the Group which, in aggregate, exceed 5 per cent. of the amount which would otherwise be due to be prepaid, in each case, provided that the relevant member(s) of the Group have used all reasonable endeavours to avoid such unlawfulness and to facilitate cash movement within the Group to enable the prepayment to be made, until the relevant impediment, restriction or prohibition no longer applies.

(h)                                 If Facility A Loans are prepaid in full under this Clause 11.9 then the Company shall ensure that, at the time of such prepayment in full all Revolving Credit Utilisations and Ancillary Outstandings are prepaid in full (together with accrued interest and all other amounts accrued under the Senior Finance Documents in respect of the Revolving Credit Facility and the Ancillary Facilities) at which time the Revolving Credit Utilisations and Ancillary Outstandings shall become immediately due and payable, and full cash cover in respect of each Letter of Credit and Bank Guarantee and each guarantee, bond or letter of credit issued under any Ancillary Facility shall become immediately due and payable,

11.10       Voluntary prepayment of Term Loans and Capex Facility Loans

(a)                                  The Company and the relevant Borrowers may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Facility A Lenders, the Majority Facility B Lenders, the Majority Facility C Lenders and/or, as the case may be, the Majority Capex Facility Lenders may agree) prior notice, prepay (i) Term Loans (in the same proportion that Loans under the relevant Term Facility bear to all the Term Loans) and (ii) Capex Facility Loans, provided that no such prepayment of the Capex Facility Loans may be made until all Term Loans have been repaid or prepaid in full.

(b)                                 If the Facility A Loans have not been repaid or prepaid in full, any Facility B Lender or Facility C Lender, as the case may be (each such Lender being in this Clause 11.10 an “Exempt Lender”), may by 5 Business Days’ notice to the Agent prior to the relevant prepayment, waive its rights to prepayment (in whole or in part) of any Facility B Loan or, as the case may be, Facility C Loan under paragraph (b)(i) above.  If any Exempt Lender delivers such a notice, the amount in respect of which the relevant Exempt Lender has waived its right to prepayment shall be applied as follows:

(i)            first, to Lenders participating in the same Facility as the Exempt Lender (other than other Exempt Lenders under that Facility) in prepayment of their participation in that Facility;

(ii)           second, to the Facility A Lenders in prepayment of the Facility A Repayment Instalments pro rata; and

(iii)          third, to the Facility B Lenders and the Facility C Lenders in prepayment of the Facility B Repayment Instalments and the Facility C Instalments pro rata.

(c)                                  Any prepayment of Facility A Loans under this Clause 11.10 may, at the discretion of the Company, be applied firstly in prepayment of the next 4 Facility A Repayment Instalments until each is reduced to the amount which is 50 per cent. of the original scheduled amount of such Facility A Repayment Instalment, and shall thereafter be applied to satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in respect of the remaining Facility A Repayment Instalments pro rata.

(d)                                 Any prepayment under this Clause 11.10:

(i)            subject to paragraph (c), in respect of Facility A Loans shall satisfy the obligations under Clause 10.1 (Repayment of Facility A Loans) in respect of the remaining Facility A Repayment Instalments pro rata;

(ii)           in respect of Facility B Loans shall satisfy the obligations under Clause 10.2 (Repayment of Facility B Loans) in respect of the remaining Facility B Repayment Instalments pro rata;

(iii)          in respect of Facility C Loans shall satisfy the obligations under Clause 10.3 (Repayment of Facility C Loans) in respect of the remaining Facility C Repayment Instalments pro rata; and

(iv)          in respect of Capex Facility Loans shall satisfy the obligations under Clause 10.4 (Repayment of Capex Facility Loans) in respect of the remaining Capex Facility Repayment Instalments pro rata.

(e)                                  Term Loans may only be voluntarily prepaid after the last day of the Availability Period for the applicable Term Facility (or, if earlier, the day on which the Available Facility for the applicable Term Facility is zero).

(f)                                    Capex Facility Loans may only be voluntarily prepaid after the last day of the Availability Period for the Capex Facility (or, if earlier, the day on which the Available Facility for the Capex Facility is zero).

(g)                                 If Facility A Loans are prepaid in full under this Clause 11.10 then the Company shall ensure that, at the time of such prepayment in full all Revolving Credit Utilisations and Ancillary Outstandings are prepaid in full (together with accrued interest and all other amounts accrued under the Senior Finance Documents in respect of the Revolving Credit Facility and the Ancillary Facilities) at which time the Revolving Credit Utilisations and Ancillary Outstandings shall become immediately due and payable, and full cash cover in respect of each Letter of Credit and Bank Guarantee and each guarantee, bond or letter of credit issued under any Ancillary Facility shall become immediately due and payable,

11.11                     Voluntary prepayment of Revolving Facility Loans

The Borrower to which a Revolving Facility Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Revolving Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of $1,000,000).

11.12                     Right of replacement of a single Lender

If:

(a)                                  any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up);

(b)                                 any Lender or Issuing Bank claims indemnification from Newco under Clause 16.3 (Tax and Expenses Indemnity) or Clause 17.1 (Increased Costs); or

(c)

(A)                              the Company or an Obligor requests an amendment or waiver which requires the consent of all of the Lenders; and

(B)                                the Majority Lenders have consented to that amendment or waiver; but

(C)                                a Lender has not consented to that amendment or waiver,

the Company may:

(i)                                     whilst the circumstance giving rise to the requirement or indemnification continues or the request for an amendment or waiver request is outstanding (as appropriate), arrange for the transfer at par of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations and its Ancillary Commitment (if any) and Ancillary Outstandings under its Ancillary Facility to a new or existing Lender willing to accept that transfer and acceptable to the Company and the remaining Lenders of the relevant Facility; or

(ii)                                  with the prior consent of all the other Lenders, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations and utilisations of any Ancillary Facility granted by that Lender, whereupon the Commitment of that Lender and its Ancillary Commitment (if any) shall immediately be reduced to zero or, in the case of the Issuing Bank, give the Agent notice that the Issuing Bank shall not be obliged to issue any Letter of Credit or Bank Guarantee and its intention to procure the provision of full cash cover in respect of the Issuing Bank’s maximum contingent liability under each Letter of Credit and Bank Guarantee outstanding. On the last day of each Interest Period which ends after the Company has given notice under this paragraph (ii) (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility, as the case may be, is outstanding shall repay that Lender’s participation in that Utilisation or utilisation of an Ancillary Facility granted by that Lender or, as the case may be, provide full cash cover in respect of any Letter of Credit or Bank Guarantee issued by the Issuing Bank or any contingent liability of that Lender under an Ancillary Facility.

11.13                     Replacement of a Lender

(a)                                  The replacement of a Lender pursuant to Clause 11.12 (Right of replacement of a single Lender) shall be subject to the following conditions:

(i)            no Senior Finance Party shall have any obligation to find a replacement Lender;

(ii)           any Lender replaced pursuant to Clause 11.12 (Right of replacement of a single Lender) shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Senior Finance Document; and

(iii)          any replacement pursuant to Clause 11.12 (Right of replacement of a single Lender) of a Lender which is the Agent or the Security Trustee shall not affect its role as the Agent or the Security Trustee;

(iv)          no transfer of a Lender’s Commitment under the Revolving Credit Facility may be made without the consent of the Issuing Bank in accordance with Clause 27.7 (Revolving Facility assignments and transfers); and

(v)           Newco shall promptly on demand pay to the Lender who is replaced and the Agent all reasonable costs and expenses (including legal fees) incurred by any of them in connection with such transfer.

11.14                     Restrictions

(a)                                  Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                  No Borrower may reborrow any part of a Term Facility or the Capex Facility which is prepaid.

(d)                                 Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)                                  No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)                                    Unless a contrary indication appears in this Agreement, no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)                                 If the Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)                                 Where any member of the Group is in receipt of Proceeds then those Proceeds shall, pending prepayment under this Clause 11 or other application by the Group in accordance with the terms of this Agreement, be credited to a bank account held with the Security Trustee and charged to the Security Trustee (on behalf of the Senior Finance Parties) on terms satisfactory to it (a “Proceeds Account”). No amount may be withdrawn or transferred from a Proceeds Account except:

(i)                                     to make the prepayments required under this Clause 11 or for other application by the Group as permitted by this Agreement; or

(ii)                                  with the prior consent of the Majority Lenders.

11.15                     Clean Down

(a)                                  The Company shall ensure that for a period of at least 5 consecutive Business Days (each a “Clean Down Period”) during the 12-month period commencing on the Completion Date and thereafter during each subsequent 12-month period the aggregate of:

(i)            all Revolving Facility Loans outstanding under the Revolving Facility; plus

(ii)           all amounts outstanding under any Ancillary Facility by way of overdraft or other cash drawing; plus

(iii)          all amounts outstanding under any Letter of Credit or Bank Guarantee issued under the Revolving Facility or any guarantee, bond or letter of credit issued under any Ancillary Facility where provided in support of actual Financial Indebtedness of any member of the Group on a loan or current account (to the extent that such Financial Indebtedness has been drawn and not repaid or prepaid); minus

(iv)          Cash and Cash Equivalent Investments of the Group (but not including amounts standing to the credit of the Overfunding Account),

shall not exceed zero.

(b)                                 The Company shall ensure that consecutive Clean Down Periods shall not be effected in consecutive calendar months.

(c)                                  The Company shall notify the Agent at least 5 Business Days before the start of any period in which it is intended to effect a Clean Down Period.

SECTION 5

COSTS OF UTILISATION

12.                                 INTEREST

12.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                  Margin;

(b)                                 LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)                                  Mandatory Cost, if any.

12.2                           Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 Months, on the dates falling at 6-monthly intervals after the first day of the Interest Period).

12.3                           Default interest

(a)                                  If an Obligor fails to pay any amount payable by it under a Senior Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                                 If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4                           Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.5                           Adjustment of Margin

(a)                                  Subject to this Clause 12.5, the Margin applicable to each Utilisation under Facility A, the Capex Facility and the Revolving Facility shall be the rate per annum specified in the definition of

Margin set out in Clause 1.1 (Definitions) adjusted, by reference to the ratio of Total Borrowings for the Testing Period to EBITDA for the Testing Period as shown in the most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent, to equal the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Total Borrowings to EBITDA falls:

Ratio of Total Borrowings to EBITDA	Margin (per cent. p.a.) Facility A and the Capex Facility	Margin (per cent. p.a.) Revolving Facility
Greater than 3.25:1	2.50%	2.50%
Equal to or less than 3.25:1 but greater than 3.00:1	2.375%	2.375%
Equal to or less than 3.00:1 but greater than 2.75:1	2.25%	2.25%
Equal to or less than 2.75:1	2.125%	2.125%

(b)                                 No adjustment shall be made to the Margin under paragraph (a) above until receipt by the Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) for a Testing Period which ends on a date falling at least 12 months after the date of this Agreement.

(c)                                  Any adjustment in the Margin under paragraph (a) above shall take effect on the date of receipt by the Agent of the relevant Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 23.3 (Compliance Certificate).

(d)                                 If the Margin for a Utilisation is reduced for any period and the annual audited financial statements of the Group and related Compliance Certificate subsequently received by the Agent show that a higher Margin should have applied during that period, then that reduction shall be reversed with retrospective effect and the Margin for that Utilisation shall be the percentage per annum determined using the table above and the revised ratio of Total Borrowings to EBITDA calculated using the figures in that Compliance Certificate. Newco will pay (or the Company will procure that the relevant Borrowers pay) to the Agent any amounts necessary to put the Agent and Lenders in the position they would have been in had the Margin always been determined for that period by reference to that revised ratio.

(e)                                  While an Event of Default is continuing, the Margin applicable to each Utilisation under Facility A, the Capex Facility and the Revolving Facility shall revert (if it has not already done so) to the rates specified in paragraphs (a), (d) and (e) respectively of the definition of Margin in Clause 1.1 (Definitions) until such time when no Event of Default is continuing

(f)                                    If the Agent has not received a Compliance Certificate (or any financial statement with which that Compliance Certificate is required by this Agreement to be delivered) in accordance with Clause 23.3 (Compliance Certificate), the Margin shall revert to the rate specified in paragraph (a), (d) or (e) (as appropriate) of the definition of Margin in Clause 1.1 (Definitions).

13.                                 INTEREST PERIODS

13.1                           Selection of Interest Periods

(a)                                  A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                 Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Term Loan was made not later than the Specified Time.

(c)                                  If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be 1 Month.

(d)                                 Subject to this Clause 13, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders participating in the relevant Loan). In addition, a Borrower (or the Company on its behalf) may select an Interest Period of less than 1 Month in relation to Facility A, Facility B, Facility C or the Capex Facility, if necessary, to ensure that there are sufficient Facility A Loans, Facility B Loans, Facility C Loans or Capex Facility Loans (as appropriate) which have an Interest Period ending on a Facility A Repayment Date, Facility B Repayment Date, Facility C Repayment Date or Capex Facility Repayment Date (as appropriate) for the Borrowers to make the Facility A Repayment Instalment, Facility B Repayment Instalment, Facility C Repayment Instalment or Capex Facility Repayment Instalment (as appropriate) due on that date.

(e)                                  For the purposes of determining the interest rate for an Interest Period beginning before the Syndication Date, the Agent may shorten that Interest Period to a duration of 1 Month (or such other duration as may be agreed between the Mandated Lead Arrangers and the Company to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be novated to persons becoming Parties as a result of Syndication).

(f)                                    An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(g)                                 Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)                                 A Revolving Facility Loan has one Interest Period only.

13.2                           Changes to Interest Periods

(a)                                  Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Facility A Borrowers to make the Facility A Repayment Instalment due on that Facility A Repayment Date.

(b)                                 Prior to determining the interest rate for a Facility B Loan, the Agent may shorten an Interest Period for any Facility B Loan to ensure that there are sufficient Facility B Loans (with an aggregate Base Currency Amount equal to or greater than the amount of the Facility B Loans outstanding) which have an Interest Period ending on the date on which an instalment of the Facility B Loans outstanding are due to be repaid under paragraph (a) of Clause 10.2 (Repayment of Facility B Loans) for the Facility B Borrowers to make the Facility B Repayment Instalment due on that date.

(c)                                  Prior to determining the interest rate for a Facility C Loan, the Agent may shorten an Interest Period for any Facility C Loan to ensure that there are sufficient Facility C Loans (with an aggregate Base Currency Amount equal to or greater than the amount of the Facility C Loans outstanding) which have an Interest Period ending on the date on which an instalment of the Facility C Loans outstanding are due to be repaid under paragraph (a) of Clause 10.3 (Repayment of Facility C Loans) for the Facility C Borrowers to make the Facility C Repayment Instalment due on that date.

(d)                                 Prior to determining the interest rate for a Capex Facility Loan, the Agent may shorten an Interest Period for any Capex Facility Loan to ensure that there are sufficient Capex Facility Loans (with an aggregate Base Currency Amount equal to or greater than the amount of the Capex Facility Loans outstanding) which have an Interest Period ending on the date on which an instalment of the Capex Facility Loans outstanding are due to be repaid under paragraph (a) of Clause 10.4 (Repayment of Capex Facility Loans) for the Capex Facility Borrowers to make the Capex Facility Repayment Instalment due on that date.

(e)                                  If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2 or in paragraph (e) of Clause 13.1 (Selection of Interest Periods), it shall promptly notify the Company and the relevant Lenders.

13.3                           Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.4                           Consolidation and division of Term Loans and Capex Facility Loans

(a)                                  Subject to paragraph (b) below, if 2 or more Interest Periods:

(i)                                     relate to Term Loans or to Capex Facility Loans;

(ii)                                  end on the same date; and

(iii)                               are made to the same Borrower,

those Term Loans or Capex Facility Loans (as applicable) will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan, Facility B Loan, Facility C Loan or Capex Facility Loan, as applicable, on the last day of the Interest Period.

(b)                                 Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount of a Loan), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan, a Facility B Loan, a Facility C Loan or a Capex Facility Loan be divided into 2 or more Facility A Loans, Facility B Loans, Facility C Loans or Capex Facility Loans, as applicable, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

14.                                 CHANGES TO THE CALCULATION OF INTEREST

14.1                           Absence of quotations

Subject to Clause 14.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but if a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2                           Market disruption

(a)                                  If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Margin;

(ii)                                  the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                               the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                 In this Agreement “Market Disruption Event” means:

(i)                                     at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)                                  before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant lnterbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

14.3                           Alternative basis of interest or funding

(a)                                  If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

14.4                           Break Costs

(a)                                  Each Borrower shall, within 3 Business Days of demand by a Senior Finance Party, pay to that Senior Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.                                 FEES

15.1                           Commitment fee

Subject to Clause 15.6 (No fees if Completion Date does not occur):

(a)                                  Newco shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of:

(i)                                     0.50 per cent. per annum on that Lender’s Facility A Commitment from the date of this Agreement until the end of the Availability Period relating to Facility A or, if earlier, the date on which Facility A is cancelled in full;

(ii)                                  0.50 per cent. per annum on that Lender’s Facility B Commitment from the date of this Agreement until the end of the Availability Period relating to Facility B, or if earlier, the date on which Facility B is cancelled in full;

(iii)                               0.50 per cent. per annum on that Lender’s Facility C Commitment from the date of this Agreement until the end of the Availability Period relating to Facility C or, if earlier, the date on which Facility C is cancelled in full;

(iv)                              0.50 per cent. per annum on that Lender’s Available Commitment under the Capex Facility from the date of this Agreement until (and including) the Completion Date or, if earlier, the date on which the Capex Facility is cancelled in full:

(v)                                 1.00 per cent. per annum on that Lender’s Available Commitment under the Capex Facility from (but excluding) the Completion Date until (and including) the earlier of:

(A)                              the date on which the Capex Facility is fully drawn; and

(B)                                the end of the Availability Period applicable be the Capex Facility or, if earlier, the date on which the Capex Facility is cancelled in full;

(vi)                              0.50 per cent. per annum on that Lender’s Available Commitment under the Revolving Facility from the date of this Agreement until (and including) the Completion Date or, if earlier the date on which the Revolving Facility is cancelled in full; and

(vii)                           0.75 per cent. per annum on that Lender’s Available Commitment under the Revolving Facility from (but excluding) the Completion Date until (and including) the end of the Availability Period applicable to the Revolving Facility or, if earlier, the date on which the Revolving Facility is cancelled in full.

(b)                                 The accrued commitment fee in respect of each Term Facility is payable as follows:

(i)                                     on the first Utilisation Date; and

(ii)                                  on the last day of the relevant Availability Period; and

(iii)                               if the remaining Available Facility is fully drawn, on the date when this occurs; or

(iv)                              if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment on the date on which the cancellation becomes effective.

(c)                                  The accrued commitment fee in respect of the Revolving Facility and the Capex Facility is payable in each case as follows:

(i)                                     on the first Utilisation Date for that Facility; and

(ii)                                  thereafter, quarterly in arrear on the last day of each successive period of 3 Months which ends during the relevant Availability Period; and

(iii)                               on the last day of the relevant Availability Period; or

(iv)                              if the remaining Available Facility under that Facility is fully drawn, on the date when this occurs; and

(v)                                 if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment on the date on which the cancellation becomes effective.

15.2                           Arrangement fee

Subject to Clause 15.6 (No fees if Completion Date does not occur), Newco shall pay to the Mandated Lead Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.3                           Agency fee

Subject to Clause 15.6 (No fees if Completion Date does not occur), Newco shall pay to the Agent (for its own account) an agency fee (including a security trustee fee) in the amount and at the times agreed in a Fee Letter.

15.4                           Fees payable in respect of Letters of Credit and Bank Guarantees

Subject to Clause 15.6 (No fees if Completion Date does not occur):

(a)                                  Each Revolving Facility Borrower shall pay to the Agent (for the account of the Issuing Bank) a fronting fee in the currency in which the Letter of Credit or Bank Guarantee is denominated computed at the rate of 0.125 per cent. per annum on the Outstanding Liability Amount from time to time of each Letter of Credit or Bank Guarantee requested by it for the period from the issue of that Letter of Credit or Bank Guarantee until its Expiry Date (after deducting from such amount, the amount of the Issuing Bank’s participation (if any) in such Letter of Credit or Bank Guarantee).

(b)                                 The fronting fee on a Letter of Credit or Bank Guarantee shall be payable in arrears on the last day of each successive period of 3 months (or such shorter period as shall end on the Expiry Date for that Letter of Credit or Bank Guarantee) starting on the date of issue of that Letter of Credit or Bank Guarantee.

(c)                                  Each Revolving Facility Borrower shall pay to the Agent for application to each Revolving Facility Lender according to its Proportion of any Letter of Credit or Bank Guarantee a commission equal to the Margin applicable from time to time to Revolving Facility Utilisations applied on the Outstanding Liability Amount from time to time of each Letter of Credit or Bank Guarantee issued at its request in respect of the period between the date of issue of the Letter of Credit or Bank Guarantee and the earlier of its Expiry Date and the date when the Outstanding Liability Amount under it has been reduced to nil.

(d)                                 Such commission shall be calculated on the basis of a year of 360 days and shall be payable on the last day of each successive period of 3 months (or such shorter period as shall end on the

Expiry Date for that Letter of Credit or Bank Guarantee) starting on the date of issue of that Letter of Credit or Bank Guarantee. Accrued commission will also be payable to the Agent on the cancelled amount of any Lender’s Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and that Revolving Facility Lender’s Proportion of the Letter of Credit or Bank Guarantee is prepaid or repaid in full.

15.5                           Ancillary Facility fees

Subject to Clause 15.6 (No fees if Completion Date does not occur), Newco or the relevant Borrower shall pay to the relevant Ancillary Lender the Ancillary Facility fee(s) in the amount(s) and at the times agreed in the relevant Ancillary Facility Document.

15.6                           No fees if Completion Date does not occur

Notwithstanding any other provision of this Clause 15, no fees under this Clause 15 shall be payable if the Completion Date does not occur.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.           TAX GROSS-UP AND INDEMNITIES

16.1       Definitions

(a)           In this Agreement:

“Protected Party” means a Senior Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Senior Finance Document.

“Qualifying Lender” means in relation to a Tax Deduction in respect of Tax imposed by the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Senior Finance Document and is:

(i)                                     a Lender:

(A)                              which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Senior Finance Document; or

(B)                                in respect of an advance made under a Senior Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)                                  a Lender which is:

(A)                              a company resident in the United Kingdom for United Kingdom tax purposes;

(B)                                a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)                                a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(iii)                               a Treaty Lender with respect to the United Kingdom.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Senior Finance Document is either:

(i)                                     a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11 (2) of the Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Senior Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Senior Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax and Expenses Indemnity).

“Treaty Lender” means a Lender which in relation to a Tax Deduction in respect of Tax imposed by the United Kingdom:

(i)                                     is treated as a resident of a jurisdiction (having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest) for the purposes of the Treaty; and

(ii)                                  does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected.

“UK Non-Bank Lender” means:

(i)                                     where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part Ill of Schedule 1 (The Original Parties); and

(ii)                                  where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

(b)                                 Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2         Tax gross-up

(a)                                  Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)                                  If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the United Kingdom from a payment of interest on a Loan if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)

(A)                              the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non- Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)                                the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has notified that UK Non-Bank Lender of the precise terms of that notice; or

(iii)                               the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                                  If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                    Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Senior Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing payment or other evidence reasonably satisfactory to that Senior Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                 A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)                                 A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(i)                                     A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

16.3         Tax and Expenses Indemnity

(a)                                  Newco shall (within 3 Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Senior Finance Document.

(b)                                 Paragraph (a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Senior Finance Party:

(A)                              under the law of the jurisdiction in which that Senior Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Senior Finance Party is treated as resident for tax purposes; or

(B)                                under the law of the jurisdiction in which that Senior Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Senior Finance Party; or

(ii)                                  to the extent a loss, liability or cost:

(A)                              is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(B)                                would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied.

(c)                                  A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4         Tax Credit

If an Obligor makes a Tax Payment and the relevant Senior Finance Party determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                 that Senior Finance Party has obtained, utilised and retained that Tax Credit on an affiliated group basis,

the Senior Finance Party shall pay an amount to the Obligor which that Senior Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5         Stamp taxes

Newco shall pay and, within 3 Business Days of demand, indemnify each Senior Finance Party against any cost, loss or liability that such Senior Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Senior Finance Document.

16.6         Value added tax

(a)                                  All consideration expressed to be payable under a Senior Finance Document by any Party to a Senior Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Senior Finance Party to any Party in connection with a Senior Finance

Document, that Party shall pay to the Senior Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                 Where a Senior Finance Document requires any Party to reimburse a Senior Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Senior Finance Party against all VAT incurred by the Senior Finance Party in respect of the costs or expenses.

17.           INCREASED COSTS

17.1         Increased Costs

(a)                                  Subject to Clause 17.3 (Exceptions) Newco shall, within 3 Business Days of a demand by the Agent, pay for the account of a Senior Finance Party the amount of any Increased Costs incurred by that Senior Finance Party or any of its Affiliates as a result of:

(i)                                     the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)                                  compliance with any law or regulation made after the date of this Agreement.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Senior Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Senior Finance Document,

which is incurred or suffered by a Senior Finance Party or any of its Affiliates to the extent that it is attributable to that Senior Finance Party having entered into its Commitment or funding or performing its obligations under any Senior Finance Document.

17.2         Increased cost claims

(a)                                  A Senior Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                                 Each Senior Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3         Exceptions

(a)                                  Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                  compensated for by Clause 16.3 (Tax and Expenses Indemnity) (or would have been compensated for under Clause 16.3 (Tax and Expenses Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax and Expenses Indemnity) applied);

(iii)                               compensated for by the payment of the Mandatory Cost; or

(iv)                              attributable to the failure by the relevant Senior Finance Party or its Affiliates to comply with any law or regulation.

(b)                                 In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.           OTHER INDEMNITIES

18.1       Currency indemnity

(a)                                  If any sum due from an Obligor under the Senior Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against that Obligor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 Business Days of demand, indemnify each Senior Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Senior Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2         Other indemnities

Newco shall (or the Company shall procure that an Obligor will), within 3 Business Days of demand, indemnify each Senior Finance Party against any cost, loss or liability incurred by that Senior Finance Party as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                 a failure by an Obligor to pay any amount due under a Senior Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Senior Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Senior Finance Party alone); or

(d)                                 a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company or as required by this Agreement.

18.3         Indemnity to the Agent

Newco shall (or the Company shall procure that an Obligor will) within 3 Business Days of demand promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                  investigating any event which it reasonably believes is a Default except if after doing so it is apparent that there is and was no Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised to the extent such cost, loss or liability was because such notice, request or instruction was not so genuine, correct or appropriate.

19.           MITIGATION BY THE LENDERS

19.1         Mitigation

(a)                                  Each Senior Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Senior Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of any Obligor under the Senior Finance Documents.

19.2         Limitation of liability

(a)                                  Newco shall indemnify each Senior Finance Party for all costs and expenses reasonably incurred by that Senior Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)                                 A Senior Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Senior Finance Party (acting reasonably), to do so might be prejudicial to it.

20.           COSTS AND EXPENSES

20.1         Transaction expenses

Newco shall promptly on demand pay the Agent, the Security Trustee and the Mandated Lead Arrangers the amount of all reasonable costs and expenses (including legal fees) incurred by any of them in connection with the negotiation, preparation, arrangement, printing, execution and Syndication of:

(a)                                  this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Senior Finance Documents executed after the date of this Agreement,

provided that Newco shall not be required to meet any such costs and expenses to the extent they exceed amounts agreed in respect thereof between Apax, Permira and the Mandated Lead Arrangers prior to the date of this Agreement.

20.2         Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.9 (Change of currency), Newco shall, within 3 Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all reasonable costs and expenses (including legal fees) incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or in connection with that required amendment.

20.3         Enforcement costs

Newco shall, within 3 Business Days of demand, pay to each Senior Finance Party the amount of all costs and expenses (including legal fees) incurred by that Senior Finance Party in connection with the enforcement of, or the preservation of any rights under, any Senior Finance Document.

20.4         Security Trustee expenses

Newco shall promptly on demand pay the Security Trustee the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 7

GUARANTEE AND SECURITY

21.           GUARANTEE AND INDEMNITY

21.1         Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                  guarantees to each Senior Finance Party and Hedging Bank punctual performance by each other Obligor of all that Obligor’s obligations under the Senior Finance Documents and the Hedging Documents;

(b)                                 undertakes with each Senior Finance Party and Hedging Bank that whenever an Obligor does not pay any amount when due under or in connection with any Senior Finance Document or Hedging Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                  indemnifies each Senior Finance Party and Hedging Bank immediately on demand against any cost, loss or liability suffered by that Senior Finance Party or Hedging Bank if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Senior Finance Party or Hedging Bank would otherwise have been entitled to recover.

21.2         Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Senior Finance Documents and the Hedging Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3         Reinstatement

If any payment by an Obligor or any discharge given by a Senior Finance Party or Hedging Bank (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                  the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 each Senior Finance Party or Hedging Bank (as applicable) shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4         Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Senior Finance Party or Hedging Bank) including:

(a)                                  any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment (however fundamental) or replacement of a Senior Finance Document, Hedging Document or any other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document, Hedging Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

21.5         Immediate recourse

Each Guarantor waives any right it may have of first requiring any Senior Finance Party or Hedging Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Senior Finance Document or Hedging Document to the contrary.

21.6         Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents and Hedging Documents have been irrevocably paid in full, each Senior Finance Party or Hedging Bank (or any trustee or agent on its behalf) may:

(a)                                  refrain from applying or enforcing any other moneys, security, Senior Finance Documents and/or Hedging Documents or rights held or received by that Senior Finance Party or Hedging Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.7         Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Senior Finance Documents and Hedging Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Trustee) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Senior Finance Documents or Hedging Documents:

(a)                                  to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Senior Finance Documents or Hedging Documents; and/or

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Senior Finance Party under the Senior Finance Documents or of the Hedging Bank under the Hedging Documents or of any of them under any other guarantee or security taken pursuant to, or in connection with, the Senior Finance Documents or Hedging Documents by any Senior Finance Party or Hedging Bank.

21.8         Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Senior Finance Party or Hedging Bank.

21.9         Guarantee limitations

(a)                                  The obligations of each Guarantor which is not incorporated in England and Wales shall be subject to the guarantee limitations (if any) specified in the Accession Letter in relation to that Additional Guarantor.

(b)                                 The obligations of each Guarantor incorporated in England and Wales under the guarantee and indemnity contained in Clause 21.1 (Guarantee and indemnity) will not extend to cover any guarantee or indemnity of indebtedness which, if those obligations did so extend, would cause that Guarantor to be in breach of any of the provisions of section 151 of the Companies Act 1985 (or, in the case of any Guarantor which is not incorporated in England and Wales, in breach of any similar or analogous enactment or provisions applicable in any other jurisdiction).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.           REPRESENTATIONS

The Company and each Obligor makes the representations and warranties set out in this Clause 22 to each Senior Finance Party on the dates set out in Clause 22.25 (Times on which representations made) (in the case of any Obligor, only in relation to itself and, to the extent expressed to be applicable to them, its Material Subsidiaries). In relation to each representation and warranty made on the Completion Date, each Acquired Group Member shall be deemed to be part of the Group.

22.1         Status

(a)                                  It is a limited liability company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                 It, and each of its Material Subsidiaries, has the power to own its assets and carry on its business substantially as it is presently being conducted.

22.2         Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is or will be a party are legal, valid, binding and enforceable, subject to:

(a)                                  any applicable Reservations; and

(b)                                 in the case of any Security Document and any High Yield Notes Security Document, also the applicable Perfection Requirements.

22.3         Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not:

(a)                                  conflict with:

(i)                                     any law or any official or judicial regulation applicable to it or any of its Subsidiaries;

(ii)                                  its, or any of its Subsidiaries’, constitutional documents; or

(iii)                               any agreement or instrument to which it or any Subsidiary of it is a party or which is binding upon them or on any of its or any of its Subsidiaries’ assets,

in each case to the extent that such a conflict would reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in a material liability to any Senior Finance Party; or

(b)                                 (except as provided in any Security Document or to the extent a Permitted Security) result in the existence of, or oblige it or any of its Subsidiaries to create, any Security over any of its or any of its Subsidiaries’ assets.

22.4         Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

22.5         Validity and admissibility in evidence

All material Authorisations required:

(a)                                  to enable it to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents;

(b)                                 to make the Finance Documents to which it is a party admissible in evidence in the Relevant Jurisdictions, subject to any applicable Reservations;

(c)                                  to enable it to create the Security purported to be created by it pursuant to any Security Document, subject to any applicable Reservations; and

(d)                                 to enable it to carry on its business where failure to have such Authorisation would reasonably be expected to have a Material Adverse Effect,

have (in the case of paragraph (d) above, to the knowledge of the Company after due and careful enquiry) been obtained or effected and are in full force and effect, save for complying with any applicable Perfection Requirements or (in the case of any Authorisation in connection with the Acquisition and other transactions contemplated by the Transaction Documents) such Authorisations will have been obtained or effected and will be in full force and effect before the first Utilisation Request.

22.6         No default

(a)                                  No Event of Default has occurred and is continuing or would reasonably be expected to result from the making of any Utilisation.

(b)                                 To the knowledge of the Company after due and careful enquiry, no other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute (other than the mere occurrence of such event)) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would be reasonably expected to have a Material Adverse Effect.

22.7         Information Package

(a)                                  To the knowledge of the Company after due and careful enquiry, all material factual information in the Information Package (other than the Commercial Report) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                 Any financial projections or forecasts in:

(i)                                     the Financing Case and the Accountants’ Report; and

(ii)                                  all other items contained in the Information Package (other than the Commercial Report),

have (in the case of paragraph (ii) above, to the knowledge of the Company after due and careful enquiry) been prepared in all material respects on the basis of recent historical information and on the basis of reasonable assumptions at the time of such preparation.

(c)                                  To the knowledge of the Company after due and careful enquiry, any expressions of opinion or intention in the Information Package, other than those attributable to persons other than the management of the Acquired Group and other than in the Commercial Report, were made in all material respects after due and careful consideration and based on reasonable grounds.

(d)                                 To the knowledge of the Company after due and careful enquiry, nothing has occurred or been omitted from the Information Package (other than the Commercial Report) and no information has been given or withheld that results in:

(i)                                     any of the material factual information contained in the Information Package relating to the Acquired Group (other than the Commercial Report) being untrue or misleading in any material respect; or

(ii)                                  any of the projections, forecasts or expressions of opinion or intention contained in the Information Package relating to the Acquired Group (other than the Commercial Report) being based on unreasonable assumptions; or

(iii)                               any assumptions on which any of the projections, forecasts or expressions of opinion or intention contained in the Information Package relating to the Acquired Group (other than the Commercial Report) are based being unreasonable or unsound.

22.8         Financial statements

(a)                                  The Original Financial Statements of the Acquired Group were prepared in accordance with GAAP.

(b)                                 To the knowledge of the Company after due and careful enquiry, the Original Financial Statements of the Acquired Group fairly represents its financial condition and operations as at the end of the relevant financial year and the most recent unaudited consolidated monthly financial statements of the Acquired Group fairly represent its financial condition and operations as at the end of the Accounting Month to which they relate.

(c)                                  To the knowledge of the Company after due and careful enquiry, there has been no material adverse change in its assets, business, financial condition or prospects since the date to which the Accountants’ Report was drawn up.

(d)                                 The financial year end of the Group is 31 December.

(e)                                  The Financing Case was prepared in accordance with the assumptions contained in the Financing Case and financial reference periods of the Target consistently applied.

22.9         Pari passu ranking

Subject to any applicable Reservations and Perfection Requirements, its payment obligations under the Senior Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.10       No proceedings pending or threatened

(a)                                  To the knowledge of the Company after due and careful enquiry, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which are reasonably likely to be adversely determined and would reasonably be expected to have a Material Adverse Effect, have been started or, are threatened against it or any of its Subsidiaries or any member of the Acquired Group.

(b)                                 To the knowledge of the Company after due and careful enquiry, no labour disputes which would reasonably be expected to have a Material Adverse Effect are current or, threatened against it or any of its Subsidiaries.

22.11       Environmental Laws and Licences

To the knowledge of the Company after due and careful enquiry, it and each of its Subsidiaries has (and each member of the Acquired Group has):

(a)                                  complied with all Environmental Laws to which it may be subject;

(b)                                 all Environmental Licences required or desirable in connection with its business; and

(c)                                  complied with the terms of those Environmental Licences,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.12       Environmental releases

To the knowledge of the Company after due and careful enquiry, no:

(a)                                  property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries or any Acquired Group Member (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)                                 discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this would reasonably be expected to have a Material Adverse Effect.

22.13       Investor Documents and Bridge Facility Finance Documents

(a)                                  The Investor Documents:

(i)                                     contain all the material terms of the agreement and arrangements between the Investors (and/or any of their respective Affiliates) and any member of the Group (and/or any of their respective Affiliates) in relation to investment (whether by way of equity, debt or otherwise) in the Group save for, until the Completion Date, any shareholders’ agreements between the Re-Investors and the Acquired Group;

(ii)                                  subject to any conditions as to the unconditionality of the other Transaction Documents, are or, simultaneously with the date of the first Utilisation Request will be, in full force and effect; and

(iii)                               have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical or have been approved in writing by the Agent (acting on the instructions of the Majority Lenders).

(b)                                 The Bridge Facility Finance Documents:

(i)                                     contain all the material terms of the agreement and arrangements between the Bridge Facility Finance Parties (and/or any of their respective Affiliates) and any member of the Group (and/or any of their respective Affiliates) in relation to the Bridge Facility;

(ii)                                  subject to any conditions as to the unconditionality of the other Transaction Documents, are or, simultaneously with the date of the first Utilisation Request will be, in full force and effect; and

(iii)                               have not been amended or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical or have been approved in writing by the Agent (acting on the instructions of the Majority Lenders).

22.14       Group structure

(a)                                  To the knowledge of the Company after due and careful enquiry, the Group Structure Chart shows:

(i)                                     each member of the Group and any person in whose shares any member of the Group has an interest (and, other than in relation to Target, the percentage of the issued share capital held, and whether legally or beneficially, by that member), in each case both as at the date of this Agreement and, in the case of an Acquired Group Member, as it will be immediately after the Completion Date;

(ii)                                  the jurisdiction of incorporation or establishment of each person shown in it; and

(iii)                               each person shown in it which is a Dormant Company.

(b)                                 Each Obligor, other than the Holdcos and the Target, is on the Completion Date directly or indirectly a wholly-owned Subsidiary of the Target.

(c)                                  DDBCo is a directly wholly-owned Subsidiary of the Company.

(d)                                 Midco is a directly wholly-owned Subsidiary of DDBCo.

(e)                                  Newco is a directly wholly-owned Subsidiary of Midco.

22.15       No prior business

None of the Holdcos:

(a)                                  has traded or carried on any business;

(b)                                 has any material liability or obligation (actual or contingent, present or future) other than in respect of the Acquisition Costs; or

(c)                                  has entered into any contract and, in particular, has not made any disposal or acquisition of any shares (other than shares in the Holdcos and the Target) or any business (other than that of a holding company) or granted any Security, other than as contemplated by or in connection with the Transaction Documents or the Funds Flow Memorandum.

22.16       No Financial Indebtedness or Security

(a)                                  No Holdco has any Financial Indebtedness at the date of this Agreement other than Permitted Financial Indebtedness.

(b)                                 No Security exists over the assets of the Company, Midco, DDBCo or Newco other than Permitted Security.

22.17       Shares

(a)                                  Newco will be entitled forthwith after the Completion Date (but subject to registration in the shareholders’ register of the Target) to become the legal registered owner of the entire issued share capital of the Target, free from all Security.

(b)                                 Other than under the Bridge Facility Warrant Instrument, any Investor Document or any Existing Share Option Schemes, no person has or is entitled to or, to the knowledge of the Company after due and careful enquiry in the case of an Acquired Group Member, immediately upon becoming a Subsidiary of the Group, no person has or will be entitled to, any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital of any member of the Group (including any right of pre-emption, conversion or exchange).

22.18       Intellectual Property Rights

To the knowledge of the Company after due and careful enquiry:

(a)                                  each member of the Group owns or has licensed to it on arm’s length terms all the Intellectual Property Rights that are material for the conduct of its business as it is presently being conducted;

(b)                                 each member of the Group has taken all necessary action (including payments of fees) to safeguard, maintain in full force and effect and preserve its ability to enforce all such material Intellectual Property Rights, except where the failure to take such action would not reasonably be expected to have a Material Adverse Effect;

(c)                                  no member of the Group has infringed any Intellectual Property Rights of any third party in any manner which would be reasonably expected to have a Material Adverse Effect; and

(d)                                 there has been no infringement or threatened or suspected infringement of or challenge to the validity of any Intellectual Property Rights owned by or licensed to any member of the Group which would reasonably be expected to have a Material Adverse Effect.

22.19       Solvency

To the knowledge of the Company after due and careful enquiry:

(a)                                  no Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of:

(i)                                     (in the case of a company incorporated in England or Wales) section 123(1)(e) or 123(2) of the Insolvency Act 1986; or

(ii)                                  (in the case of any other company) the law of the jurisdiction in which it is incorporated.

nor, in any such case, will it become so in consequence of entering into any Transaction Document, making the Acquisition, and/or performing any transaction contemplated by any Transaction Document;

(b)                                 other than the proceedings referred to in paragraph (b) of Clause 26.7 (Insolvency proceedings), no Obligor has taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or, to the knowledge of the Company after due and careful enquiry, threatened in relation to anything referred to in Clause 26.7 (lnsolvency proceedings).

22.20       Taxes

To the knowledge of the Company after due and careful enquiry, each Holdco and each Material Subsidiary has paid all Taxes required to be paid by it within the time period allowed for payment without incurring any material penalties for non-payment, other than any Taxes:

(a)                                  being contested by it in good faith and in accordance with the relevant procedures;

(b)                                 which have been disclosed to the Mandated Lead Arrangers and for which adequate reserves are being maintained in accordance with GAAP; and

(c)                                  where payment can be lawfully withheld and will not result in the imposition of any material penalty nor in any Security ranking in priority to the claims of any Senior Finance Party under any Senior Finance Document or to any Security created under any Security Document.

22.21       Pensions

(a)                                  Save as disclosed in the Accountants’ Report and the Due Diligence Report, to the knowledge of the Company after due and careful enquiry, no member of the Group has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability.

(b)                                 To the knowledge of the Company after due and careful enquiry, each member of the Group is in compliance in all material respects with all material applicable laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees.

22.22       Satellites

(a)                                  To the knowledge of the Company after due and careful enquiry, the Acquired Group (A) has good title to one I2 Satellite and to all five I3 Satellites and (B) has leased to it three other I2 Satellites with exclusive rights to use the same as envisaged by the Financing Case.

(b)                                 To the knowledge of the Company after due and careful enquiry, none of the satellites that have been brought into use by the Group are subject to harmful interference from other satellites that is materially adversely effecting the operation of such satellites.

(c)                                  In relation to the bringing into use of the fleet of I4 Satellites, to the knowledge of the Company after due and careful enquiry, the Group is not aware of any undue interference from other satellites that would materially adversely effect the operation of each such I4 Satellite.

22.23       Documents provided

(a)                                  All documents that are or have been provided to the Agent under Clause 4.1 (Initial conditions precedent) are in each case the complete document in all material respects.

(b)                                 All of the certified copies or copies of documents provided to the Agent under Clause 4.1 (Initial Conditions precedent) or Clause 28.2 (Additional Borrowers) are true, complete and accurate copies of the original documents in all material respects.

22.24       Knowledge of the Company

For the purpose of this Clause 22:

(a)                                  any obligation of the Company to make due and careful review and enquiry shall be satisfied by due and careful review and enquiry being made by it of its directors;

(b)                                 in relation to representations and warranties made on the date of the first Utilisation Request and the first Utilisation, references to the Group shall be deemed to include each Holdco and each Material Subsidiary;

(c)                                  it is assumed that the Company has the knowledge of its directors; and

(d)                                 as from the later of the Completion Date and the Syndication Date, the Company is assumed to have the knowledge of the management of the Acquired Group.

22.25       Times on which representations made

(a)                                  The representations and warranties set out in this Clause 22 (except for Clause 22.7 (Information Package) insofar as it relates to the Information Memorandum) are:

(i)                                     made by each Original Obligor on the date of this Agreement; and

(ii)                                  deemed to be made by each Obligor on the first Utilisation Date by reference to the facts and circumstances then existing.

(b)                                 The representations and warranties set out in Clause 22.7 (Information Package) (in so far as it relates to the Information Memorandum) are deemed to be made by each Obligor (to the extent provided at the beginning of this Clause 22) by reference to the facts and circumstances then existing on:

(i)                                     each date on which the Information Memorandum is approved; and

(ii)                                  the Syndication Date,

subject in each case to written disclosure by the Company.

(c)                                  The Repeating Representations (and paragraphs (a) and (b) of Clause 22.8 (Financial statements) in relation to financial statement delivered by that Obligor) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)                                     the date of each Utilisation Request and the first day of each Interest Period; and

(ii)                                  in the case of an Additional Obligor, the day on which that person becomes (or it is proposed that that person becomes) an Additional Obligor.

(d)                                 If any Report subject to representations and warranties to be repeated as set out in Clause 22.25 (Time on which representations made) is dated and delivered after the date of this

Agreement, the representation and warranty in relation to such Report shall be made in respect of such Report on such date by reference to the facts and circumstances existing at such date.

23.           INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Senior Finance Documents or any Commitment is in force.

23.1         Annual financial statements

Newco shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 120 days after the end of each of its financial years the audited consolidated financial statements of the Group for that financial year and, to the extent required by any Lender to comply with regulatory provisions applicable to it, the audited financial statements of each member of the Group for that financial year.

23.2         Monthly financial statements

(a)                                  Newco shall for the first 3 months after the Completion Date supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 30 days after the end of each Accounting Month, the consolidated monthly financial statements for the Target for that Accounting Month and shall use reasonable endeavours to procure that such monthly financial statements include:

(i)                                     a consolidated cashflow statement and profit and loss account for the Group for the relevant Accounting Month and for the financial year to date;

(ii)                                  a consolidated balance sheet of the Group as at the end of the relevant Accounting Month;

(iii)                               a comparison of actual performance with the performance projected by the Budget for the relevant Accounting Month and for the financial year to date;

(iv)                              a summary of Capital Expenditure in relation to the I4 Programme for the financial year to date; and

(v)                                 management commentary on the Group’s performance during the relevant Accounting Month and any material developments or proposals affecting the Group or its business.

(b)                                 Newco shall for each Accounting Month falling more than 3 months after the Completion Date, supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 30 days after the end of each Accounting Month the consolidated monthly financial statements of the Group for that Accounting Month.

(c)                                  Each set of consolidated monthly financial statements delivered pursuant to paragraph (b) above shall include:

(i)                                     a consolidated cashflow statement and profit and loss account of the Group for the relevant Accounting Month and for the financial year to date;

(ii)                                  a consolidated balance sheet of the Group as at the end of the relevant Accounting Month;

(iii)                               a comparison of actual performance with the performance projected by the Budget for the relevant Accounting Month, for the financial year to date and, in the case of financial statements for periods ending less than 1 year after the Completion Date and in relation to the profit and loss account only, against the corresponding Accounting month in the previous financial year;

(iv)                              a summary of Capital Expenditure in relation to the I4 Programme for the financial year to date;

(v)                                 to the extent applicable, set out (in reasonable detail) the calculation of the Margin under Clause 12.5 (Adjustment of Margin) for each Testing Period ending on a date falling at least 12 months after the Completion Date;

(vi)                              (in the case of financial statements for periods ending more than 1 year after the Completion Date) a comparison with the corresponding Accounting Month, and the year-to-date performance, in the previous year, including commentary from the Chief Executive Officer and the Chief Financial Officer; and

(vii)                           management commentary on the Group’s performance during the relevant Accounting Month (including, in the case of financial statements for periods ending more than 1 year after the Completion Date, a comparison with budgeted performance and performance in the previous year and commentary from the Chief Executive Officer and the Chief Financial Officer) and any material developments or proposals affecting the Group or its business.

23.3         Compliance Certificate

(a)                                  Newco shall supply to the Agent within 30 days of the end of each Accounting Quarter, a Compliance Certificate which shall:

(i)                                     set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants) and Clause 25.23 (Security and guarantees) as at, or, as the case may be, in respect of the Testing Period ending on, the most recent Accounting Quarter; and

(ii)                                  confirm that no Default is continuing (or if a Default is continuing, specify the Default and the steps being taken to remedy it).

(b)                                 The Compliance Certificate in relation to the fourth Accounting Quarter (being the Accounting Quarter ending on 31 December) in each financial year of the Company shall also:

(i)                                     set out (in reasonable detail) the computation of Surplus Cashflow for that financial year;

(ii)                                  in respect of Testing Periods ending on 31 December and which end at least 12 months after the date of this Agreement, set out (in reasonable detail) the computation of the Margin under Clause 12.5 (Adjustment of Margin);

(iii)                               set out (in reasonable detail) the Capital Expenditure for that financial year and demonstrating compliance with Clauses 24.4 (I4 Capex limit) and 24.5 (Other Capex limit); and

(iv)                              set out the Material Subsidiaries and (in reasonable detail) the computations for the determination of which members of the Group are Material Subsidiaries to the extent that there has been any change.

(c)                                  Each Compliance Certificate shall be signed by the Chief Financial Officer and 1 other director of Newco and, in respect of the Compliance Certificate in relation to the fourth Accounting Quarter in each financial year of the Company, shall be reported on by the Company’s auditors in the Agreed Form at the same time as the audited consolidated financial statements of the Group are delivered.

(d)                                 After the financial year-end of the Company and, once the audited consolidated financial statements of the Group are available, Newco shall deliver a reconciliation of the audited financial statements of the Group for that financial year and the management accounts of the Group as at the end of that financial year.

23.4         Requirements as to financial statements

(a)                                  Each set of financial statements delivered by Newco pursuant to Clause 23.1 (Annual financial statements) or Clause 23.2 (Monthly financial statements) shall be certified by a director of the relevant company and the Chief Financial Officer as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                                 Newco shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 23.1 (Annual financial statements) is prepared using GAAP, accounting practices and financial reference periods in each case consistent with the Applicable Accounting Principles and each set of financial statements of an Obligor delivered pursuant to Clause 23.2 (Monthly financial statements) is based on financial practices used in the preparation of the Financing Case unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods or, as the case may be, financial practices and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)                                     a description of any change necessary for the relevant financial statements to reflect the Applicable Accounting Principles; and

(ii)                                  sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether the covenants contained in Clause 24 (Financial covenants) have been complied with, to calculate the Surplus Cashflow, to determine any other relevant matter and/or to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

23.5         Annual Budget

(a)                                  Newco shall supply to the Agent in sufficient copies for all the Lenders as soon as the same becomes available, but in any event no later than 30 days after the start of each of the financial years of the Company, a Budget in respect of that next financial year in the Agreed Form.

(b)                                 Each Budget shall include:

(i)                                     a projected consolidated cashflow statement and profit and loss account of the Group for that financial year and for each Accounting Month of that financial year;

(ii)                                  a projected consolidated balance sheet of the Group as at the end of each Accounting Month of that financial year;

(iii)                               a summary of the Capital Expenditure projected to be made by the Group during each Accounting Month of that financial year;

(iv)                              projected levels of the financial ratios in Clause 24 (Financial Covenants) as at the end of, or, as the case may be, in respect of the Testing Period ending at the end of, each Accounting Quarter of that financial year;

(v)                                 projected EBITDA of the Group for that financial year and for each Accounting Month of that financial year; and

(vi)                              a management commentary on:

(A)                              the proposed activities of the Group during that year; and

(B)                                the principal assumptions underlying the projections in that Budget; and

(C)                                Capital Expenditure in relation to the I4 Programme.

(c)                                  If requested and on reasonable notice, the directors and the Chief Financial Officer of Newco shall give a presentation to the Lenders in each financial year after Newco has delivered the audited consolidated financial statements of the Group for the previous financial year pursuant to Clause 23.1 (Annual financial statements), about the business, financial performance and prospects of the Group, and such other material matters as any Senior Finance Party (through the Agent) may reasonably request.

23.6                           Information: miscellaneous

Newco shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                  copies of all formal documents dispatched by the Company to:

(i)                                     its shareholders, in their capacity as shareholders, generally (or any class of them); or

(ii)                                  or its creditors generally (or any class of them);

in each case, at the same time as they are dispatched;

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group or the Acquired Group, and which would be reasonably likely, if adversely determined, to have a Material Adverse Effect;

(c)                                  promptly upon becoming aware of them, the details of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, would be reasonably expected to have a Material Adverse Effect;

(d)                                 promptly upon becoming aware of it, any change in the structure of the Group from that set out in the Group Structure Chart which is or would be reasonably likely to be materially adverse to the security interests of the Senior Finance Parties;

(e)                                  promptly, such further information regarding the Acquisition or the financial condition, business or operations of any member of the Group or the Acquired Group as any Senior Finance Party (through the Agent) may reasonably request (and in determining reasonableness for these purposes, account shall be taken of the cost and time incurred and taken to provide such information); and

(f)                                    promptly upon receipt, a copy of each document under which an Investor accedes to any Investor Document.

23.7                           Notification of Default

(a)                                  Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                                 Promptly upon a request by the Agent, Newco shall supply to the Agent a certificate signed by the Chief Financial Officer and one of the other directors of the Company certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.8                           Inspection of books and records

Each Obligor shall (and the Company shall ensure that each member of the Group will) permit the Agent or any of its representatives (including any accountants or other professionals appointed by them for this purpose), at reasonable times and intervals in each calendar year and in circumstances when any Senior Finance Party has reasonable grounds for believing that a Default has occurred or would reasonably be expected to occur, and upon reasonable notice, during normal business hours to visit any of its offices and to inspect any of its books and records. The reasonable cost and reasonable expense of each such visit or inspection shall be borne by Newco, unless in respect of any investigation instigated by the Agent as a result of any Senior Finance Party having reasonable grounds for believing that a Default had occurred or would reasonably be expected to occur, the investigation shows that no Default has occurred or could reasonably be expected to have occurred.

23.9                           Auditors

(a)                                  The Company shall ensure that the same internationally recognised “big four” firm of accountants is appointed as its auditors and the auditors of each other member of the Group.

(b)                                 No Obligor shall (and the Company shall ensure that no other member of the Group will) change its auditors without the consent of the Majority Lenders unless the new auditor to be appointed is one of the internationally recognised “big four” firms of accountants.

(c)                                  The Company shall ensure that the financial year end of the Group and each member of the Group is 31 December.

(d)                                 No Obligor shall (and the Company shall ensure that no other member of the Group will) change its financial year end or the end of its Accounting Quarter or Accounting Month without the consent of the Majority Lenders, other than to conform its financial year end to that of the Company.

23.10                     Use of websites

(a)                                  The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)                                     the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                  both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                               the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least 1 copy in paper form of any information required to be provided by it.

(b)                                 The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                                  The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                 the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                 Any Website Lender may request, through the Agent, 1 paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

23.11                     Know Your Customer Requirements

(a)                                  Each Obligor shall promptly upon the request of the Agent or any Lender, and each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any

Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

(b)                                 The Company shall, by not less than 10 Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(c)                                  Following the giving of any notice pursuant to paragraph (b) above, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the identity of any person that it is required to carry out in relation to the accession of such Additional Obligor to this Agreement.

23.12                     Scheme of Arrangement information

(a)                                  The Company shall use all reasonable endeavours to obtain and shall, upon receipt, promptly supply to the Agent:

(i)                                     sufficient copies for the Lenders of all Scheme Documents and each other document relating to the Scheme of Arrangement (including, any petition, any affidavit, any summons, any notice or any order); and

(ii)                                  each draft of the Scheme Documents produced on or after the date of the Press Release.

(b)                                 The Company shall promptly supply to the Agent any information relating to the Scheme of Arrangement which any Lender may reasonably request (but not to the extent access to, or knowledge of, such information would be illegal).

23.13                     No personal liability

No director, officer or employee of the Company or any other member of the Group shall be personally liable for any statement made by it in any certificate or other document as required to be delivered pursuant to any Senior Finance Party pursuant to the Senior Finance Documents.

24.                                 FINANCIAL COVENANTS

24.1                           Total Net Interest Cover

The Company shall ensure that the ratio of EBITDA to Total Net Interest Payable for each Testing Period ending on a Testing Date set out in column (1) of the table below shall not be lower than the ratio set out in column (2) of the table opposite that date:

(1) - Testing Date	(2) - EBITDA/Total Net Interest Payable
30 June 2004	2.10:1
30 September 2004	2.10:1
31 December 2004	2.10:1
31 March 2005	2.10:1
30 June 2005	2.10:1
30 September 2005	2.10:1
31 December 2005	2.10:1
31 March 2006	2.10:1
30 June 2006	2.15:1
30 September 2006	2.15:1
31 December 2006	2.15:1
31 March 2007	2.20:1
30 June 2007	2.30:1
30 September 2007	2.40:1
31 December 2007	2.50:1
31 March 2008	2.65:1
30 June 2008	2.75:1
30 September 2008	2.75:1
31 December 2008	2.90:1
31 March 2009	2.90:1
30 June 2009	2.90:1
30 September 2009	2.95:1
31 December 2009	3.05:1
31 March 2010	3.15:1
30 June 2010 and thereafter	3.15:1

24.2                           Total Net Debt to EBITDA and Senior Net Debt to EBITDA

The Company shall ensure that:

(a)                                  the ratio of Total Net Debt on a Testing Date set out in column (1) of the table set out below to EBITDA for the Testing Period ending on that Testing Date shall not be higher than the ratio set out in column (2) of the table opposite that date; and

(b)                                 the ratio of Senior Net Debt on a Testing Date set out in column (1) of the table set out below to EBITDA for the Testing Period ending on that Testing Date shall not be higher than the ratio set out in column (3) of the table opposite that date:

(1) - Testing Date	(2) - Total Net Debt/EBITDA	(3) - Senior Net Debt/EBITDA
30 June 2004	5.30:1	3.80:1
30 September 2004	5.30:1	3.80:1
31 December 2004	5.30:1	3.80:1
31 March 2005	5.30:1	3.80:1
30 June 2005	5.30:1	3.80:1
30 September 2005	5.30:1	3.80:1
31 December 2005	5.30:1	3.80:1
31 March 2006	5.30:1	3.65:1
30 June 2006	5.20:1	3.50:1
30 September 2006	5.10:1	3.35:1
31 December 2006	4.90:1	3.10:1
31 March 2007	4.60:1	3.00:1
30 June 2007	4.20:1	2.80:1
30 September 2007	4.10:1	2.60:1
31 December 2007	3.90:1	2.50:1
31 March 2008	3.90:1	2.50:1
30 June 2008	3.80:1	2.50:1
30 September 2008	3.70:1	2.50:1
31 December 2008	3.50:1	2.50:1
31 March 2009	3.50:1	2.50:1
30 June 2009	3.50:1	2.50:1
30 September 2009	3.50:1	2.50:1
31 December 2009	3.50:1	2.50:1
31 March 2010	3.50:1	2.50:1
30 June 2010 and thereafter	3.50:1	2.50:1.

24.3                           Fixed Charge Cover

The Company shall ensure the ratio of Cashflow to Net Debt Service for each Testing Period ending on each Testing Date shall not be less than 1:1.

24.4                           I4 Capex limit

The Company shall ensure that during each period set out in column (1) of the table below I4 Capex during that period shall not exceed the amount set out opposite that period in column (2) of the table below.

(1) - Period	(2) - I4 Capex limit
18 months to 31 December 2004	117.5% of the cumulative I4 Capex contemplated in the Financing Case for that period

30 months to 31 December 2005	110% of the cumulative I4 Capex contemplated in the Financing Case for that period

42 months to 31 December 2006	110% of the cumulative I4 Capex contemplated in the Financing Case for that period

12 months to 31 December 2007	The lesser of (A) the cumulative I4 Capex for the 42 months to 31 December 2006 contemplated in the Financing Case minus the actual amount of I4 Capex in that period and (B) $19,000,000.

Thereafter	Zero

24.5                           Other Capex limit

(a)                                  The Company shall ensure that during each period set out in column (1) of the table below Other Capex during that period shall not exceed the amount set out opposite that period in column (2) of the table below:

(1) - Period	(2) - Other Capex limit
18 months to 31 December 2004	$45,000,000
12 months to 31 December 2005	$30,000,000
12 months to 31 December 2006	$30,000,000
12 months to 31 December 2007	$40,000,000
12 months to 31 December 2008	$40,000,000
12 months to 31 December 2009	$40,000,000
12 months to 31 December 2010	$40,000,000
12 months to 31 December 2011	$125,000,000	.

(b)                                 If the amount of Other Capex incurred in any period set out in column (1) of the table above is less than the amount set out opposite that period in column (2) of the table above then 50% of such unspent Other Capex during such period may be carried forward into the next period set out in column (2) of the table above (but into no other such period).

(c)                                  For the avoidance of doubt, Other Capex may be incurred for the acquisitions of businesses where the assets of such businesses would be treated as capital expenditure if such assets were acquired by a member of the Group and any such incurrence shall count as Capital Expenditure for the purposes of this Agreement.

24.6                           Financial covenant calculations

(a)                                  Capex, Capital Expenditure, Cashflow, EBITDA, Exceptional I4 Development Costs, I4 Capex, Net Debt Service, Other Capex, Senior Net Debt, Thuraya Lease Costs, Total Net Debt, Total Net Interest Payable and Working Capital shall be calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles and shall be expressed in dollars, excluding the impact of any fair value adjustment on any acquisition of shares or a business which is not related to cash.

(b)                                 Capex, Capital Expenditure, Cashflow, EBITDA, Exceptional I4 Development Costs, I4 Capex, Net Debt Service, Other Capex, Senior Net Debt, Thuraya Lease Costs, Total Net Debt, Total Net Interest Payable and Working Capital shall be determined (except as needed to reflect the terms of this Clause 24) from the financial statements of the Group and Compliance Certificates delivered under Clause 23.1 (Annual financial statements), Clause 23.2 (Monthly financial statements) and Clause 23.3 (Compliance Certificate).

(c)                                  For the purpose of this Clause 24, no item shall be included or excluded more than once in any calculation.

(d)                                 For the purpose of this Clause 24, the effect of all unrealised currency exchange gains and losses shall be excluded.

(e)                                  The tests set out in Clause 24.1 (Total Net Interest Cover) to Clause 24.5 (Other Capex Limit) shall only apply on the dates specified if such date is at least 5 calendar months after the Completion Date.

(f)                                    To the extent that any period prior to the Completion Date is included in any relevant period referred to in Clauses 24.1 (Total Net Interest Cover) to Clause 24.5 (Other Capex Limit):

(i)                                     all references in the covenant definitions to ‘Group’ shall be deemed to be references to Target and its Subsidiaries; and

(ii)                                  for the purpose of calculating the tests under Clause 24.1 (Total Net Interest Cover) to Clause 24.5 (Other Capex Limit), the Term Facilities shall be deemed to have been drawn down in full on the Completion Date.

(g)                                 All references to Tax in this Clause 24 shall include payments in relation to Tax under the Tax and Expenses Indemnity.

24.7         Definitions

In this Clause 24:

“Capex” means, in relation to any period:

(a)                                  Capital Expenditure incurred on a cash basis during that period (which, for the avoidance of doubt, shall equal reported Capital Expenditure and any movements in payables or accruals relating to Capital Expenditure recorded in the Group’s balance sheet);

(b)                                 less any amounts received from suppliers by way of liquidated damages or otherwise in respect of I4 Capex during that period;

(c)                                  less retained insurance proceeds in relation to launch or in-orbit insurance of the fleet of I4 Satellites which is reinvested in the Group during that period; and

(d)                                 plus any deferred satellite incentive payments in relation to the I4 Programme made in that period.

“Cashflow” means, in relation to any Testing Period,  EBITDA for that Testing period adjusted:

(a)                                  by deducting any increase or adding any decrease in Working Capital during that Testing Period;

(b)                                 by deducting any decrease or adding any increase in accounting provisions made during that Testing Period;

(c)                                  by excluding any other non-cash items taken into account in calculating EBITDA (other than to the extent already taken into account in movements in Working Capital);

(d)                                 to the extent included in EBITDA or in any other paragraph of this definition, by excluding the effect of all cash movements associated with the Acquisition and any Acquisition Costs;

(e)                                  for the cash effect of extraordinary and exceptional items to the extent that cash was actually received or expended during that Testing Period (including any cash costs (i) of any redundancies, (ii) in relation to employee stock options under the Existing Share Option Schemes, (iii) in relation to payments up to an aggregate maximum amount of $7,000,000 in settlement of the Airia Dispute and (iv) in relation to accounting provisions in respect of user terminals which are held in stock but which the group is contractually committed to provide to customers, in each case to the extent not taken into account in the calculation of EBITDA);

(f)                                    by adding specific payments from LESOs identified by the Company as receivable during that Testing Period which are not received during that Testing Period but which are received in cash less than 14 days after the end of that Testing Period;

(g)                                 by adding the net proceeds of sales of assets received during that Testing Period (other than such proceeds derived from a disposal set out in paragraph (a) of the definition of Permitted Disposal);

(h)                                 by adding the aggregate of the amounts received during the Testing Period, and prior to the delivery of the Compliance Certificate in relation to that Testing Period, in each case after the Completion Date:

(i)                                     by way of net proceeds of subscription for the issue of shares by the Company to the Investors and/or the Management; and

(ii)                                  by way of Financial Indebtedness from the Investors and/or the Management to the Company or Midco,

in each case, that has been on-loaned to Newco and subordinated under the Intercreditor Agreement;

(i)                                     by adding the net proceeds raised from any sale and leaseback of the City Road Property received during that Testing Period;

(j)                                     by adding the amount of any Overfunding Adjustment during that Testing Period;

(k)                                  by adding the amount of any Exceptional I4 Development Costs incurred during that Testing Period to the extent included in the calculations of Capex or EBITDA;

(l)                                     to the extent not included in EBITDA or in any other paragraph of this definition, by deducting the amount of any Thuraya Lease Costs incurred during that Testing Period;

(m)                               by deducting amounts paid during the Testing Period by the Group or which falls due for cash payment during that Testing Period in respect of Tax;

(n)                                 by deducting the amount of any payment made to the Investors under, or in respect of, the Investor Documents during the Testing Period (other than any such payment which is a Permitted Payment and which has been made from Retained Cash);

(o)                                 by deducting amounts paid during the Testing Period by the Group in respect of Capex;

(p)                                 by deducting the cash cost of acquisitions made during the Testing Period to the extent not included in EBITDA;

(q)                                 by deducting an amount equal to that added back under paragraph (f) above for Cashflow in the Testing Period ending on the Testing Date 12 months prior to the relevant Testing Date; and

(r)                                    by deducting costs incurred in issuing the High Yield Notes (or any other refinancing of the Bridge Facility) during that Testing Period (whether or not such issue is successful) unless those costs are financed out of the proceeds of the High Yield Notes (or such other refinancing of the Bridge Facility, as appropriate).

“EBITDA” means, in relation to any Testing Period, the total consolidated operating profit of the Group for that Testing Period:

(a)                                  before taking into account:

(i)                                     any interest charges, non-cash interest charges or other finance charges in respect of the Total Borrowings, Investor Debt and any other Permitted Financial Indebtedness of the Group, in each case, which would be treated as interest under GAAP;

(ii)                                  Tax accrued in respect of profits earned in that Testing Period;

(iii)                               redundancy costs up to an aggregate maximum amount after the Completion Date of $30,000,000;

(iv)                              costs in relation to employee stock options under the Existing Share Option Schemes;

(v)                                 any payment in relation to the settlement of the Airia Dispute up to an aggregate maximum amount after the Completion Date of $7,000,000;

(vi)                              accounting provisions in respect of user terminals which are held in stock but which the Group is contractually committed to provide to customers up to an aggregate maximum of $5,000,000;

(vii)                           Acquisition Costs;

(viii)                        profits (or losses) attributable to minority interests in any member of the Group;

(ix)           any share of the profit or loss of any associated company or undertaking, except for dividends received in cash by any member of the Group;

(x)            exchange rate gains (or losses) arising due to the re-translation of balance sheet items and mark-to-market adjustments on currency swaps; and

(xi)                                all extraordinary and exceptional items;

(b)                                 after excluding (to the extent included) any gains or losses on the disposal (other than in the ordinary course of trading) or revaluation of assets;

(c)                                  after adding back:

(i)                                     all amounts provided for depreciation and amortisation;

(ii)                                  costs incurred in issuing the High Yield Notes (or any other refinancing of the Bridge Facility) during that Testing Period (whether or not such issue is successful);

(iii)                               all amounts provided for write-downs in relation to fixed assets or investments;

(iv)                              the amount of any Thuraya Lease Costs incurred during that Testing Period;

(d)                                 and including the Subsidiary EBITDA of a Subsidiary of the Group acquired by the Group during that Testing Period for the part of that Testing Period when it was not a Subsidiary of the Group but excluding the Subsidiary EBITDA attributable to any Subsidiary of the Group sold by the Group during that Testing Period.

“Exceptional I4 Development Costs” means in any Testing Period up to and including the Testing Period ending on 31 March 2006, the higher of:

(a)                                  costs relating to the I4 Programme which are capitalised in accordance with GAAP; and

(b)                                 the aggregate of (i) professional fees in relation to the I4 Programme and (ii) the advanced networks staff and related costs,

incurred during that Testing Period.

“I4 Capex” means, in relation to any period falling on or before 31 December 2007, Capex incurred during that period which relates to the I4 Programme (including capitalised costs in relation thereto, where such costs have been capitalised on a basis consistent with the methodology used in the Financing Case).

“Net Debt Service” means, in respect of any Testing Period:

(a)           Total Net Interest Payable for that Testing Period; plus

(b)                                 the amount of all scheduled repayments of principal due during that Testing Period under the Term Facilities, the Capex Facility, the Bridge Facility and the High Yield Notes (or any other refinancing of the Bridge Facility); plus

(c)                                  the amount of any prepayment of the Facilities which the Group is required to make from the Proceeds of a sale and leaseback of the City Road Property.

“Other Capex” means, in relation to any period, Capex during that period less, in relation to any such period falling on or before 31 December 2007, I4 Capex during that period but, for the period ending on 31 December 2007, including I4 Satellite performance incentives.

“Overfunding Adjustment” means, in respect of any Testing Period, an amount equal to the aggregate of (A) the amount of Capex during that Testing Period which has been funded by withdrawal of credit balances from the Overfunding Account (but, for the avoidance of doubt, excluding amounts withdrawn from the Overfunding Account for any other purpose) and (B) the amount of any Capex Facility Loans made during the Testing Period, provided that:

(a)                                  such amount shall be deemed never to exceed $344,000,000;

(b)                                 the cumulative amount of Capex funded by withdrawal of credit balances from the Overfunding Account shall never exceed the amount of the Overfunding; and

(c)                                  if any credit balance is withdrawn from the Overfunding Account and redeposited in the Overfunding Account then that amount shall be deemed not to have been applied in funding Capex.

“Senior Discount Notes Borrowings” means the aggregate outstanding principal, capital or nominal amount (including any accrued “payment in kind” interest but excluding any fixed or minimum premium payable on prepayment or redemption) under the Senior Discount Notes and/or the Senior Discount Notes On-Loan.

“Senior Net Debt” means as at any particular time, the aggregate outstanding principal, capital or nominal amount outstanding (other than fixed or minimum premium payable on prepayment or redemption) under the Term Facilities, the Capex Facility, the Revolving Credit Facility and the Ancillary Facilities:

(a)                                  plus any amounts drawn from the Overfunding Account to fund the working capital requirements of the Group at that time;

(b)                                 plus any Financial Indebtedness incurred under paragraphs (f), (l), (j) and (k) of the definition of Permitted Financial Indebtedness outstanding at that time; and

(c)                                  minus Cash and Cash Equivalent Investments at that time (but excluding any amount of the Overfunding retained by the Group in Cash or Cash Equivalent Investments at that time).

“Testing Date” means each 31 March, 30 June, 30 September and 31 December.

“Testing Period” means the period of 12 months ending on the relevant Testing Date provided that:

(a)                                  in respect of the Testing Periods ending on the Testing Dates of 30 June 2004 and 30 September 2004 and the calculation of EBITDA, Cashflow, Total Net Interest Payable and Net Debt Service for the purposes of Clauses 24.1 (Total Net Interest Cover) and 24.3 (Fixed Charge Cover), it shall mean the period from the Completion Date to that Testing Date; and

(b)                                 in respect of any Testing Period ending less than 12 months after the Completion Date in respect of Clause 24.2 (Total Net Debt to EBITDA and Senior Net Debt to EBITDA) the calculation of EBITDA shall be made for the period of 12 months ending on the Testing Date relating to that Testing Period.

“Thuraya Lease Costs” means, in relation to a Testing Period, costs for leasing transponder capacity on the Thuraya 1 and 2 satellites during that Testing Period provided that:

(a)                                  for the Testing Period ending on 31 December 2004 such costs shall not exceed an aggregate amount of $27,000,000;

(b)                                 for the Testing Period ending on 31 December 2005 such costs shall not exceed an aggregate amount of $36,000,000; and

(c)                                  for the Testing Period ending on 31 December 2006 such costs shall not exceed an aggregate amount of $18,000,000.

“Total Net Debt” means, as at any particular time, Senior Net Debt at that time plus the aggregate outstanding principal, capital or nominal amount (other than fixed or minimum premium payable on prepayment or redemption) under:

(a)                                  the Bridge Facility (but not, for the avoidance of doubt, under the Bridge Subordinated Preference Certificates and the Bridge Subordinated Preference Certificates Instrument); and

(b)                                 the High Yield Notes (or any other refinancing of the Bridge Facility),

at that time but, for the avoidance of doubt, shall not include any Financial Indebtedness under the Senior Discount Notes and the Senior Discount Notes On-Loan.

“Total Net Interest Payable” means, in relation to any Testing Period, the aggregate amount of interest (other than capitalised or accreted interest) and any other finance charges payable in cash by the Group in that Testing Period in respect of Total Borrowings and Senior Discount Notes Borrowings including commitment fees, commissions and guarantee fees and agency fees (except any which are payable prior to the Completion Date) but adjusted by:

(i)                                     deducting the net amount of interest receivable in cash by any member of the Group in that Testing Period on credit balances or under interest or (insofar as they relate to interest) currency hedging arrangements;

(ii)                                  excluding any arrangement or underwriting fees in respect of the Facilities, the Bridge Facility, the High Yield Notes (or any other refinancing of the Bridge Facility) and the Senior Discount Notes.

“Working Capital” means, at any time, the current assets of the Group being realisable within 1 year (other than Cash and Cash Equivalent Investments) less current liabilities due within 1 year (other than Financial Indebtedness) but excluding any payables relating to Capital Expenditure recorded as accruals in the Group balance sheet.

For this purpose, any amount outstanding or repayable in a currency other than sterling shall on that day be taken into account:

(a)                                  if an audited consolidated balance sheet of the Group has been prepared as at that day, in their sterling equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and

(b)                                 in any other case, in their sterling equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Applicable Accounting Principles.

25.           GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Senior Finance Documents or any Commitment is in force.

Authorisations and Compliance with Laws

25.1                           Authorisations

(a)                                  Each Obligor shall (and the Company shall ensure that each other member of the Group which is a party to a Transaction Document will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required:

(i)                                     to enable it to perform its obligations under the Transaction Documents;

(ii)                                  to ensure the legality, validity or, subject to the Reservations, enforceability or admissibility in evidence of, any Transaction Document; and

(iii)                               to enable it to carry on its business if failure to obtain, comply with or maintain any such Authorisation would reasonably be expected to have a Material Adverse Effect.

(b)                                 The Company shall ensure that the Perfection Requirements are promptly complied with as soon as reasonably practicable and in any event:

(i)                                     in relation to Obligors which are incorporated in England and Wales, within 21 days of the date on which the relevant Security is granted or, if sooner, before the final date on which any such Perfection Requirement needs to be fulfilled in order to achieve the relevant perfection, protection or priority; and

(ii)                                  in relation to Obligors which are incorporated in any other jurisdiction or assets over which Security must be perfected in any other jurisdiction, before the final date on which any such Perfection Requirement needs to be fulfilled in order to achieve the relevant perfection, protection or priority.

25.2         Compliance with laws

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all respects with all laws to which it may be subject (including the Outer Space Act 1986, the Wireless Telegraphy Act 1949 and the Communications Act 2003 (and any equivalent or analogous laws in any relevant jurisdiction)), if failure so to comply would reasonably be expected to have a Material Adverse Effect.

25.3         Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)                                  comply with all Environmental Laws to which it may be subject;

(b)                                 obtain all Environmental Licences required in connection with its business; and

(c)                                  comply with the terms of all those Environmental Licences,

in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

25.4                           Taxes

(a)                                  Each Obligor shall (and shall ensure that each of the other Material Subsidiaries will) pay all material Taxes required to be paid by it when due or within any applicable grace period (or, if earlier, before any material penalty is or could be imposed, and before any Security is or could be imposed ranking in priority to the claims of any Senior Finance Party or to any Security created pursuant to the Security Documents other than any Permitted Security).

(b)                                 Paragraph (a) above does not apply to any Taxes:

(i)                                     being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)                                  which have been adequately disclosed in its financial statements, and for which adequate reserves are being maintained in accordance with GAAP; and

(iii)                               where payment can be lawfully withheld and will not result in the imposition of any material penalty or Security as described in paragraph (a) above.

25.5         Financial assistance

(a)                                  The Company shall ensure that all payments between members of the Group, and any Security created pursuant to any Finance Document by any member of the Group, are made or created in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

(b)                                 The Company shall ensure that the procedures set out in sections 155 to 158 of the Companies Act 1985 required to be implemented to permit each member of the Acquired Group to comply with its obligations under Clause 25.23 (Security and guarantees) and the Whitewash Intra-Group Loan Agreement to which it is a party are so implemented and shall deliver to the Agent evidence that those procedures have been completed, including:

(i)                                     copies of the relevant directors’ statutory declarations and auditors’ reports;

(ii)                                  a certified copy of the relevant up-to-date register of directors;

(iii)                               a letter from the auditors addressed to the Senior Finance Parties certifying that section 155(2) of the Companies Act 1985 has been complied with substantially in the form set out in Technical Release FRAG 26/94 issued in September 1994 by the Council of the Institute of Chartered Accounts in England and Wales;

(iv)                              confirmation that the relevant directors’ statutory declarations have been filed at Companies House; and

(v)                                 if the Additional Obligor is a public limited company, a certificate of re-registration as a private limited company from the Registrar at Companies House.

25.6         Acquisitions and investments

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)                                     invest in or acquire any share in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person; or

(ii)                                  invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.

(b)                                 Paragraph (a) above does not apply to any acquisition or investment which is a Permitted Acquisition.

25.7         Joint Ventures

(a)                                  No Obligor shall (and the Company shall ensure that no member of the Group will) acquire or agree to acquire any shares, stock, securities or other interest in any Joint Venture or transfer any assets or lend or give a guarantee or indemnity for or give Security or Quasi Security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give Security or Quasi Security for the obligations of a Joint Venture).

(b)                                 Paragraph (a) does not apply to a Permitted Joint Venture.

25.8         Change of business

The Company shall ensure that no material change is made to the general nature of the business of the Company or the Group or the Obligors taken as a whole from that carried on by the Acquired Group at the date of this Agreement.

25.9         Merger

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)                                 Paragraph (a) above does not apply to any amalgamation, demerger, merger, consolidation or corporate reconstruction which is a Permitted Merger.

25.10       Holding company

The Company shall not carry on any business, own any asset other than Cash or Cash Equivalent Investments or incur any liability other than:

(a)                                  holding shares in any member of the Group;

(b)                                 making loans to, or receiving loans from, another member of the Group, pursuant to the Intercompany Loan Agreements, the High Yield Inter-Company Loan Agreement, the Working Capital Support Letter or the Whitewash Intra-Group Loan Agreement, for the purpose of the Acquisition and/or as provided for in the Funds Flow Memorandum or to fund its working capital requirements or its obligations under the Finance Documents;

(c)                                  providing administrative services to other members of the Group and employing employees whose services are required for the operation of the Group;

(d)                                 liabilities, including Acquisition Costs, incurred and Security created under the Transaction Documents; or

(e)                                  as a consequence of or in connection with a Permitted Payment.

25.11       Dormant Companies

The Company shall ensure that as from the Completion Date:

(a)                                  no member of the Group shall, while it is a Dormant Company:

(i)                                     carry on any business or incur any liability; or

(ii)                                  demand or accept payment of any indebtedness owing to it by any Obligor; and

(b)                                 no Obligor shall pay any indebtedness owing to any Dormant Company.

Restrictions on dealing with assets and security

25.12       Arm’s length terms

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any contract or arrangement with or for the benefit of any other person which is not an Obligor (including any disposal to that person) other than in the ordinary course of business and on arm’s length, or better than arm’s length, terms.

(b)                                 Paragraph (a) above does not apply to a Permitted Transaction.

25.13       Assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain all its material assets necessary for the conduct of its business as conducted from time to time in good working order and condition, ordinary wear and tear excepted.

25.14       Pari passu

Each Obligor shall ensure that its obligations under the Senior Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally and except as expressly provided for in the Intercreditor Agreement.

25.15       Negative pledge

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security over any of its assets.

(b)                                 Paragraph (a) above does not apply to any Security or Quasi Security which is a Permitted Security.

25.16       Disposals

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                                 Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

Restrictions on movement of cash

25.17       Loans or Credit

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of Financial Indebtedness.

(b)                                 Paragraph (a) above does not apply to Permitted Loans.

25.18       Guarantees

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.

(b)                                 Paragraph (a) above does not apply to Permitted Guarantees.

25.19       Restricted payments

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)                                     pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease, any Investor Debt;

(ii)                                  pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease, any Financial Indebtedness owing to any Restricted Person;

(iii)                               make any investment in, or pay any fee or make any advance or other kind of payment to, any Restricted Person;

(iv)                              pay any fee or commission to any Restricted Person; or

(v)                                 pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or defease any Bridge Facility Outstandings or High Yield Notes Outstandings other than as permitted under the Intercreditor Agreement.

(b)                                 The Company shall not:

(i)                                     declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares; and

(ii)                                  reduce, return, purchase, repay, cancel or redeem any of its shares.

(c)                                  Paragraphs (a) and (b) above do not apply to a payment which is a Permitted Payment.

25.20       Financial Indebtedness

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) incur (or agree to incur) or have outstanding any Financial Indebtedness.

(b)                                 Paragraph (a) above does not apply to Financial Indebtedness that is Permitted Financial Indebtedness.

(c)                                  The Company shall ensure that, on the date of first Utilisation under this Agreement, all Existing Debt (including any undrawn facilities) except for Permitted Financial Indebtedness is prepaid, repaid or cancelled in full (except to the extent that to do so would contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital) and any Security in relation to it is released.

25.21       Bank accounts

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) open or maintain any account with any bank or other financial institution other than the Security Trustee or a Lender.

(b)                                 Each Obligor shall (and the Company shall ensure that each other member of the Group will) pay all sums received by it into a bank account permitted by paragraph (a) above.

(c)                                  Notwithstanding paragraph (a) above, members of the Acquired Group shall be permitted to maintain accounts held by them with Bank of America (the “BoA Accounts”) until the Syndication Date whether or not Bank of America is a Lender, provided that if Bank of America is not (or does not become) a Lender on the Syndication Date then:

(i)                                     the Company shall use its reasonable endeavours to procure that, within 14 days of the Syndication Date, all payment instructions for payments made to the Acquired Group by France Telecom, Telenor, Stratos Global and Xantic BV (or any of their Affiliates) under or in respect of the land earth station operator agreement referred to in the definition of “LESO” and any replacement (or replacements) or extension thereof which provide for such payments to be made to the BoA Accounts are amended with those counterparties so as to ensure that all such payments are thereafter made into accounts of the Group maintained with the Security Trustee or Lenders and, to the extent that the Company cannot procure the same in the period of 14 days from the Syndication Date, then the Company shall continue to use its reasonable endeavours to procure the same after the end of that period;

(ii)                                  the Company shall use its reasonable endeavours to procure that, within 6 months of the Syndication Date, all payment instructions for payments made to the Acquired Group (other than those for France Telecom, Telenor, Stratos Global and Xantic BV (or any of their Affiliates) under or in respect of the land earth station operator agreement referred to in the definition of “LESO” and any replacement (or replacements) or extension thereof) which provide for payments to be made to the BoA Accounts are amended with the relevant contractual counterparties so as to ensure that all such payments are thereafter made into accounts of the Group maintained with the Security Trustee or Lenders and, to the extent that the Company cannot procure such amendment in the period of 6 months from the Syndication Date, then the Company shall continue to use its reasonable endeavours to procure the same after the end of that period;

(iii)                               the Company shall procure that, promptly after execution of Debenture 2 by any Acquired Group Members under Clause 25.23 (Security and guarantees), notice of charge under Debenture 2 is provided to Bank of America in respect of each BoA Account and the Company shall use all reasonable endeavours to procure that Bank of America acknowledge such notice(s) of charge; and

(iv)                              subject to paragraph (d) below, the Company shall procure that, at least once each week, all credit balances in the BoA Accounts are transferred to accounts of the Group maintained with the Security Trustee or Lenders and that all credit balances on such accounts are immediately transferred to accounts of the Group maintained with the Security Trustee or Lenders if a Default occurs.

(d)                                 Notwithstanding paragraph (a) above, the Group shall be entitled to maintain bank accounts with banks and financial institutions other than the Security Trustee and the Lenders where the aggregate credit balances on such accounts (including, for the avoidance of doubt, any BoA Accounts) do not exceed, at any time, $5,000,000 (or its equivalent in another currency or currencies) provided that:

(i)                                     any credit balances in excess of an aggregate of $5,000,000 (or its equivalent in another currency or currencies) on such accounts are promptly transferred to accounts of the Group maintained with the Security Trustee or Lenders; and

(ii)                                  all credit balances on such accounts are promptly transferred to accounts of the Group maintained with the Security Trustee or Lenders if a Default occurs.

25.22       Issue of shares

(a)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)                                     issue any share; or

(ii)                                  grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any member of the Group.

(b)                                 Paragraph (a) above does not apply to a Permitted Share Issue.

Security and hedging

25.23       Security and guarantees

(a)                                  The Company shall ensure that as soon as practicable after the Completion Date and in any event within 15 days of the Completion Date, each Acquired Group Member shall become an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors) and shall execute and deliver a Debenture 2 and the documents and other evidence listed in Part Ill of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor), other than paragraph 2.

(b)                                 If:

(i)                                     any new member of the Group is incorporated which is a Borrower or a Material Subsidiary; or

(ii)                                  any member of the Group becomes a Material Subsidiary,

then the Company shall promptly notify the Agent and shall ensure that the relevant member of the Group will, within 14 days of such notice, become an Additional Guarantor under Clause 28.3 (Additional Guarantors) (unless (A) it is not legally permissible for such member of the Group to become an Additional Guarantor under applicable law or (B) the Majority Banks agree that such relevant member of the Group need not become an Additional Guarantor because such relevant member of the Group becoming an Additional Guarantor would result in a material Tax liability for the Group) and shall execute and deliver a Debenture 2 or, if that member of the Group is incorporated other than in England and Wales, other Security (to the extent available)

which provides the Senior Finance Parties with substantially the same Security over that member of the Group as a Debenture 2 would provide if that member of the Group were incorporated in England and Wales provided that such Security need not be given to the extent that the Majority Lenders are satisfied (acting reasonably) that:

(a)                                  taking such Security would incur excessive expense for the Group relative to the value to the Senior Finance Parties of such Security;

(b)                                 taking such Security would result in a material Tax liability for the Group;

(c)                                  the value of such Security would be immaterial to the Senior Finance Parties in the context of the other Security provided to them at that time; and/or

(d)                                 giving such Security would not be legally permissible,

and the documents and other evidence listed in Part Ill of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor), other than paragraph 2.

(c)                                  Each Obligor shall (and the Company shall ensure that each other member of the Group will), at its own expense, promptly take all such action as the Agent or the Security Trustee may reasonably require:

(i)                                     for the purpose of creating, perfecting and protecting the Finance Parties’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)                                  for the purpose of facilitating the realisation of any of that Security,

including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Agent or the Security Trustee may reasonably require.

(d)                                 The Company shall ensure that within 15 days of the Completion Date:

(i)                                     the aggregate of the unconsolidated turnover of the Guarantors (without double counting and excluding any interests in any Subsidiaries which are Guarantors) exceeds 90 per cent. of the consolidated turnover of the Group; and

(ii)                                  the aggregate of the unconsolidated Subsidiary EBITDA of the Guarantors (without double counting and excluding any dividends or other distributions from Subsidiaries which are Guarantors) exceeds 90 per cent. of the consolidated EBITDA of the Group, in each case calculated by reference to the then most recent audited consolidated financial statements of each Guarantor.

25.24       Hedging

(a)                                  The Company shall ensure that the Hedging Documents implementing the Hedging Policy are entered into within 30 days of the date of the first Utilisation of the Facilities.

(b)                                 At or before the time that any member of the Group enters into any Hedging Document with a Hedging Bank, the Company shall ensure that the counterparty accedes as a Hedging Bank to the lntercreditor Agreement.

(c)                                  No Obligor shall (and the Company shall ensure that no other member of the Group will) enter (or agree to enter) into any swap, cap, floor, collar, option, futures transaction, forward rate agreement, foreign exchange transaction or other treasury transaction or any similar instrument or any combination of the foregoing other than a Permitted Hedging Transaction.

25.25       Insurance

(a)                                  Each Obligor shall (and the Company shall ensure that each other Material Subsidiary will), after the Completion Date, maintain insurances on and in relation to its business and insurable assets with reputable underwriters or insurance companies as follows:

(i)                                     against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business; and

(ii)                                  against those risks, and to the extent, required by applicable law or by contract.

The insurances in paragraphs (i) and (ii) above shall cover those risks recommended to be covered in, and at commercially prudent levels no lower than those recommended in, the Insurance Report provided that it shall not be required to implement any such recommendations to the extent that it has considered each of them in good faith and has concluded (acting reasonably) that there are sound commercial reasons for not implementing those recommendations.

(b)                                 Paragraph (a) (i) and (ii) above will be satisfied in relation to the I2 Satellites, the I3 Satellites and the I4 Satellites if each Obligor and its Subsidiaries maintain (subject to customary exclusions in the market for Satellite insurance):

(i)                                     in-orbit insurance for all I3 Satellites on a net book value basis (or such lesser cover as can be obtained for an annual premium of $3,000,000) provided that:

(A)                              the requirement for such in-orbit insurance for the fleet of I3 Satellites will be satisfied on any date of determination if:

(AA)       each Obligor and its Subsidiaries have in orbit at such date of determination at least five I3 Satellites (none of which functions in a manner that would constitute a “total loss” or has given rise to the receipt of insurance proceeds for a “total loss”, in either case, under the in-orbit insurance cover of the Obligors and their Subsidiaries); and

(BB)        at such date of determination all I3 Satellites are insured on a net book value basis but payment under such insurance is excluded for the first loss of an I3 Satellite; and

(B)                                no such in-orbit insurance for the I3 Satellites will be required after the date on which at least one I4 Satellite has been accepted in-orbit and the insurance referred to in sub-paragraphs (ii) and, when required, (iii) below is in place;

(ii)                                  from 30 days prior to the first launch of an I4 Satellite, launch insurance in respect of three I4 Satellites providing for: (A) partial cover of not less than US$100,000,000 for the first loss; (B) net book value cover for all subsequent losses; and (C) coverage for each I4 Satellite through at least six months following launch; and

(iii)                               from and after three days prior to the expiration of the initial launch coverage referred to in sub-paragraph (ii) above, in-orbit insurance cover in respect of each such Satellite at net book value at all times, provided that, for so long as two I4 Satellites have been accepted in orbit and a third I4 Satellite has been constructed and is being stored as a ground spare, the coverage required by sub-paragraph (iii) above will be satisfied if each Obligor and its Subsidiaries maintain from and after three days prior to the expiration of the initial launch coverage referred to in sub-paragraph (ii) above: (A) (x) partial in-orbit insurance cover in respect of the first loss of an I4 Satellite in an amount sufficient to cover the cost of purchasing a new launch service for the ground spare and the cost of the insurance cover referred to in sub-paragraph (ii)(B) above (which shall not be less than $120,000,000); and (y) business interruption insurance covering the period between the first loss of an I4 Satellite and acceptance in orbit of the ground spare; and (B) net book value insurance cover for all other I4 Satellite losses.

For the purposes of sub-paragraphs (i) and (iii) of paragraph (b) above, “net book value” shall be the average of the book values of the relevant satellite as of the first and last days of the period covered by the relevant insurance, in each case, determined in accordance with Applicable Accounting Principles; provided that the relevant period covered by the relevant insurance is one year or less.

For the purposes of determining the amount of insurance required to satisfy the requirements of sub-paragraph (A)(x) in the next preceding paragraph, Newco shall obtain an insurance report from its insurance broker setting out such broker’s recommendations regarding such insurance cover and levels at the time it is seeking to implement such insurance and annually thereafter.

(c)                                  Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly pay premiums and do all things necessary to maintain insurances required of it by paragraphs (a) above.

(d)                                 Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)                                     promptly supply to the Agent on request copies of each Group insurance policy required by this Clause 25.25; and

(ii)                                  use reasonable endeavours to procure that the insurer under each such policy undertakes to the Security Trustee to notify the Security Trustee should any renewal, premium or other sum payable by any member of the Group not be paid when due and, if requested, confirm that such policies are in place.

(e)                                  Each Obligor shall (and the Company shall ensure that each other member of the Group will) procure that each insurance policy required by this Clause 25.25 (except for public liability, employer’s liability, third party liability or professional indemnity insurance policies) notes the Security Trustee’s interest in that policy.

(f)                                    No Obligor shall (and the Company shall ensure that no other member of the Group will) do or omit to do anything which might render any insurance required by this Clause 25.25 void, voidable or unenforceable.

25.26       Intellectual Property

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)                                  take all reasonable action to obtain, safeguard, maintain in full force and effect and preserve its ability to enforce all Intellectual Property Rights necessary for the conduct of its business as conducted from time to time, including:

(i)                                     paying all applicable renewal fees, licence fees and other outgoings; and

(ii)                                  performing and complying with all material laws and material obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such Intellectual Property Rights;

(b)                                 promptly notify the Agent of any material infringement or threatened or suspected material infringement of or any challenge to the validity of any Intellectual Property Rights owned by or licensed to it which may come to its notice and supply the Agent (if requested) with all information in its possession relating thereto;

(c)                                  take all necessary steps (including the institution of legal proceedings) to prevent third parties infringing any such material Intellectual Property Rights; and

(d)                                 take all necessary steps (including legal proceedings) to enforce the confidentiality of and prevent any improper use of any trade secret which is an Intellectual Property Right, in the case of paragraphs (a), (c) and (d) above, where failure to do so would reasonably be expected to have a Material Adverse Effect.

25.27       Pension schemes

The Company shall ensure that all pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees:

(a)                                  are maintained and operated in all material respects in accordance with all applicable laws and contracts and their governing provisions; and

(b)                                 are funded substantially in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions.

Acquisition related undertakings

25.28       Scheme of Arrangement

The Company shall (and shall procure that Newco shall):

(a)                                  ensure that the Offer Circular contains all of the material terms and material conditions of the Acquisition and corresponds to the Press Release in all material respects;

(b)                                 ensure that the Press Release is not issued in any form other than the Agreed Form;

(c)                                  comply with the Code, the Financial Services and Markets Act 2000, the Companies Act 1985, all other applicable laws material to the Scheme of Arrangement and all court orders relating to the Scheme of Arrangement;

(d)                                 not without the consent of the Agent (acting on the instructions of the Majority Lenders):

(i)                                     agree to amend, waive, revise, withdraw or agree to decide not to enforce in whole or in part any material term or material condition of the Scheme of

Arrangement where its agreement is required for such amendment, waiver, revision, withdrawal or decision;

(ii)                                  agree to change the date of any meeting of shareholders or class of shareholders of the Target to be held to consider the Scheme of Arrangement where its agreement is required for such a change; or

(iii)                               issue (or allow to be issued on its behalf) any press release or other publicity which refers to the Facilities, the Mandated Lead Arrangers, the Original Lenders or the Bookrunners unless such press release or publicity is required by law, the Code or the Panel (in which event Newco shall if practicable consult with the Agent as to the terms of such press release or publicity);

(e)                                  promptly inform and consult with the Mandated Lead Arrangers as to any assurance or undertaking proposed to be given in relation to obtaining any Authorisation necessary in connection with the Scheme of Arrangement and shall ensure that no such assurance or undertaking is given if the Mandated Lead Arrangers believe that the same might have a Material Adverse Effect; and

(f)                                    if a circumstance or event occurs which is or could reasonably be construed to be covered by a condition of Newco’s offer for the Target which, if not waived, would entitle Newco (with the Panel’s consent, if needed) not to proceed with the Acquisition:

(i)                                     at the request of the Lenders following consultation with the Company, promptly request (and use all reasonable endeavours to persuade) the Panel to agree to Newco not proceeding with the Acquisition as a result of the non-satisfaction of that condition; and

(ii)                                  if the Panel so agrees, not waive that condition or treat it as satisfied and shall declare Newco’s offer for the Target as being lapsed at the earliest opportunity.

25.29       Rule 9 bid

The Company shall ensure that no action is taken by any person which:

(a)                                  would trigger a mandatory offer by Newco for the Target under Rule 9 of the Code;

(b)                                 would require the price to be paid to the shareholders of the Target under the Scheme of Arrangement to be increased from that set out in the Press Release; or

(c)                                  would result in the Panel requiring Newco to do something prohibited by (a) and (b) above.

25.30       Registration as private limited company

The Company shall ensure that within one Business Day of the Completion Date the Target is re-registered as a private limited company.

25.31       Veto Rights

Newco shall, and the Company shall procure that Newco shall, (in each case subject to any conflicting fiduciary duties of the directors thereof) during the period from the date of this Agreement until the Completion Date, not direct any member of the Target Group (so far as it is able), under clause 2.4.1 of clause 2 (Conditions) of the Shareholders’ Agreement, to carry out any of the acts specified in schedule 5 (Veto rights of investors) of the Shareholders’ Agreement where the carrying out of any such act would reasonably be expected to give rise to a Default.

Miscellaneous

25.32       Amendments of Investor Documents, Bridge Facility Finance Documents and High Yield Notes Finance Documents

Neither the Company nor any relevant Obligor shall (and the Company shall ensure that no other member of the Group shall) amend, vary, novate, supplement or terminate any of the Investor Documents, any of the Bridge Facility Finance Documents, any of the High Yield Notes Finance Documents or the Senior Discount Notes Finance Documents (once entered into) other than:

(a)                                  any amendment, variation, novation or supplement which is of a minor or technical nature;

(b)                                 any amendment, variation, novation or supplement thereto which is not expressly prohibited under the terms of the lntercreditor Agreement;

(c)                                  the termination of the Bridge Facility Finance Documents in circumstances where the Bridge Facility Outstandings have been fully repaid as permitted under the Intercreditor Agreement;

(d)                                 as expressly permitted or required pursuant to the Intercreditor Agreement or this Agreement; or

(e)                                  any amendment, variation, novation or supplement deemed to have occurred by virtue of the redemption of Subordinated Preference Certificates under the permitted payment referred to in paragraph (l) of the definition of “Permitted Payment”.

25.33       Publicity

No Obligor shall (and the Company shall ensure that no other member of the Group will) issue or allow to be issued on its behalf any press release or other publicity which refers to any Facility or any Senior Finance Party unless the publicity is required by law, the Code, the Panel or any stock exchange. In that case the Company shall notify the Agent as soon as practicable upon becoming aware of the requirement, shall consult with the Agent on the terms of the reference and shall have regard to any timely comments of the Agent.

25.34       Anti-money laundering

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, fund all or part of any payment under a Senior Finance Document out of proceeds derived from any unlawful activity which would result in any violation of any applicable anti-money laundering law or regulation.

25.35       Employment Contracts

The company shall deliver to the Agent, as soon as practicable after the same become available, a copy of each additional employment contract of each of the Chief Executive Officer and the Chief Financial Officer.

25.36       Material Contracts

Each member of the Group shall comply with the terms of the Material Contracts and do all that is necessary to maintain all Material Contracts in full force and effect save to the extent that any such non-compliance or failure to maintain a Material Contract in full force and effect would not be reasonably be expected to have a Material Adverse Effect.

25.37       Overfunding

(a)                                  On the date of the first Utilisation of the Facilities, the Company shall ensure that an amount equal to the Overfunding less the Overfund Deduction is deposited in Cash into the Overfunding Account, which shall be charged in favour of the Security Trustee, for and on behalf of the Senior Finance Parties, on terms satisfactory to it (acting reasonably) provided that:

(i)                                     the amount of the Overfund Deduction must be applied in payment of consideration to shareholders of the Target for the Acquisition; and

(ii)                                  an amount equal to the Overfund Deduction must be paid into the Overfunding Account within 15 days of the Completion Date.

(b)                                 The Company may withdraw funds from the Overfunding Account if:

(i)                                     the aggregate balance of the Overfunding Account after such withdrawal is in excess of two-thirds of the amount of the Overfunding;

(ii)                                  such withdrawal is solely for the purpose of funding money market cash deposits for the purposes of the Group’s treasury management (and not for speculative purposes) and in accordance with paragraph (c) below; or

(iii)                               the Company has certified to the Agent and the Security Trustee that such amounts will be applied to fund Capital Expenditure in relation to the I4 Programme.

(c)                                  Newco shall procure that the following conditions are complied with in funding any money market cash deposits from the Overfunding Account under sub-paragraph (ii) of paragraph (b) above:

(i)                                     such deposits may only be made with banks or financial institutions which are Lenders and shall not be made with more than four such banks or financial institutions at any one time;

(ii)                                  any Lender with whom such deposits are made shall, at the time such deposits are made, have outstanding debt securities rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc;

(iii)                               such deposits shall have a maturity of six months or less;

(iv)                              such deposits shall only be made in dollars and euros;

(v)                                 such deposits shall only be made in London;

(vi)                              all payments made by the banks or financial institutions with whom such deposits are made shall be made to the Overfunding Account and the settlement instructions for such deposits shall specify this; and

(vii)                           Newco shall promptly execute any notices of charge in relation to such deposits required by the Security Trustee and shall use all reasonable endeavours to ensure that the banks or financial institutions with whom such deposits are made acknowledge such notices of charge.

(d)                                 Newco shall, with each set of financial statements provided under Clause 23.2 (Monthly financial statements), provide a statement:

(i)                                     of the balance on the Overfunding Account as at the end of the Accounting Month to which such financial statements relate;

(ii)                                  detailing all credits to, and withdrawals from, the Overfunding Account during the Accounting Month to which such financial statements relate; and

(iii)                               detailing all money market cash deposits outstanding at the end of that Accounting Month (including details of the amount and maturity of such deposits and the names of the banks or financial institutions with whom such deposits have been made).

25.38                     I4 Launch Insurance

The Company shall procure that where a new member of the Acquired Group is incorporated in the Isle of Man (“IoMCo”) for the purposes set out in the memorandum to the board of directors of the Target dated 31 October 2003 entitled “Inmarsat Launch Company Limited” (and a copy of which has been provided to the Lenders) then:

(a)                                  the contract (or contracts) of insurance for the launch insurance cover in respect of the I4 Satellites taken out, or to be taken out, by IoMCo;

(b)                                 the contract (or contracts) made, or to be made, by any member of the Group and IoMCo in relation to the launch of the I4 Satellites; and

(c)                                  all Permitted Loans made, or to be made, by any member of the Group to IoMCo,

shall, in each case, be governed by English law, be subject to the jurisdiction of the courts of England and be charged and/or assigned to the Security Trustee pursuant to Debenture 2.

26.           EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default.

26.1                           Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Senior Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                  its failure to pay is caused by administrative or technical error; and

(b)                                 payment is made within 3 Business Days of its due date.

26.2                           Financial covenants

Any requirement of Clause 24 (Financial covenants) is not satisfied.

26.3                           Other obligations

(a)                                  Any person (other than a Finance Party) does not comply with Clause 25.6 (Acquisitions and investments), Clause 25.7 (Joint Ventures), Clause 25.9 (Merger), paragraph (b) of Clause 25.10 (Holding Company), Clause 25.15 (Negative pledge), Clause 25.17 (Loans or Credit) (other than in relation to any loan to a member of the Group), Clause 25.19 (Restricted payments), Clause

25.20 (Financial Indebtedness), Clause 25.22 (Issue of shares), paragraph (a) of Clause 25.23 (Security and guarantees), Clause 25.28 (Scheme of Arrangement), Clause 25.30 (Re-registration as private limited company) or Clause 25.31 (Veto Rights).

(b)                                 Any Obligor does not comply with any provision of the Senior Finance Documents other than those referred to in Clause 26.1 (Non-payment), Clause 26.2 (Financial covenants) or in paragraph (a) above unless such failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

26.4                           Misrepresentation

Any representation or written statement made or deemed to be made by an Obligor in the Senior Finance Documents is or proves to have been incorrect or misleading when made or deemed to be made by reference to the facts and circumstances then existing unless the facts or circumstances underlying such misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier to occur of the date of the Agent giving notice to the Company or the Company becoming aware of the misrepresentation.

26.5                           Cross default

(a)                                  Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)                                 Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                  Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)                                 No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than $3,000,000 (or its equivalent in another currency or currencies).

26.6                           Insolvency

(a)                                  A Key Company is unable or admits in writing its inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on all or any class of its debts or, by reason of actual financial difficulties, commences negotiations with one or more classes of its creditors (other than the Finance Parties or the Investors) with a view to rescheduling any of its indebtedness.

(b)                                 A moratorium is declared in respect of any indebtedness of any Key Company.

26.7                           Insolvency proceedings

(a)                                  Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Key Company;

(ii)                                  a composition, assignment or arrangement with any creditor of any Key Company;

(iii)                               the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Key Company or any of its assets; or

(iv)                              the enforcement of any Security over any assets of any Key Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)                                 Paragraph (a) shall not apply to:

(i)                                     any legal proceedings or other procedure which is part of a solvent reorganisation permitted under this Agreement; or

(ii)                                  proceedings for or presentation of a petition or application for winding-up, which are frivolous or vexatious and where the proceedings are dismissed, stayed or discharged within 21 days of commencement and in any event prior to the advertisement of such proceedings.

26.8                           Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Key Company having an aggregate value of $1,000,000 or its equivalent in another currency or currencies and is not discharged within 10 Business Days.

26.9                           Ownership

After the Completion Date, any Key Company is not or ceases to be a wholly-owned Subsidiary (as such term is defined in section 736 of the Companies Act 1985) of the Company.

26.10                     Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its material obligations under any Senior Finance Document to which it is a party.

26.11                     Repudiation

Any person (other than a Finance Party) repudiates a Transaction Document or evidences an intention to repudiate a Senior Finance Document.

26.12                     Security and guarantees

Any Security Document or any guarantee or indemnity in, or any subordination under, any Senior Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Trustee, for the benefit of the Senior Finance Parties, the Security which it is expressed to create, subject to any applicable Reservations, fully perfected in a manner and to an extent reasonably considered by the Majority Lenders to be materially adverse to the interests of the Lenders under the Senior Finance Documents.

26.13                     Breach of lntercreditor Agreement and other relevant agreements

Any party (other than a Finance Party) fails to comply with its obligations under the lntercreditor Agreement or the Investor Documents and the interests of the Lenders under the Senior Finance Documents or any of them is reasonably likely to be materially prejudiced by such failure.

26.14                     Cessation of business

Any Key Company suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business, other than where such suspension or cessation arises as a result of a transfer of such business which is a Permitted Disposal.

26.15                     Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares, or all or any material part of the assets of any Key Company.

26.16                     Audit qualification

The auditors qualify their report on any audited consolidated financial statement of the Group in a manner which, in the opinion of the Majority Lenders (acting reasonably), is material in the context of the Senior Finance Documents.

26.17                     Litigation

Any litigation, arbitration, proceeding or dispute is started or formally threatened which is reasonably likely to be adversely determined and would reasonably be expected to have a Material Adverse Effect.

26.18                     Bridge Facility Default or High Yield Notes Default

Any event of default (howsoever described) occurs, which is continuing, under the Bridge Facility Agreement or the High Yield Notes Indenture, as the case may be.

26.19                     Number of satellites

The Group ceases to have at least 3 I3 Satellites or I4 Satellites in orbit which are capable of operating for the estimated life, and with the estimated capacity, shown for those I3 Satellites or I4 Satellites (as appropriate) in the Technical Report, provided that no Event of Default shall occur where such cessation lasts for less than 24 hours.

26.20                     Material adverse change

A Material Adverse Effect exists or has occurred.

26.21                     Acceleration

(a)                                  Subject to Clause 4.6 (Certain Funds Period) and Clause 26.22 (Clean-up Period), on and at any time after the occurrence of an Event of Default (while it is continuing) the Agent shall if so directed by the Majority Lenders, by notice to the Company:

(i)                                     cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)                                  declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Senior Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)                               declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)                              declare that full cash cover in respect of each or any Letter of Credit or Bank Guarantee is immediately due and payable, whereupon it shall become immediately due and payable; and/or

(v)                                 declare that full cash cover in respect of each or any Letter of Credit or Bank Guarantee is payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)                                 Promptly after being notified by the Agent of the Acceleration Date, each Ancillary Lender shall by notice to the Company:

(i)                                     cancel its Ancillary Commitment whereupon it shall immediately be cancelled;

(ii)                                  declare that all, or the corresponding part, of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all, or the corresponding part, of the contingent liabilities of that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)                               declare that all, or the corresponding part, of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all, or the corresponding part, of the contingent liabilities of that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be payable upon demand, whereupon they shall immediately become payable on demand by that Ancillary Lender (on the instructions of the Agent, if so directed by the Majority Lenders).

(c)                                  Subject to Clause 4.6 (Certain Funds Period) and Clause 26.22 (Clean-up Period), no Ancillary Lender may cancel the whole or any part of its Ancillary Commitment, declare on demand that all or part of the utilisations under an Ancillary Facility provided by that Ancillary Lender be immediately due and payable or demand or require the payment of cash cover in respect of all or any part of any contingent liabilities of that Lender under an Ancillary Facility unless the Agent has delivered a notice to the Company pursuant to paragraph (a)(ii) of this Clause 26.21.

26.22       Clean-up Period

If, during the Clean-up Period, any event or circumstance with respect to any member of the Acquired Group occurs which would constitute a Default (the “Potential Event of Default”), then:

(a)                                  the Company promptly after becoming aware shall notify the Agent of that fact in writing, giving a reasonable description of:

(i)                                     the Potential Event of Default and its causes; and

(ii)                                  the remedial action in relation to that Potential Event of Default which the Company and/or the Acquired Companies propose to take; and

(b)                                 that Potential Event of Default shall not constitute a Default, and the Agent shall not with respect to that Potential Event of Default (but, for the avoidance of doubt, not so as to restrict the Agent’s rights to take such action with respect to any other Event of Default which is not a Potential Event of Default) be entitled to take any of the actions set out in Clause 26.21 (Acceleration), until (assuming that the Potential Event of Default is then continuing) the earlier of:

(i)                                     immediately following the end of the Clean-up Period; and

(ii)                                  the date (if any) on which a Material Adverse Effect occurs,

provided that the foregoing shall not apply with respect to any Potential Event of Default under Clause 26.7 (Insolvency proceedings) to the extent such Potential Event of Default occurs in relation to a Material Subsidiary which either (A) is not capable of remedy or (B) is capable of remedy and is not remedied within 14 days of the Material Subsidiary becoming aware of the occurrence of the Potential Event of Default, whether from receipt of notification of such occurrence by the Agent or otherwise.

SECTION 9

CHANGES TO PARTIES

27.                                 CHANGES TO THE LENDERS

27.1                           Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)                                  assign any of its rights; or

(b)                                 transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2                           Conditions of assignment or transfer

(a)                                  An assignment or transfer by a Lender shall (unless an Event of Default is continuing) be made following consultation with the Company (as Obligor’s Agent) but, for the avoidance of doubt, the consent of the Obligors is not required.

(b)                                 The consent of the Bookrunners is required for an assignment or transfer by a Lender at any time prior to the Syndication Date, save that no such consent is required for an assignment or transfer by a Lender to any of its Affiliates or a Related Fund.

(c)                                  An assignment will only be effective on:

(i)                                     receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Senior Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                  the satisfaction of the Agent with the results of all “know your customer” or other checks relating to the identity of any person that it is required to carry out in relation to such assignment to a New Lender, which the Agent shall promptly notify to the Lender and the New Lender.

(d)

(i)                                     A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(ii)                                  Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s:

(A)                              share of a Facility pro rata against the Existing Lender’s Available Commitment and its participations in Utilisations under that Facility; and

(B)                                share of a Facility pro rata against Utilisations made in the Base Currency and any Utilisations in an Optional Currency.

(e)                                  If:

(i)                                     a Lender assigns or transfers any of its rights or obligations under the Senior Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)                              Unless:

(i)                                     otherwise agreed between the Company and the relevant Existing Lender; or

(ii)                                  the New Lender is a Lender, an Affiliate of a Lender or a Related Fund,

the facilities may be transferred in any amount provided that the aggregate of the Commitment and participation of each Lender, the Affiliates of that Lender and any Related Funds will, after such transfer, be equal to or greater than $2,500,000 or nil.

(g)                                 If the New Lender to whom the assignment or transfer is being made is not party to the Intercreditor Agreement as a Lender then it shall duly execute and deliver to the Security Trustee and the Agent a deed of accession in the form required under the Intercreditor Agreement so as to become a Senior Lender (as defined in the Intercreditor Agreement) under the Intercreditor Agreement.

27.3                           Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect (other than pursuant to the Syndication), pay to the Agent (for its own account) a fee of £2,000.

27.4                           Limitation of responsibility of Existing Lenders

(a)                                  Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents or any other documents;

(ii)                                  the financial condition of any Obligor or other person;

(iii)                               the performance and observance by any Obligor or other person of its obligations under the Senior Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Senior Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Senior Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Senior Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount is or may be outstanding under the Senior Finance Documents or any Commitment is in force.

(c)                                  Nothing in any Senior Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or other person of its obligations under the Senior Finance Documents or otherwise.

27.5                           Procedure for transfer

(a)                                  Subject to the conditions set out in this Clause 27 a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                 The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its satisfaction with the results of all “know your customer” or other checks relating to the identity of any person that it is required to carry out in relation to the transfer to such New Lender.

(c)                                  On the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Senior Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Senior Finance Documents and their respective rights against one another under the Senior Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                               the Agent, the Mandated Lead Arrangers, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an

Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Senior Finance Documents; and

(iv)                              the New Lender shall become a Party as a “Lender”.

27.6                           Disclosure of information

(a)                                  Any Lender may (and as otherwise agreed between the Company and that Lender) disclose

(i)                                     to any of its Affiliates, any Related Funds and any other person:

(A)                              to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(B)                                with (or through) whom that Lender enters into (or may potentially enter into) any sub- participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(ii)                                  to a rating agency;

(iii)                               to its professional advisers; or

(iv)                              to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group, any other person and the Transaction Documents as that Lender shall consider appropriate if, in relation to paragraphs (i) to (iii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

(b)                                 The Parties do not expect that any statements will be provided by or on behalf of any Party to another Party (or such other Party’s employees, representatives or agents) as to the potential United States federal income tax consequences of the Facilities.  If any such statements are made, then notwithstanding anything in this Agreement to the contrary, the Party to whom the statement is made (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the Parties, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” and “tax structure” means any facts relevant to the United States federal income tax treatment applicable to the Facilities but does not include information relating to the identity of the Parties, provided that with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the Facilities as well as other information, this paragraph shall only apply to such portions of such document or similar item that relate to the tax treatment or tax structure of the Facilities.

27.7                           Revolving Facility assignments and transfers

(a)                                  Notwithstanding any other provision of this Agreement, if a Revolving Facility Lender wishes to enter into an assignment or transfer in relation to the Revolving Facility (other than in relation to an assignment of a Revolving Facility Loan) at a time when any Letters of Credit or Bank Guarantees are outstanding under the Revolving Facility or any contingent liability is outstanding under an Ancillary Facility, the consent of the Issuing Bank in respect of the assignment or transfer of that Revolving Facility Lender’s participation in any Revolving Facility Utilisation by way of Letters of Credit or Bank Guarantees and/or the consent of the Ancillary Lender in respect of the assignment or transfer of that Revolving Facility Lender’s participation in the Ancillary Facility will be required (such consent not to be unreasonably withheld or delayed).

(b)                                 If paragraph (a) above and the conditions and procedure for transfer specified in this Clause 27 are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

27.8                           Assignment by way of Security

In addition to the other assignment rights provided in this Clause 27, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to any trustee for the benefit of the holders of such Lender’s securities, provided that no such assignment shall release the assigning Lender from any of its obligations under this Agreement.

27.9                           Sub-participations

A Lender may sub-participate or sub-contract any of its rights or obligations under this Agreement provided that such Lender remains liable under this Agreement in relation to such obligations.

28.                                 CHANGES TO THE OBLIGORS

28.1                           Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Senior Finance Documents.

28.2                           Additional Borrowers

(a)                                  Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 23.11 (Know Your Customer Requirements), the Company may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)                                     all the Lenders approve the addition of that member of the Group and agree with the Company on the extent to which the Facilities will be available to that member of the Group;

(ii)                                  the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)                               the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)                              that Subsidiary becomes an Additional Guarantor in accordance with Clause 28.3 (Additional Guarantors); and

(v)                                 the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Borrower (other than those referred to in paragraph 3 of Part III of Schedule 2 (Conditions precedent) where that Additional Borrower is not required to execute and deliver a Debenture 2), each in form and substance reasonably satisfactory to the Agent.

(b)                                 The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all such documents and other evidence listed in Part Ill of Schedule 2 (Conditions precedent).

28.3                           Additional Guarantors

(a)                                  Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 23.11 (Know Your Customer Requirements), the Company may request that any of its wholly-owned Subsidiaries become an Additional Guarantor. That Subsidiary, and/or any Subsidiary which is required by this Agreement to become an Additional Guarantor, shall become an Additional Guarantor if:

(i)                                     the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)                                  the Agent has received all of the documents and other evidence listed in Part Ill of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor (other than those referred to in paragraph 3 of Part III of Schedule 2 (Conditions precedent) where that Additional Guarantor is not required to execute and deliver a Debenture 2), each in form and substance reasonably satisfactory to the Agent.

(b)                                 The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all such documents and other evidence listed in Part Ill of Schedule 2 (Conditions precedent).

28.4                           Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clause 22.5 (Validity and admissibility in evidence) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.5                           Release of Guarantors and Security

(a)                                  If a Guarantor ceases to be a member of the Group in accordance with this Agreement, that Guarantor shall be released from all its obligations under the Senior Finance Documents and the Hedging Documents.

(b)                                 If all of the Senior Finance Parties agree in writing with the Company that a Guarantor may cease to be a Guarantor, that Guarantor shall be released from all its obligations under the Senior Finance Documents and the Hedging Documents.

(c)                                  The Security Trustee shall, at the request and cost of the Company, execute such documents as may be required to release that Guarantor pursuant to paragraph (a) above.

(d)                                 The Security Trustee is authorised to release any Security created by the Security Documents over assets disposed of to a person or persons outside the Group where such disposal is a Permitted Disposal or where such disposal is being effected in circumstances where the Security Trustee is enforcing any of the Security created by the Security Documents as permitted in accordance with the terms of the Intercreditor Agreement.

SECTION 10

THE SENIOR FINANCE PARTIES

29.                                 ROLE OF THE AGENT, THE MANDATED LEAD ARRANGERS AND THE BOOKRUNNERS

29.1                           Appointment of the Agent

(a)                                  Each other Senior Finance Party appoints the Agent to act as its agent under and in connection with the Senior Finance Documents.

(b)                                 Each other Senior Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Senior Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)                                  Each other Senior Finance Party authorises the Agent to execute the lntercreditor Agreement on its behalf.

(d)                                 Each other Senior Finance Party authorises each of the Agent and the Mandated Lead Arrangers to agree, accept and sign on its behalf the terms of any reliance or engagement letter in relation to any Report or any other report or letter provided by any person in connection with the Senior Finance Documents and Transaction Documents or the transactions contemplated in them (including any net asset letter in connection with financial assistance procedures) and, by becoming a party to this Agreement, ratifies the terms of any such letter which has been entered into before the date of this Agreement in contemplation of this Agreement.

29.2                           Duties of the Agent

(a)                                  The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                 Except where a Senior Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Senior Finance Parties.

(d)                                 If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Senior Finance Party (other than the Agent or the Mandated Lead Arrangers) under this Agreement, it shall promptly notify the other Senior Finance Parties.

(e)                                  The duties of the Agent under the Senior Finance Documents are solely mechanical and administrative in nature.

29.3                           Role of the Mandated Lead Arrangers and the Bookrunners

Except as specifically provided in the Senior Finance Documents, neither the Mandated Lead Arrangers nor the Bookrunners have any obligations of any kind to any other Party under or in connection with any Senior Finance Document.

29.4                           No fiduciary duties

(a)                                  Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers or the Bookrunners as a trustee or fiduciary of any other person.

(b)                                 Neither the Agent nor the Mandated Lead Arrangers nor the Bookrunners shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5                           Business with the Group

The Agent, the Mandated Lead Arrangers and the Bookrunners may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

29.6                           Rights and discretions of the Agent

(a)                                  The Agent may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)                                  any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)                               any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Agent may act in relation to the Senior Finance Documents through its personnel and agents.

(e)                                  The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                    Notwithstanding any other provision of any Senior Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers nor the Bookrunners are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7                           Majority Lenders’ instructions

(a)                                  Unless a contrary indication appears in a Senior Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Senior Finance Document, any instructions given by the Majority Lenders will be binding on all the Senior Finance Parties.

(c)                                  The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Senior Finance Document.

29.8                           Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers nor the Bookrunners:

(a)                                  are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Bookrunners, an Obligor or any other person given in or in connection with any Senior Finance Document or any of the Information Package; or

(b)                                 are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Senior Finance Document.

29.9                           Exclusion of liability

(a)                                  Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Senior Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Senior Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Senior Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any “know your customer” or other checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to the Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

29.10                     Lenders’ indemnity to the Agent

(a)                                  Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments and its Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities then outstanding) indemnify the Agent, within 3 Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Senior Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Senior Finance Document).

(b)                                 If the Available Facilities are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations and utilisations of the Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities then outstanding.

29.11                     Resignation of the Agent

(a)                                  The Agent may, after consultation with the Company, resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Senior Finance Parties and the Company.

(b)                                 Alternatively the Agent may resign by giving notice to the other Senior Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)                                 The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Senior Finance Documents.

(e)                                  The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)                                    Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Senior Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                 After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

29.12                     Confidentiality

(a)                                  The Agent (in acting as agent for the Senior Finance Parties) shall be regarded as acting through its respective agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

29.13                     Relationship with the Lenders

(a)                                  The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

29.14                     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Senior Finance Document, each Lender confirms to the Agent, the Mandated Lead Arrangers and the Bookrunners that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Senior Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group and the Acquired Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Senior Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Senior Finance Document, the transactions contemplated by the Senior Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document; and

(d)                                 the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Senior Finance Document, the transactions contemplated by the Senior Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Senior Finance Document.

29.15                     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.16                     Management time of the Agent

Any amount payable to the Agent under Clause 18.3 (Indemnity to the Agent), Clause 20 (Costs and expenses) and Clause 29.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 15 (Fees).

29.17                     Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Senior Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Senior Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Senior Finance Documents, that Party shall be regarded as having received any amount so deducted.

30.                                 CONDUCT OF BUSINESS BY THE SENIOR FINANCE PARTIES

No provision of this Agreement will:

(a)                                  interfere with the right of any Senior Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Senior Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Senior Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.                                 SHARING AMONG THE SENIOR FINANCE PARTIES

31.1                           Payments to Senior Finance Parties

If a Senior Finance Party (a “Recovering Senior Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Senior Finance Documents then:

(a)                                  the Recovering Senior Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Senior Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Senior Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Senior Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2                           Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Senior Finance Parties (other than the Recovering Senior Finance Party) in accordance with Clause 32.5 (Partial payments).

31.3                           Recovering Senior Finance Party’s rights

(a)                                  On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Senior Finance Party will be subrogated to the rights of the Senior Finance Parties which have shared in the redistribution.

(b)                                 If and to the extent that the Recovering Senior Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Senior Finance Party for a debt equal to the Sharing Payment which is within 3 Business Days of demand.

31.4                           Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Senior Finance Party becomes repayable and is repaid by that Recovering Senior Finance Party, then:

(a)                                  each Senior Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Senior Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Senior Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Senior Finance Party is required to pay); and

(b)                                 that Recovering Senior Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Senior Finance Party for the amount so reimbursed.

31.5                           Exceptions

(a)                                  This Clause 31 shall not apply to the extent that the Recovering Senior Finance Party would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)                                 A Recovering Senior Finance Party is not obliged to share with any other Senior Finance Party any amount which the Recovering Senior Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Senior Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Senior Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(c)                                  This Clause 31:

(i)                                     shall not apply to any receipt or recovery by any Senior Finance Party in its capacity as Ancillary Lender at any time prior to the Acceleration Date nor to any receipt or recovery by an Ancillary Lender as a result of exercising its rights under any Ancillary Facility Documents, respectively, to combine accounts, set-off or net sums due and payable by and to it under those documents in its capacity as an Ancillary Lender, as the case may be, or as a result of exercising its rights under any charge over bank accounts granted to it under any such document (in each case, which the Ancillary Lender shall be entitled to do despite any charge over such bank accounts in favour of the Finance Parties); but

(ii)                                  shall apply to all other receipts or recoveries by Ancillary Lenders which arise following the Acceleration Date.

SECTION 11

ADMINISTRATION

32.                                 PAYMENT MECHANICS

32.1                           Payments to the Agent

(a)                                  On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to the terms of Clause 11.1 (Turnover Obligations) of the Intercreditor Agreement) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2                           Distributions by the Agent

Each payment received by the Agent under the Senior Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) and to 11.1 (Turnover Obligations) of the Intercreditor Agreement, be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3                           Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Senior Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4                           Clawback

(a)                                  Where a sum is to be paid to the Agent under the Senior Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by it to reflect its cost of funds.

32.5                           Partial payments

(a)                                  If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Senior Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Senior Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee, the Issuing Bank, the Mandated Lead Arrangers or the Bookrunners under the Senior Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement or any Ancillary Facility Document;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement or any Ancillary Facility Document and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit or Bank Guarantee) and Clause 7.3 (Indemnities); and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Senior Finance Documents or any Ancillary Facility Document,

provided that the Agent shall not make any such payments to any Ancillary Lender prior to the Agent delivering a notice to the Company pursuant to paragraph (a) or (c) of Clause 26.21 (Acceleration) or any date on which the Facilities are cancelled under Clause 11.2 (Change of Control, Listing and Sale).

(b)                                 The Agent shall, if so directed by the Majority Facility A Lenders, the Majority Facility B Lenders, the Majority Facility C Lenders, the Majority Capex Facility Lenders and the Majority Revolving Facility Lenders vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

32.6                           No set-off by Obligors

All payments to be made by an Obligor under the Senior Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7                           Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.8                           Currency of account

(a)                                  Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Senior Finance Document.

(b)                                 A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                  Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

32.9                           Change of currency

(a)                                  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Senior Finance Documents to, and any obligations arising under the Senior Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant lnterbank Market and otherwise to reflect the change in currency.

33.                                 SET-OFF

A Senior Finance Party may set off any matured obligation due from an Obligor under the Senior Finance Documents (to the extent beneficially owned by that Senior Finance Party) against any matured obligation owed by that Senior Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.                                 NOTICES

34.1                           Communications in writing

Any communication to be made under or in connection with the Senior Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2                           Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Senior Finance Documents is:

(a)                                  in the case of the Company, that identified with its name below;

(b)                                 in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Agent, the Issuing Bank and the Security Trustee, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days’ notice.

34.3                           Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with the Senior Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Agent or the Security Trustee will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)                                  All notices from or to an Obligor shall be sent through the Agent.

(d)                                 Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

34.4                           Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5                           Electronic communication

(a)                                  Any communication to be made between the Agent and a Lender under or in connection with the Senior Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                  notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                               notify each other of any change to their address or any other such information supplied by them.

(b)                                 Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6                           English language

(a)                                  Any notice given under or in connection with any Senior Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Senior Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document.

35.                                 CALCULATIONS AND CERTIFICATES

35.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Senior Finance Document, the entries made in the accounts maintained by a Senior Finance Party are prima facie evidence of the matters to which they relate.

35.2                           Certificates and Determinations

Any certification or determination by a Senior Finance Party of a rate or amount under any Senior Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3                           Day count convention

Subject to paragraph (d) of Clause 15.4 (Fees payable in respect of Letters of Credit and Bank Guarantees), in respect of which a 360-day count convention shall apply, any interest, commission or fee accruing under a Senior Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant lnterbank Market differs, in accordance with that market practice.

36.                                 PARTIAL INVALIDITY

If, at any time, any provision of the Senior Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.                                 REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Senior Finance Party, any right or remedy under the Senior Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.                                 AMENDMENTS AND WAIVERS

38.1                           Required consents

(a)                                  Subject to Clause 38.2 (Exceptions) any term of the Senior Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligor’s Agent and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Senior Finance Party, any amendment or waiver permitted by this Clause 38.

38.2                           Exceptions

(a)                                  An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Certain Funds Default”, “Certain Funds Period”, “Majority Lenders”, “Majority Facility A Lenders”, “Majority Facility B Lenders”, “Majority Facility C Lenders”, “Majority Capex Lenders” or “Majority Revolving Lenders” in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount under the Senior Finance Documents other than a prepayment under Clauses 11.5 (Mandatory prepayment from Net Sale Proceeds), 11.6 (Mandatory prepayment from Insurance Proceeds), 11.7 (Mandatory prepayment from Net Recovery Proceeds) or 11.8 (Mandatory prepayment from Surplus Cashflow));

(iii)                               a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                              an increase in or an extension of any Commitment;

(v)                                 a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)                              any provision which expressly requires the consent of all the Lenders;

(vii)                           Clause 2.2 (Senior Finance Parties’ rights and obligations), Clause 27 (Changes to the Lenders), Clause 31 (Sharing among the Senior Finance Parties) or this Clause 38;

(viii)                        the amendment or waiver of provisions in this Agreement or in the Intercreditor Agreement relating to the release of any Security over Charged Assets created pursuant to any Security Document (except to the extent provided for in that Security Document or this Agreement or as required in connection with any Permitted Disposal);

(ix)                                a change in the ranking, subordination or priority of all outstandings under the Senior Finance Documents as provided for in the Intercreditor Agreement;

(x)                                   Clause 11.9 (Application of Proceeds) or any paragraph of Clause 11.10 (Voluntary prepayment of Term Loans and Capex Facility Loans) other than paragraph (a);

(xi)                                Clause 40 (Governing Law); or

(xii)                             Clause 25.28 (Scheme of Arrangement),

shall not be made without the prior consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, the Issuing Bank, the Mandated Lead Arrangers, the Bookrunners or any Ancillary Lender may not be effected without its consent.

(c)                                  Except where the consent of all Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility A Lenders shall not be effective without the consent of the Majority Facility A Lenders and shall not require the consent of any Facility B Lender, Facility C Lender, Capex Facility Lender or Revolving Facility Lender.

(d)                                 Except where the consent of all Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights and obligations of the Facility B Lenders shall not be effective without the consent of the Majority Facility B Lenders and shall not require the consent of any Facility A Lender, Facility C Lender, Capex Facility Lender or Revolving Facility Lender.

(e)                                  Except where the consent of all Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Facility C Lenders shall not be effective without the consent of the Majority Facility C Lenders and shall not require the consent of any Facility A Lender, Facility B Lender, Capex Facility Lender or Revolving Facility Lender.

(f)                                    Except where the consent of all Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Capex Facility Lender shall not be effective without the consent of the Majority Capex Facility Lender and shall not require the consent of any Facility A Lender, Facility B Lender, Capex Facility Lender or Revolving Facility Lender.

(g)                                 Except where the consent of all Lenders is required by any Senior Finance Document, an amendment or waiver which relates solely to the rights or obligations of the Revolving Facility Lenders shall not be effective without the consent of the Majority Revolving Facility Lenders and shall not require the consent of any Facility A Lender, Facility B Lender, Facility C Lender or Capex Facility Lender.

39.                                 COUNTERPARTS

Each Senior Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Senior Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.                                 GOVERNING LAW

This Agreement is governed by English law.

41.                                 ENFORCEMENT

41.1                           Jurisdiction

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 41.1 is for the benefit of the Senior Finance Parties only. As a result, no Senior Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Senior Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2                           Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                  irrevocably appoints Newco as its agent for service of process in relation to any proceedings before the English courts in connection with any Senior Finance Document; and

(b)                                 agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL OBLIGORS

Name of Original Borrower	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Facility A Borrower Newco	England and Wales	4886096

Facility B Borrower Newco	England and Wales	4886096

Facility C Borrower Newco	England and Wales	4886096

Capex Facility Borrower Newco	England and Wales	4886096

Revolving Facility Borrower Newco	England and Wales	4886096

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
Newco	England and Wales	4886096

PART II

THE ORIGINAL LENDERS (OTHER THAN UK NON-BANK LENDERS)

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment	Capex Facility Commitment	Revolving Facility Commitment
Barclays Bank PLC	$133,333,334	$66,666,666	$66,666,666	$33,333,334	$25,000,000
Credit Suisse First Boston	$133,333,333	$66,666,667	$66,666,667	$33,333,333	$25,000,000
The Royal Bank of Scotland plc	$133,333,333	$66,666,667	$66,666,667	$33,333,333	$25,000,000

PART III

THE ORIGINAL LENDERS – UK NON-BANK LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment	Capex Facility Commitment	Revolving Facility Commitment
-	—	—	—	—	—

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO SIGNING

1.                                       Original Obligors

(a)                                  A copy of the constitutional documents of each Holdco and each Original Obligor which is not a Holdco (if any).

(b)                                 A copy of a resolution of the board of directors or equivalent body of each Holdco and each Original Obligor which is not a Holdco (if any):

(i)                                     approving the terms of, and the transactions contemplated by, the Transaction Documents (other than the High Yield Notes Finance Documents) to which it is a party and resolving that it execute the Transaction Documents (other than the High Yield Notes Finance Documents) to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Transaction Documents (other than the High Yield Notes Finance Documents) to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any utilisation request and selection notice) to be signed and/or despatched by it under or in connection with the Transaction Documents (other than the High Yield Notes Finance Documents) to which it is a party.

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                 A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)                                  A certificate of an authorised signatory of each Holdco and each Original Obligor which is not a Holdco (if any) (without personal liability) certifying that each copy document relating to it specified in this Part I is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                       Security at signing

Confirmation from the Security Trustee that it has received each of the following documents in form and substance satisfactory to it:

(a)                                  an original of Debenture 1 in the Agreed Form, duly executed and delivered by Newco and the Security Trustee;

(b)                                 forms of notice of charge or assignment of the Receiving Agent Account and the Overfunding Account, in each case signed by Newco, as required by Debenture 1 and with irrevocable authorisation to the Security Trustee to complete the account details therein once such accounts have been opened; and

(c)                                  the Agreed Form of Debenture 2.

3.                                       lntercreditor Agreement

An original of the lntercreditor Agreement in the Agreed Form, duly executed by the parties to it.

4.                                       Other Original Senior Finance Documents

An original of each of the following documents in the Agreed Form, duly executed by the parties to it:

(a)                                  this Agreement;

(b)                                 each Fee Letter; and

(c)                                  the Syndication Side Letter.

5.                                       Bridge Facility Finance Documents

(a)                                  A copy of the Bridge Facility Agreement in the Agreed Form, duly executed by the parties to it.

(b)                                 Confirmation from the Bridge Facility Agent that it has received each of the documents specified as being conditions precedent to signing the Bridge Facility Agreement, except the confirmation required by paragraph 4(b) of part I of schedule 2 (Conditions precedent) to the Bridge Facility Agreement.

6.                                       Investor Documents

Unexecuted copies of the Shareholders’ Agreement and the Subordinated Preference Certificates Instruments pursuant to which shares in the Company and Subordinated Preference Certificates will be subscribed for by:

(a)                                  the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors in an amount equal to at least 15 per cent. of the peak funding requirement for the Acquisition (including refinancing of Existing Debt but excluding (i) the Revolving Facility and (ii) undrawn commitments under existing Target Group bank facilities) (the “Total Funding Requirement”) and for at least 50.1 per cent. of the voting shares in the Company (excluding any shares to be issued under the Bridge Facility Warrant Instrument); and

(b)                                 the Original Investors and Management in an amount equal to at least 30 per cent. of the Total Funding Requirement.

7.                                       Intra-Group Documents

(a)                                  A copy of the Intercompany Loan Agreements in the Agreed Form;

(b)                                 A copy of the Whitewash Intra-Group Loan Agreement in the Agreed Form; and

(c)                                  A copy of the Working Capital Support Letter in the Agreed Form.

8.                                       Legal opinion

A legal opinion of Linklaters, legal advisers to the Mandated Lead Arrangers, the Bookrunners, the Security Trustee and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

9.                                       Scheme of Arrangement-related documentation

(a)                                  A copy of the draft Press Release to be issued by or on behalf of Newco.

(b)                                 The Mandated Lead Arrangers being satisfied that the Receiving Agent Letter has been executed and delivered by Newco to the Receiving Agent.

10.                                 Financial information and documentation

(a)                                  The Original Financial Statements.

(b)                                 The Reports.

11.                                 Group Structure Chart and Material Subsidiaries

A copy of the Group Structure Chart and list of the Subsidiaries of the Target which will, when the Target become a member of the Group, be Material Subsidiaries.

12.                                 Know Your Customer Requirements

Evidence satisfactory to the Mandated Lead Arrangers that all applicable anti-money laundering and “know your customer” laws and regulations relating to the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors and each Holdco have been complied with, including receipt of the following documentation and confirmations in relation to the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors and each Holdco:

(a)                                  identification acceptable to the Agent from two directors of the company (one containing photo identification and one containing proof of address);

(b)                                 a letter from the legal advisers to the company confirming:

(i)                                     the company’s name;

(ii)                                  the company’s registered number;

(iii)                               the company’s registered office;

(iv)                              the company’s directors; and

(v)                                 the company’s shareholding (names, number of shares, percentage shareholding);

(c)                                  evidence satisfactory to the Agent of the link from each company referred to in paragraph (b) above to the relevant Original Investors set out in the definition of paragraphs (a) and (b) of the definition of Original Investors regulated by the Financial Services Authority;

(d)                                 all other information reasonably required by the Agent for the purposes of identification of the Original Investors set out in paragraphs (a) and (b) of the definition of Original Investors and each Holdco as may be required by the Agent in order for it to comply with its (or any Lenders’) “Know Your Client” procedures or in order to comply with any United Kingdom money laundering regulations.

PART II

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                       Regulatory Authorisations

Copies of any regulatory, competition or anti-trust Authorisations required in connection with the Acquisition.

2.                                       Investor funding

Copies of the duly executed Shareholders’ Agreement, the Intercompany Loan Agreements and the Subordinated Preference Certificates Instruments and confirmation that the Company has received the amounts referred to in paragraph 6 (Investor Documents) of part I of Schedule 2 (Conditions precedent to signing) and has contributed or on-lent the same to Newco.

3.                                       Bridge Facility proceeds

Confirmation that Newco has received the full amount of the Bridge Facility (being $365,000,000) or evidence that Newco will receive the same on the date of First Utilisation of the Facilities.

4.                                       Fees

Evidence that all fees, costs and expenses due or to become due and payable by the Company on or before the date of first Utilisation of the Term Facilities pursuant to Clause 15 (Fees) and Clause 20 (Costs and expenses) have been paid or, in the case of costs and expenses only, will be paid within 3 Business Days of that date.

5.                                       Offer documents

(a)                                  A copy of the Press Release in the Agreed Form to be issued by or on behalf of Newco.

(b)                                 A copy of the Offer Circular (including the recommendation of the independent directors of the Target in respect of the Acquisition), in a form which complies with the Press Release in all material respects.

6.                                       Approval of the Scheme of Arrangement

An office copy of the order of the High Court of Justice of England and Wales sanctioning the Scheme of Arrangement and evidence that such order has been registered with the Registrar of Companies of England and Wales.

7.                                       Funds Flow Memorandum

The Funds Flow Memorandum (containing a summary of the Acquisition Costs).

8.                                       Receiving Agent Acknowledgement

A copy of the acknowledgement from the Receiving Agent that it has received the Receiving Agent Letter and has acknowledged it and is bound by its terms.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                       Additional Obligors

(a)                                  An Accession Letter and an Accession Deed (as defined in and pursuant to the Intercreditor Agreement), in each case duly executed by the Additional Obligor and the Company.

(b)                                 A copy of the constitutional documents of the Additional Obligor.

(c)                                  A copy of a resolution of the board of directors of the Additional Obligor:

(i)                                     approving the terms of, and the transactions contemplated by, the Accession Letter and each Senior Finance Document to which it is a party and resolving that it execute the Accession Letter and each Senior Finance Document to which it is a party;

(ii)                                  authorising a specified person or persons to execute the Accession Letter and each Senior Finance Document to which it is a party on its behalf; and

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Senior Finance Documents to which it is a party.

(d)                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)                                  In the case of an Additional Guarantor incorporated in England and Wales or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Senior Finance Documents to which the Additional Guarantor is a party.

(f)                                    A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(g)                                 A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part III is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.                                       Debenture 2

Confirmation from the Security Trustee that it has received each of the following documents in form and substance satisfactory to it:

(a)                                  An original of Debenture 2 in the Agreed Form, duly executed and delivered by each Additional Obligor and the Security Trustee.

(b)                                 All title deeds and documents relating to Mortgaged Property (if any) over which legal mortgages are expressed to be created by Debenture 2.

(c)                                  The share certificates (and blank executed stock transfer forms or equivalent means of transferring the shares) in relation to all shares over which Security is expressed to be created by Debenture 2.

(d)                                 Notices of charge or assignment of lnsurances and Assigned Agreements signed by each Additional Obligor and an acknowledgement of each such Notice signed by the person to whom that Notice was addressed, all as required by Debenture 2.

(e)                                  Deeds of release in relation to existing security and guarantees of each Additional Obligor not falling within Permitted Security or Permitted Guarantees, as relevant, in form and substance satisfactory to the Security Trustee (acting reasonably).

(f)                                    The constitutive documents of any member of the Group whose shares are subject to Security under any of the Security Documents referred to above in the form required by the Security Trustee together with any resolutions of the shareholders of such member of the Group adopting such changes to the constitutive documents of such member of the Group as the Security Trustee shall have reasonably required to, among other things, remove any restriction on any transfer of shares or partnership interests (or equivalent) in such member of the Group pursuant to any enforcement of any such Security Documents, to the extent legally possible.

(g)                                 All other documentation, and/or evidence of all other steps, required to perfect Debenture 2 as advised to the Security Trustee by its legal advisers in England and Wales.

In this paragraph 2, the terms “Assigned Agreement”, “Bank Account”, “Investment” and “Mortgaged Property” have the meanings given to them in Debenture 2.

3.                                       Financial assistance

In relation to the granting of a guarantee of, and Security for, all the obligations of the Obligors under the Finance Documents, in respect of any Additional Obligor which is a member of the Acquired Group that is incorporated in England and Wales, evidence of compliance by that Additional Obligor with the procedures set out in Sections 155 to 158 of the Companies Act 1985 for permitting the financial assistance constituted by this Agreement and/or under the other Senior Finance Documents to which it is a party and/or under any intercompany loan agreements required to enable loans to be made from that Additional Obligor to other members of the Group to enable funding of payments due under the Senior Finance Documents, including:

(a)                                  certified copies of the relevant directors’ statutory declarations and auditors’ reports;

(b)                                 a letter from the auditors addressed to the Senior Finance Parties for the purpose of section 155(2) of the Companies Act 1985 substantially in the form set out in Technical Release FRAG 26/94 issued in September 1994 by the Council of the Institute of Chartered Accountants in England and Wales;

(c)                                  confirmation that the relevant directors’ statutory declarations have been filed at Companies House; and

(d)                                 in relation to the Target, a certificate of re-registration as a private limited company from the Registrar at Companies House.

4.                                       Authorisations

A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Senior Finance Document.

5.                                       Financial statements

If available, the latest audited financial statements of the Additional Obligor.

6.                                       Legal opinions

(a)                                  A legal opinion of Linklaters, legal advisers to the Mandated Lead Arrangers, the Bookrunners, the Security Trustee and the Agent in England.

(b)                                 If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Mandated Lead Arrangers, the Bookrunners, the Security Trustee and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

7.                                       Appointment of agent for service of process

If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

8.                                       Know Your Customer Requirements

Evidence satisfactory to the Mandated Lead Arrangers that all applicable anti-money laundering and “know your customer” laws and regulations relating to the Additional Obligor have been complied with, including receipt of the following documentation and confirmations in relation to each Additional Obligor:

(a)                                  identification acceptable to the Agent from two directors of the company (one containing photo identification and one containing proof of address);

(b)                                 a letter from the legal advisers to the company confirming:

(i)                                     the company’s name;

(ii)                                  the company’s registered number;

(iii)                               the company’s registered office;

(iv)                              the company’s directors; and

(v)                                 the company’s shareholding (names, number of shares, percentage shareholding);

(c)                                  evidence satisfactory to the Agent of the link from each company referred to in paragraph (b) above to the relevant Investor regulated by the Financial Services Authority;

all other information required by the Agent for the purposes of identification of each Additional Obligor as may be required by the Agent in order for it to comply with its (or any Lenders’) “Know Your Client” procedures or in order to comply with any United Kingdom money laundering regulations.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

LOANS

From:                [Specify Borrower]

To:                              [•]

Dated:

Dear Sirs

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement

dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                       We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]/[Capex Facility] [Revolving Facility]

[The Loan will be a Refinancing Utilisation.]

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

Account Details:	[ ]

3.                                       [We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.]*

4.                                       The proceeds of this Loan should be credited to [account].

5.                                       This Utilisation Request is irrevocable.

Yours faithfully

•                  Delete for Scheme of Arrangement Utilisation

•                  Delete if not applicable

authorised signatory for

[name of relevant Borrower]

PART II

UTILISATION REQUEST

LETTERS OF CREDIT/BANK GUARANTEES

From:                [specify Borrower]

To:                              [•]

Dated:

Dear Sirs

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement

dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                       We wish to arrange for a [Letter of Credit/Bank Guarantee] to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Revolving Facility

Amount:	[ ] or, if less, the Available Facility

Currency:	[ ]

Interest Period:	[ ]

3.                                       [We confirm that each condition specified in Clause 6.6 (Issue of Letters of Credit or Bank Guarantees) is satisfied on the date of this Utilisation Request.]

4.                                       We attach a copy of the proposed [Letter of Credit/Bank Guarantee]. [Insert delivery instructions]

5.                                       This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

PART III

SELECTION NOTICE

APPLICABLE TO A TERM LOAN

From:                [specify Borrower]

To:                              [•]

Dated:

Dear Sirs

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement

dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                       We refer to the following [Capex] Facility [A/B/C] Loan[s] in [sterling] [euro] with an Interest Period ending on [                   ].*

3.                                       [We request that the above [Capex] Facility [A/B/C] Loan[s] be divided into [                   ] [Capex] Facility [A/B/C] Loans with the following amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above [Capex] Facility [A/B/C] Loan[s] is [                   ].***

4.                                       This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[the Company on behalf of]
[name of relevant Borrower]

*                                         Insert details of all Term Loans which have an Interest Period ending on the same date.

**                                  Use this option if division of Loans is requested.

***                           Use this option if sub-division is not required.

PART IV

ANCILLARY FACILITY REQUEST

From:                [specify Borrower]

To:                              [•]

Dated:

Dear Sirs

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement

dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.

2.                                       We wish to establish an Ancillary Facility on the following terms:

Proposed Borrower:                                      [                   ]

Proposed Ancillary Lender: [                   ]

Type or types of facility: [                   ]

Commencement Date: [                   ]

Expiry Date: [                   ]

Ancillary Commitment amount: [                   ]

Currency/ies available: [                   ]

[Other details required by the Agent:] [                   ]

3.                                       We confirm that each condition specified in paragraphs (a) and (b) of Clause 9.4 (Grant of Ancillary Facility) is satisfied on the date of this Ancillary Facility Request.

Yours faithfully

authorised signatory for
[name of Company]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                       The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be the Lenders’ Additional Cost Rates supplied by each Lender and will be expressed as a percentage rate per annum.

3.                                       The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                       The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)                                  in relation to a sterling Loan:

AB + C(B–D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)                                 in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest-free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 12.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to 4 decimal places.

7.                                       If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                       Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                 any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                       The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                                 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                                 The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[•] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement
dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                       We refer to Clause 27.5 (Procedure for transfer):

(a)                                  The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer).

(b)                                 The proposed Transfer Date is [                   ].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

(d)                                 The New Lender agrees to be bound by the terms of the lntercreditor Agreement as a [Lender].

3.                                       The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.                                       [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Senior Finance Document is either:

(i)                                     a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Senior Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.]*

5.                                       This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.                                       This Transfer Certificate is governed by English law.

*                                         Include if New Lender comes within paragraph (ii) of the definition of Qualifying Lender in Clause 16.1 (Definitions)

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as

[                   ].

[•]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[•] as Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement
dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                       [Subsidiary] agrees:

(a)                                  to become an Additional [Borrower] [under [the Revolving][each] Facility [A/B/C]/[the Capex Facility] [and an Additional]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[and as an Additional][Guarantor] pursuant to [Clause 28.2 (Additional Borrowers)] [and] [Clause 28.3 (Additional Guarantors)] of the Agreement; and

(b)                                 to be bound by the terms of the lntercreditor Agreement as an [Additional Borrower] [and] [Additional Guarantor].

[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                       [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                       This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary].

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent

From:	[Company]

Dated:

Dear Sirs

Duchessgrove Limited and Grapeclose Limited – $975,000,000 Senior Facility Agreement
dated [•] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                                       We confirm that:

(a)                                  the ratio of EBITDA to Total Net Interest Payable for the Testing Period ended on [                   ] (the “Test Date”) was [                   ] to 1;

(b)                                 the ratio of Total Net Debt on the Test Date to EBITDA for that Testing Period was [                   ] to 1;

(c)                                  the ratio of Senior Net Debt on the Test Date to EBITDA for that Testing Period was [                   ] to 1;

(d)                                 the ratio of Cashflow to Net Debt Service for that Testing Period was [                   ] to 1;

(e)                                  I4 Capex for [insert relevant period] was $[                   ]; (1)

(f)                                    Other Capex for [insert relevant period] was $[                   ]

3.                                       [We confirm that the Material Subsidiaries are:

(a)                                  [                   ];

(b)                                 [                   ]; and

(c)                                  [                   ].]

[We confirm that no Default is continuing.](2)

Signed:

Director	Director

of	of

[Company]	[Company]

(1)               For Compliance Certificates in relation to Testing Periods ending on 31 December only.

(2)               If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

[insert applicable certification language]

for and on behalf of [name of auditors of the Company]

SCHEDULE 8

TIMETABLES

PART I

LOANS

“D - ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in sterling	Loans in other currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	N/A	D - 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 13.1 (Selection of Interest Periods))	D - 1 10:00 a.m.	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation in a Loan) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation in a Loan)

	D - 1 11:00 a.m.	D - 3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.

PART II

LETTERS OF CREDIT OR BANK GUARANTEES

“D - ” refers to the number of Business Days before the relevant Utilisation Date.

Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Letter of Credit or Bank Guarantee))	D – 4 11:00a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit or Bank Guarantee, if required under Clause 6.6 (Issue of Letters of Credit or Bank Guarantees) and notifies the Issuing Bank and the Lenders of the Letter of Credit or Bank Guarantee in accordance with Clause 6.6 (Issue of Letters of Credit or Bank Guarantees)

D – 4 12:00p.m. D – 3 2:00p.m.

Delivery of a duly completed Renewal Request (Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee))	D – 4 12:00p.m.

SCHEDULE 9

FORM OF LETTER OF CREDIT

To:	[Beneficiary]

(the “Beneficiary”)

[Date]

Irrevocable Standby Letter of Credit no.[                   ]

At the request of [                   ], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby letter of credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.                                       Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].(3)

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [                   ].

“Total L/C Amount” means [                   ].

2.                                       Issuing Bank’s agreement

(a)                                  The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [                   ]p.m. ([London] time) on the Expiry Date.

(b)                                 Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)                                  The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.                                       Expiry

(a)                                  The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)                                 Unless previously released under paragraph (a) above, on [                   ]p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(3)                               This may need to be amended depending on the currency of payment under the Letter of Credit.

(c)                                  When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.                                       Payments

All payments under this Letter of Credit shall be made in [                   ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                       Delivery of demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[

[                   ]]

6.                                       Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                       UCP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.                                       Governing law

This Letter of Credit is governed by English law.

9.                                       Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

SCHEDULE TO LETTER OF CREDIT

FORM OF DEMAND

To:	[Issuing Bank]

[Date]

Dear Sirs

Standby Letter of Credit no. [                   ] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.                                       We certify that the sum of [                   ] is due [and has remained unpaid for at least [                   ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [                   ].

2.                                       Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                 The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[Beneficiary]

SCHEDULE 10

FORM OF BANK GUARANTEE

To:	[Beneficiary]

Date: [                   ]

Dear Sirs

Irrevocable Guarantee No. [                   ]

1.                                       In this letter:

“Borrower” means [details].

“Business Day” means a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for dealings in London.

“Expiry Date” means [details].

“Facility” means [details].

“Issuer” means [details of lssuing Bank].

“Payment Date” means the date for payment of a demand being [details - minimum 5] Business Days after the date of receipt of demand.

2.                                       In consideration of your agreeing to make available the Facility the Issuer irrevocably and unconditionally guarantees to you on receipt of written demand, the payment and discharge by the Borrower of all amounts payable or expressed to be payable to you pursuant to the Facility. This guarantee is given subject as follows:

(a)                                  any demand made hereunder shall be made in writing addressed to the Issuer or its offices at [details] (Attention: [details]) in the form provided in Appendix A;

(b)                                 the maximum aggregate liability of the Issuer hereunder (inclusive of all principal, interest, costs and expenses) is [$/€/£/other]; and

(c)                                  no demand may be made hereunder after the Expiry Date and only 1 demand may be made hereunder.

3.                                       Any payment made hereunder shall be made on the Payment Date in [currency] by payment to the account of the Beneficiary specified in the demand.

4.                                       This guarantee is not assignable or transferable in whole or in part.

5.                                       This guarantee shall be governed by English law and the courts of England shall have exclusive jurisdiction.

Yours faithfully

for and on behalf of
[name of lssuing Bank]

APPENDIX TO BANK GUARANTEE

[HEADED NOTEPAPER OF BENEFICIARY]

To:	[ ]

From:	[ ]

Bank Guarantee Ref. No. [                   ] (the “Bank Guarantee”)

We refer to the Bank Guarantee. Terms defined in the Bank Guarantee and not otherwise defined herein bear the same meaning herein.

We certify that:

(a)                                  we have provided the Facility to the Borrower on the terms and conditions approved by you at the time of issue of the Bank Guarantee;

(b)                                 the terms of the Facility are the same as those prevailing at the time of issue of the Bank Guarantee (or, to the extent that they are not, any amendments thereto have been approved by you);

(c)                                  an aggregate amount (the “Payment Amount”) of [                   ] (comprising [                   ] of principal and [                   ] of interest and/or other charges) fell due for payment in [                   ] by [                   ] on [                   ] and remains due and unpaid at the date of this letter.

Accordingly, we hereby request payment under the Bank Guarantee of the Payment Amount. Payment is to be made to our account (A/C No. [                   ]) with [                   ] at [                   ].

Yours faithfully

for and on behalf of [Beneficiary]

SIGNATURE PAGE

The Company

By:	/s/ GRAHAM WRIGLEY

By:	/s/ ANDREW SILLITOE

Address:	10 Upper Bank Street

London

E14 5JJ

Fax No:	+44 (0)20 7600 5555

Attention:	Company secretaries (with a copy to Mr Matthew Layton)

Newco

By:	/s/ GRAHAM WRIGLEY

By:	/s/ ANDREW SILLITOE

Address:	10 Upper Bank Street

London

E14 5JJ

Fax No:	+44 (0)20 7600 5555

Attention:	Company secretaries (with a copy to Mr Matthew Layton)

The Mandated Lead Arrangers

Barclays Capital

By:	/s/ FRASER McPHAIL

Address:	5 The North Colonnade
Canary Wharf
London
E14 4BB

Fax No:	020 7773 1840

Attention:	Mark Pope

Credit Suisse First Boston

By:	/s/ PETER BACON, JAMES AMINE

Address:	One Cabot Square
London
E14 4QJ

Fax No:	020 7888 4155

Attention:	Kamlesh Vara

The Royal Bank of Scotland plc

By:	/s/ JOHN ELDER

Address:	7th Floor
135 Bishopsgate
London
EC2M 3UR

Fax No:	020 7375 5265

Attention:	John Elder

The Bookrunners

Barclays Capital

By:	/s/ FRASER McPHAIL

Address:	5 The North Colonnade
Canary Wharf
London
E14 4BB

Fax No:	020 7773 1840

Attention:	Mark Pope

Credit Suisse First Boston

By:	/s/ PETER BACON, JAMES AMINE

Address:	One Cabot Square
London
E14 4QJ

Fax No:	020 7888 4155

Attention:	Kamlesh Vara

The Royal Bank of Scotland plc

By:	/s/ JOHN ELDER

Address:	7th Floor
135 Bishopsgate
London
EC2M 3UR

Fax No:	020 7375 5265

Attention:	John Elder

The Original Lenders

Barclays Bank PLC

By:	/s/ FRASER McPHAIL

Address:	5 North Colonnade
Canary Wharf
London
E14 5BB

Fax No:	020 7773 1840

Attention:	Mark Pope

Credit Suisse First Boston

By:	/s/ PETER BACON, JAMES AMINE

Address:	One Cabot Square
London
E14 4QJ

Fax No:	020 7888 8125

Attention:	Loan Services Group

The Royal Bank of Scotland plc

By:	/s/ JOHN ELDER

Address:	7th Floor
135 Bishopsgate
London
EC2M 3UR

Fax No:	020 7375 5265

Attention:	John Elder

The Agent

Barclays Bank PLC

By:	/s/ FRASER McPHAIL

Address:	5 North Colonnade
Canary Wharf
London
E14 5BB

Fax No:	020 7773 4893

Attention:	Frank Rogers

The Security Trustee

Barclays Bank PLC

By:	/s/ FRASER McPHAIL

Address:	5 North Colonnade
Canary Wharf
London
E14 5BB

Fax No:	020 7773 4893

Attention:	Frank Rogers

The Issuing Bank

Barclays Bank PLC

By:	/s/ FRASER McPHAIL

Address:	5 North Colonnade
Canary Wharf
London
E14 5BB

Fax No:	020 7773 4893

Attention:	Frank Rogers